Filed Pursuant to Rule 424(b)(3)
Registration Number 333-104352

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION) ISSUED APRIL 7, 2004

(To Prospectus dated January 14, 2004)
€200,000,000

            % SENIOR SUBORDINATED NOTES DUE 2014

Interest payable on              and

We may redeem any of the notes beginning on               , 2009. The initial redemption price is           % of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after                 , 2012. In addition, before               , 2009, we may redeem up to 35% of the notes at a redemption price of           % of their principal amount, plus accrued interest, using the proceeds from sales of certain kinds of capital stock. Each holder of the notes also may require us to redeem the notes upon a change of control at 101% of their principal amount, plus accrued interest.

The notes will be unsecured and will rank equally with our other unsecured senior subordinated indebtedness. The notes will be junior to all of our senior indebtedness, including senior secured indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries.

For a more detailed description of the notes, see “Description of the Notes” beginning on page S-60.

We have filed an application to list the notes on the Luxembourg Stock Exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and page 7 of the prospectus.

PRICE             % AND ACCRUED INTEREST, IF ANY

	Price to	Underwriting Discounts
	Public	and Commissions	Proceeds to Us

Per Note	%	%		%
Total	€	€	€

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers on April      , 2004.

MORGAN STANLEY	BEAR, STEARNS INTERNATIONAL LIMITED

TOKYO-MITSUBISHI INTERNATIONAL PLC

                                      RABO SECURITIES USA, INC.
                                                       SUNTRUST ROBINSON HUMPHREY
HSBC
APRIL      , 2004

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

United Kingdom

      We have not authorized any offer of the Notes being offered pursuant to this prospectus supplement to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulation 1995, as amended (the “Regulations”). Notes may not lawfully be offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of the Regulations or otherwise in compliance with all applicable provisions of the Regulations.

      This document is for distribution only to persons who (i) are outside the United Kingdom, (ii) have professional experience in matters relating to investments, (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) or Article 60 (“participation in employee share schemes”) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (as amended) or (iv) are persons to whom this document may otherwise lawfully be issued or passed on to (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

The Netherlands

      The Notes being offered pursuant to this prospectus supplement shall not be offered, transferred or sold in the Netherlands to any person other than to natural or legal persons who trade or invest in securities in the conduct of their profession or trade within the meaning of section 2 of the Exemption Regulation pursuant to The Netherlands Securities Market Supervision Act 1995 (“Vrijstellingsregeling Wet toezicht effectenverkeer 1995”), which includes banks, securities intermediaries (including dealers and brokers), insurance companies, central governments, large international and supernational institutions, pension funds, other institutional investors and commercial enterprise which, as an ancillary activity, regularly invest in securities in the conduct of a business or a profession.

Belgium

      We have not authorized any offer of the Notes being offered pursuant to this prospectus supplement to the public in Belgium. The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been notified to, and the prospectus supplement or any other offering material relating to the shares of common stock has not been approved by, the Belgium Banking and Finance Commission (“Commission Bancaire et Financiere”/“Commische voor het Bank-en-Financiewezer”). Accordingly, the offering may not be advertised and we will not offer, sell, resell, transfer or deliver, the Notes, and we have not distributed, directly or indirectly, to any individual or legal entity in Belgium other than: (i) investors required to invest a minimum of €250,000 (per investor and per transaction); (ii) institutional investor as defined in Article 3, 28, of Belgian Royal Decree of 7 July 1999 on the public character of financial transactions, acting for their own account; and (iii) persons for which the acquisition of the Notes subject to the offering is necessary to enable them to exercise their professional activity.

Switzerland

      The Notes being offered pursuant to this prospectus supplement will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations. AGCO has not applied for a listing of the Notes being offered pursuant to this prospectus supplement on the SWX Swiss Exchange or on any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SWX Swiss Exchange.

Stabilization

      In connection with this issue, Morgan Stanley & Co. International Limited or any person acting for it may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period. However, there is no obligation on Morgan Stanley & Co. International Limited or any agent of its to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the Notes. The second part is the accompanying prospectus, which is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in the accompanying prospectus in one or more offerings up to a total dollar amount of $700,000,000. The accompanying prospectus contains a description of the Notes and it gives more general information, some of which will not apply to the Notes.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If the information in this prospectus supplement varies from the information contained or incorporated by reference in the accompanying prospectus, you should rely on the information in the document with the latest date on its cover page. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not offering the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference is accurate as of any date other than the date indicated on the cover page of the documents. You should read both this prospectus supplement and the accompanying prospectus, including the additional information incorporated by reference, in making your investment decision. See the “Where You Can Find More Information” section in this prospectus supplement.

      Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “AGCO,” “we,” “us,” “our” or similar references mean AGCO Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      We file reports, proxy statements and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants like us that file electronically. Reports, proxy statements and other information concerning us also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also maintain an internet site at www.agcocorp.com that contains information concerning us and our affiliates. The information at our internet site is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

Incorporation by Reference

      We incorporate by reference into this prospectus supplement the following documents that we have filed with the SEC (SEC File No. 1-12930):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Our proxy statement relating to our Annual Meeting of Stockholders to be held on April 22, 2004 (other than the material contained under the headings “Audit Committee Report,” “Compensation Committee Report on Executive Compensation” and “Performance Graph”);

•	Our Current Reports on Form 8-K dated January 7, 2004, January 8, 2004, March 24, 2004 and April 5, 2004; and

•	The description of our common stock contained in our Registration Statement on Form 8-A dated March 17, 1992, as amended by Amendment No. 1 on Form 8-A/A dated August 19, 1999.

      We also are incorporating by reference the documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and the termination of the offering of the Notes. In no event, however, will any of the information that we disclose under Item 9 or Item 12 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise be a part of, this prospectus supplement or the accompanying prospectus.

      We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Investor Relations

AGCO Corporation
4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200

      In addition, copies of these documents, as well as the exhibits to the Registration Statement of which this prospectus supplement is a part (including the indenture that will govern the Notes), will also be available free of charge at the office of The Bank of New York, our listing agent in Luxembourg. To the extent required by the rules of the Luxembourg Stock Exchange, we or the trustee will publish notices to investors in a daily newspaper in Luxembourg, which we expect to be the Luxemburger Wort.

PROSPECTUS SUPPLEMENT SUMMARY

      This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in the Notes. Before investing in the Notes, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section contained in this prospectus supplement, as well as the consolidated financial statements and related notes and the other information incorporated by reference in these documents.

Our Company

      We are the third largest manufacturer and distributor of agricultural equipment and related replacement parts in the world based on annual net sales. We sell a full range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment and implements and a line of diesel engines. Our products are widely recognized in the agricultural equipment industry and are marketed under a number of brand names, including: AGCO®, AgcoAllis®, AgcoStar®, Ag-Chem®, Challenger®, Farmhand®, Fendt®, Fieldstar®, Gleaner®, Glencoe®, Hesston®, Lor*Al®, Massey Ferguson®, New Idea®, RoGator®, SisuDieselTM, Soilteq™, Spra-Coupe®, Sunflower®, Terra-Gator®, Tye®, Valtra®, White® and Willmar®. We distribute most of our products through a combination of approximately 9,200 independent dealers and distributors, associates and licensees in more than 140 countries. In addition, we provide retail financing in North America, the United Kingdom, France, Germany, Ireland and Brazil through our finance joint ventures with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., which we refer to as “Rabobank.”

      For the year ended December 31, 2003, our total revenues, income from operations and net income were $3.5 billion, $183.5 million and $74.4 million, respectively. For the ten-year period ended December 31, 2003, our revenues and income from operations increased at compound annual growth rates of 19.4% and 14.4%, respectively. This growth in revenues and income from operations resulted primarily from our ability to leverage strategic acquisitions to strengthen our market positions in several new markets throughout North America, South America, Western Europe and the rest of the world and achieve significant cost savings and efficiencies, as discussed below.

      Since our formation in June 1990, we have grown substantially through a series of over 20 acquisitions. We have been able to expand and strengthen our independent dealer network, introduce new tractor product lines and complementary non-tractor products in new markets and expand our replacement parts business to meet the needs of our customers. A recent example of this strategy was our acquisition of the Valtra tractor and diesel engine operations of Kone Corporation, a Finnish company, which we refer to as “Kone.” As described in greater detail below, the acquisition provides us with access to Valtra’s Nordic and Latin American customers as well as a quality source of engines that can be used with several of our existing product lines. Further, in 2002, we acquired the design, assembly and marketing of Caterpillar’s new Challenger MT Series track tractor line and gained access to the Caterpillar distribution network on a worldwide basis. We expanded the Challenger product line to include wheeled tractors, combines and hay equipment in order to provide a full line of Challenger branded products to the Caterpillar dealers to broaden their equipment offerings and enhance their competitive position.

      As part of our acquisition strategy, we also identify areas of our business in which we can decrease excess capacity and eliminate duplication in administrative, sales, marketing and production functions. Since 1991, we have completed several restructuring initiatives in which we have relocated production to more efficient facilities, closed ten manufacturing facilities and reduced operating expenses. Further, we have achieved significant cost savings and efficiencies by eliminating duplicative administrative, sales and marketing functions, increasing manufacturing plant utilization and engineering common product platforms for certain products.

Valtra Acquisition

      On January 5, 2004, we acquired the Valtra tractor and diesel engine operations of Kone for €600.6 million net of approximately €21.4 million cash acquired (or approximately $755.9 million net), subject to customary closing adjustments. Valtra is a global tractor and off-road engine manufacturer with market leadership positions in the Nordic region of Europe and Latin America. Valtra is known for its strong engineering and technical skills in tractor and diesel engine manufacturing, which allow it to produce high-quality products in an efficient and expedited manner. In addition, Valtra has a unique and highly effective direct sales network in certain markets which, together with Valtra’s “made to order” manufacturing process, has allowed it to achieve significant market share in its core markets. For the year ended December 31, 2003, Valtra’s total revenues, income from operations and net loss were $962.4 million, $38.6 million and $18.7 million, respectively.

      We believe that the Valtra acquisition provides several strategic and financial opportunities for us. These opportunities include access to Valtra’s Nordic and Latin American customers, a world class research and development department and a quality source of engines that can be used with several of our existing product lines. We expect the Valtra business to benefit from access to our worldwide customer base and strong dealer network and access to our other products and technology. We also have identified a number of areas where we believe we can achieve technology, supply and distribution efficiencies in operating the combined companies.

      We completed the initial funding of the purchase price of Valtra using $100.0 million borrowed under an interim bridge loan facility provided by Rabobank and Morgan Stanley Senior Funding, Inc., €100.0 million borrowed under a multi-currency revolving credit facility, $300.0 million borrowed under a United States dollar denominated term loan facility and €120.0 million borrowed under a Eurodollar denominated term loan facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources” for more information on these sources of funding. We paid the balance of the purchase price with available cash on hand from AGCO, a portion of which was raised from the issuance of $201.3 million principal amount of 1 3/4% convertible senior subordinated notes due 2033. We intend to use the proceeds from the offering of our common stock, discussed below, to repay the $100.0 million interim bridge loan facility, to repay portions of our revolving credit facility and term loan facilities and to pay related fees and expenses.

Offering of Common Stock

      On April 1, 2004, we agreed to sell 12,800,000 shares of our common stock in an underwritten public offering and, on April 5, 2004, the underwriters exercised their option to purchase 1,920,000 additional shares to cover over-allotments. We expect to receive net proceeds of $299.6 million from the common stock offering.

      We anticipate using the net proceeds from the common stock offering to repay the interim bridge loan facility used to fund a portion of the Valtra purchase price, to repay portions of our $300.0 million multi-currency revolving credit facility, to repay portions of our $300.0 million United States dollar denominated term loan and portions of our €120.0 million Euro denominated term loan, and to pay related fees and expenses.

      The address of our principal executive offices is 4205 River Green Parkway, Duluth, Georgia 30096, and our telephone number is (770) 813-9200. Our internet site is www.agcocorp.com. Information contained on our internet site is not incorporated by reference into this prospectus supplement or the accompanying prospectus. You should not consider information contained on our internet site to be a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

      For a more complete description of the terms of the Notes, see “Description of the Notes.”

Issuer	AGCO Corporation.

Notes Offered	€200,000,000 aggregate principal amount of % Senior Subordinated Notes due 2014.

Maturity Date	, 2014

Interest Payment Dates	Semi-annually, payable on and of each year, commencing , 2004.

Ranking	The Notes will be our general, unsecured senior obligations and are subordinated in right of payment to our 9 1/2% Senior Notes, Indebtedness under our existing credit facility and any of our existing and future senior indebtedness. As of December 31, 2003, after giving effect to this offering, the acquisition of Valtra, the refinancing of our bank debt, and the common stock offering, our senior indebtedness was approximately $263.0 million. The Notes will effectively be subordinated to the creditors of our subsidiaries. As of December 31, 2003, after giving effect to this offering, the acquisition of Valtra, the refinancing of our bank debt and the common stock offering, the liabilities of our restricted subsidiaries (other than borrowings under the existing credit facility and intercompany indebtedness) were approximately $1.5 billion. The Notes will rank pari passu with all of our existing and future senior subordinated indebtedness, including our 1 3/4% Convertible Senior Subordinated Notes due 2033 and senior to all of our existing and future Indebtedness that is subordinated to the Notes. As of December 31, 2003, after giving effect to this offering, the acquisition of Valtra, the refinancing of our bank debt and the common stock offering, Indebtedness that will be pari passu with the Notes was approximately $201.3 million.

Optional Redemption	On or after , 2009, we may redeem the Notes, in whole or in part, initially at % of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, at any time on or after , 2012.

In addition, before , 2009, we may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount, plus accrued interest plus a make-whole premium. Before , 2007, we may also redeem up to 35% of the Notes using the proceeds from sales of certain kinds of capital stock. See “Description of the Notes — Optional Redemption.”

Change of Control	If we experience a change of control, subject to certain conditions, we must offer holders of the Notes the opportunity to sell us their notes at 101% of the principal amount, plus accrued and unpaid interest to the date of purchase. See “Description of the Notes — Repurchase of Notes upon a Change of Control.”

Restrictive Covenants	The indenture governing the Notes will contain covenants that limit our ability and that of our restricted subsidiaries to, among other things:

• incur additional indebtedness;

• incur certain senior subordinated indebtedness;

• pay dividends or make distributions or certain other restricted payments;

• create restrictions on the payment of dividends or other amounts to us by our Restricted Subsidiaries;

• issue or sell capital stock of restricted subsidiaries;

• guarantee indebtedness;

• enter into transactions with stockholders or affiliates;

• create liens;

• sell assets;

• engage in sale-leaseback transactions; and

• enter into certain mergers and consolidations.

These covenants will be subject to a number of important exceptions and qualifications. See “Description of the Notes — Covenants.”

Redemption for Certain Changes In Tax Laws	We may redeem the Notes, in whole, but not in part, at any time at a price equal to the principal amount, together with accrued and unpaid interest, if we have or will become obligated to pay certain additional amounts as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any relevant taxing jurisdiction, or any change in the application or official interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the issue date of the outstanding Notes.

Sinking Fund	None.

Listing	We have filed an application to list the Notes on the Luxembourg Stock Exchange.

Use of Proceeds	We expect to use the net proceeds of this offering along with our cash to redeem $250.0 million principal amount of our outstanding 8 1/2% senior subordinated notes.

RISK FACTORS

      You should carefully consider all of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion under the caption “Risk Factors” before investing in the Notes.

AGCO SUMMARY FINANCIAL DATA

      The summary information set forth below is not necessarily indicative of our results of future operations and should be read in conjunction with “Capitalization,” “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our financial statements and related notes and the other information included elsewhere or incorporated by reference in this prospectus supplement.

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(in millions, except per share data and ratios)
Operating Data:
Net sales	$2,440.9	$2,341.2	$2,545.9	$2,922.7	$3,495.3
Gross profit	362.2	381.7	439.2	531.8	616.4
Income from operations	40.6	65.8	96.7	104.0	183.5
Net income (loss)	$(11.5)	$3.5	$22.6	$(84.4)	$74.4
Net income (loss) per common share—diluted	$(0.20)	$0.06	$0.33	$(1.14)	$0.98
Weighted average shares outstanding—diluted	58.7	59.7	68.5	74.2	75.6
Dividends declared per common share	$0.04	$0.04	$0.01	$—	$—
Other Financial Data:
EBITDA(1)	$117.4	$119.1	$163.9	$155.4	$246.9
Ratio of earnings to fixed charges(2)	—	—	1.4	1.5	2.5
Net cash provided by (used in):
Operating activities	$233.7	$174.4	$225.4	$73.2	$88.0
Investing activities	(20.6)	(69.7)	(180.8)	(100.6)	(57.8)
Financing activities	(207.1)	(109.7)	(26.9)	32.5	77.0
Depreciation and amortization	67.7	62.9	67.8	49.2	60.5
Capital expenditures	44.2	57.7	39.3	54.9	78.7
Interest expense, gross	71.4	60.3	72.1	66.7	70.7
Dividends from affiliates	12.9	9.7	14.6	11.0	16.6

	As of December 31,

	2002	2003

	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$34.3	$147.0
Working capital	599.4	755.4
Total assets	2,349.0	2,839.4
Total long-term debt, excluding current portion	636.9	711.1
Stockholders’ equity	717.6	906.1

(1)	The amounts for EBITDA are reconciled with net income (loss) in footnote (2) to the table in the “Selected Consolidated Financial Data” section of this prospectus supplement.
(2)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and distributed earnings of less-than-50%-owned affiliates, plus fixed charges. Fixed charges consist of interest costs (whether expensed or capitalized), amortization of debt issuance costs and an estimate of the interest cost in rental expense. The deficiency of the earnings to fixed charges was $19.2 million in 1999 and $4.2 million in 2000.

VALTRA SUMMARY FINANCIAL DATA

      The financial information regarding Valtra set forth below and included elsewhere or incorporated by reference in this prospectus supplement was provided to us by Kone and was prepared in accordance with U.S. GAAP. The predecessor and successor periods below refer to the periods in 2002 that preceded and followed Kone’s acquisition of Valtra. This information is not necessarily indicative of Valtra’s results of future operations and should be read in conjunction with Valtra’s financial statements and related notes and the other information included elsewhere or incorporated by reference in this prospectus supplement.

		Year Ended December 31, 2002
	Year
	Ended	January 1, 2002	August 1, 2002	Year
	December	to	to	Ended
	31,	July 31, 2002	Dec. 31, 2002	December 31,
	2001	(Predecessor)	(Successor)	2003

	(in millions)
Operating Data:
Net sales	$612.9	$386.6	$315.6	$962.4
Gross profit	106.4	67.5	56.9	172.6
Income from operations	21.1	20.1	15.0	38.6
Net income (loss)	9.9	12.4	53.8	(18.7)

As of
December 31,
2003

(in millions)
Balance Sheet Data:
Cash and cash equivalents	$159.2
Working capital	143.1
Total assets	999.2
Total long-term debt, excluding current portion	0.9
Shareholders’ equity	505.1

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

      The summary information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with “Capitalization,” “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical and pro forma financial statements and related notes and the other information included elsewhere or incorporated by reference in this prospectus supplement. The pro forma and pro forma as adjusted operating data give effect to the transactions described in the notes below as if they occurred as of January 1, 2003, and the pro forma and pro forma as adjusted balance sheet data give effect to the transactions described in the notes below as if they occurred on December 31, 2003.

	Year Ended December 31, 2003

			Pro Forma
	Actual	Pro Forma	as Adjusted
	(1)	(2)	(3)

	(in millions, except per share data)
Operating Data:
Net sales	$3,495.3	$4,446.2	$4,446.2
Gross profit	616.4	783.9	783.9
Income from operations	183.5	222.5	222.5
Net income	$74.4	$85.0	$88.0
Net income per common share— diluted	$0.98	$0.94	$0.97
Weighted average shares outstanding— diluted	75.6	90.3	90.3
EBITDA(4)	$246.9	$310.2	$310.2

		Pro Forma
	Pro Forma	as Adjusted
	as of	as of
	December 31,	December 31,
	2003(2)	2003(3)

	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$—	$—
Working capital	721.0	721.0
Total assets	3,697.1	3,700.4
Total long-term debt, excluding current portion	1,044.6	1,049.5
Stockholders’ equity	1,204.7	1,203.1

(1)	Amounts reflect AGCO’s financial data only.

(2)	Amounts reflect the combined financial data of AGCO and Valtra on a pro forma basis as adjusted to reflect the receipt of the net proceeds from our offering of our common stock and the application of such proceeds to repay amounts outstanding under our $100.0 million interim bridge loan facility, and to repay portions of our $300.0 million multi-currency revolving credit facility, our $300.0 million United States dollar denominated term loan facility and our €120.0 million Eurodollar denominated term loan facility and to pay related fees and expenses.

(3)	Amounts reflect the combined financial data of AGCO and Valtra on a pro forma basis as adjusted to further reflect the net proceeds of the common stock offering and the application thereof as discussed in Note 2 above and receipt of the net proceeds from this offering of the Notes and the application of such proceeds to redeem approximately $247.0 million principal amount of our outstanding 8 1/2% senior subordinated notes due 2006. The remaining balance of the senior subordinated notes will be redeemed with cash.

(footnotes continued on next page)

(4)	Reconciliation of EBITDA to net income is as follows:

	Year Ended December 31, 2003

			Pro Forma
	Actual	Pro Forma	As Adjusted
	(1)	(2)	(3)

Net income	$74.4	$85.0	$88.0
Interest expense, gross	70.7	88.2	83.5
Income taxes	41.3	50.7	52.4
Depreciation and amortization	60.5	86.3	86.3

EBITDA	$246.9	$310.2	$310.2

RISK FACTORS

      Investing in the Notes involves risks. In deciding whether to invest in the Notes, you should carefully consider the following risk factors, in addition to the other information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of the Notes could decline and you may lose all or part of your investment.

Risks Relating to Our Business

Our financial results depend heavily upon the agricultural industry, and factors that adversely affect the agricultural industry generally will adversely affect our results of operations and financial condition.

      Our success depends heavily on the vitality of the agricultural industry. Historically, the agricultural industry, including the agricultural equipment business, has been cyclical and subject to a variety of economic factors, governmental regulations and legislation, and weather conditions. Sales of agricultural equipment generally are related to the health of the agricultural industry, which is affected by farm income and debt levels, farm land values, and farm cash receipts, all of which reflect levels of commodity prices, acreage planted, crop yields, demand, government policies and government subsidies. Sales also are influenced by economic conditions, interest rate and exchange rate levels, and the availability of retail financing. Trends in the industry, such as farm consolidations, may affect the agricultural equipment market. In addition, weather conditions, such as heat waves or droughts, and pervasive livestock diseases can affect farmers’ buying decisions. Downturns in the agricultural industry due to these and other factors are likely to result in decreases in demand for agricultural equipment, which could adversely affect our sales, growth, results of operations and financial condition. During previous downturns in the farm sector, we experienced significant and prolonged declines in sales and profitability, and we expect our business to remain subject to similar market fluctuations in the future.

Our success depends on the introduction of new products, which will require substantial expenditures.

      Our long-term results depend upon our ability to introduce and market new products successfully. The success of our new products will depend on a number of factors, including:

•	customer acceptance;

•	the efficiency of our suppliers in providing component parts;

•	the economy;

•	competition; and

•	the strength of our dealer networks.

      As both we and our competitors continuously introduce new products or refine versions of existing products, we cannot predict the level of market acceptance or the amount of market share our new products will achieve. Any manufacturing delays or problems with our new product launches could adversely affect our operating results. We have experienced delays in the introduction of new products in the past, and we cannot assure you that we will not experience delays in the future. In addition, introducing new products could result in a decrease in revenues from our existing products. Consistent with our strategy of offering new products and product refinements, we expect to continue to use a substantial amount of capital for further product development and refinement. We may need more capital for product development and refinement than is available to us, which could adversely affect our business, financial condition or results of operations.

Rationalization of manufacturing facilities may cause production capacity constraints and inventory fluctuations, which could adversely affect our results of operations and financial condition.

      The rationalization of our manufacturing facilities has at times resulted in, and similar rationalizations in the future may result in, temporary constraints upon our ability to produce product quantities necessary to fill orders and thereby complete sales in a timely manner. A prolonged delay in our ability to fill orders on a timely basis could affect customer demand for our products and increase the size of our product inventories, causing future reductions in our manufacturing schedules and adversely affecting our results of operations. For example, we recently transferred a portion of our production from our Coventry, England facility to our Beauvais, France facility. After this transfer, several suppliers to the Beauvais facility were unable to supply necessary components and parts in a timely manner. As a result, we were not able to meet our manufacturing and sales objectives for products produced at that facility and recently temporarily reduced our manufacturing targets to address these issues. Moreover, our continuous development and production of new products will often involve the retooling of existing manufacturing facilities. This retooling may limit our production capacity at certain times in the future, which could adversely affect our results of operations and financial condition.

We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed or by us to promptly address supplier issues will adversely impact our ability to timely and efficiently manufacture and sell products.

      Our products include components and parts manufactured by others. As a result, our ability to timely and efficiently manufacture existing products, to introduce new products and to shift manufacturing of products from one facility to another depends on the quality of these components and parts and the timeliness of their delivery to our facilities. At any particular time, we depend on many different suppliers and the failure by one or more of our suppliers to perform as needed will result in fewer products being manufactured, shipped and sold. If the quality of the components or parts provided by our suppliers is less than required and we do not recognize that failure prior to the shipment of our products, we will incur higher warranty costs. The timely supply of component parts for our products also depends on our ability to manage our relationships with suppliers, to identify and replace suppliers that have failed to meet our schedules or quality standards, and to monitor the flow of components and accurately project our needs. In addition, there is substantial steel content in most of the parts that we obtain from our suppliers or manufacture ourselves. Recently, steel prices have increased dramatically. It is not clear how this increase will impact either our suppliers or us, including, in particular, whether we can effectively pass through any increase in cost to customers.

We have significant international operations and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

      For the year ended December 31, 2003, we derived approximately $2.3 billion or 66.3% of our revenues from sales outside North America. In addition, substantially all of Valtra’s sales are outside North America. The primary foreign countries in which we do business are Germany, Finland, France, Brazil and the United Kingdom. In addition, we have significant manufacturing operations in Finland, France, Germany, Brazil and Denmark. Our results of operations and financial condition may be adversely affected by the laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies of the foreign countries in which we conduct business. Some of our international operations also are subject to various risks that are not present in domestic operations, including restrictions on dividends and the repatriation of funds. Foreign developing markets may present special risks, such as unavailability of financing, inflation, slow economic growth and price controls.

      Domestic and foreign political developments and government regulations and policies directly affect the international agricultural industry, which affects the demand for agricultural equipment. If demand for agricultural equipment declines, our sales, growth, results of operations and financial condition may be adversely affected. The application, modification or adoption of laws, regulations, trade agreements or policies adversely affecting the agricultural industry, including the imposition of import and export duties and quotas, expropriation and potentially burdensome taxation, could have an adverse effect on our business. The ability of our international customers to operate their businesses and the health of the agricultural industry in general are affected by domestic and foreign government programs that provide economic support to farmers. As a result, farm income levels and the ability of farmers to obtain advantageous financing and other protections would be reduced to the extent that any such programs are curtailed or eliminated. Any such reductions would likely result in a decrease in demand for agricultural equipment. For example, a decrease or elimination of current price protections for commodities or of subsidy payments for farmers in the European Union, the United States, Brazil or elsewhere in South America could negatively impact the operations of farmers in those regions, and, as a result, our sales may decline if these farmers delay, reduce or cancel purchases of our products.

We are subject to currency exchange rate fluctuations and interest rate changes, which could adversely affect our financial performance.

      We conduct operations in many areas of the world involving transactions denominated in a variety of currencies. Our production costs, profit margins and competitive position are affected by the strength of the currencies in countries where we manufacture or purchase goods relative to the strength of the currencies in countries where our products are sold. In addition, we are subject to currency exchange rate risk to the extent that our costs are denominated in currencies other than those in which we earn revenues and to risks associated with translating the financial statements of our foreign subsidiaries from local currencies into United States dollars. Similarly, changes in interest rates affect our results of operations by increasing or decreasing borrowing costs and finance income. Our most significant transactional foreign currency exposures are the Euro, Brazilian real and the Canadian dollar in relation to the United States dollar. Where naturally offsetting currency positions do not occur, we attempt to manage these risks by hedging some, but not all, of our exposures through the use of foreign currency forward exchange contracts. As with all hedging instruments, there are risks associated with the use of foreign currency forward exchange contracts, interest rate swap agreements and other risk management contracts. While the use of such hedging instruments provides us with protection from certain fluctuations in currency exchange and interest rates, we potentially forego the benefits that might result from favorable fluctuations in currency exchange and interest rates. In addition, any default by the counterparties to these transactions could adversely affect us. Despite our use of financial hedging transactions, we cannot assure you that currency exchange rate or interest rate fluctuations will not adversely affect our results of operations, cash flow, financial condition or the price of our common stock.

We are subject to extensive environmental laws and regulations, and our costs related to compliance with, or our failure to comply with, existing or future laws and regulations could adversely affect our business and results of operations.

      We are subject to increasingly stringent environmental laws and regulations in the countries in which we operate. These regulations govern, among other things, emissions into the air, discharges into water, the use, handling and disposal of hazardous substances, waste disposal and the remediation of soil and groundwater contamination. Our costs of complying with these or any other current or future environmental regulations may be significant. For example, the European Union and the United States have adopted more stringent environmental regulations regarding emissions into the air. As a result, we will likely incur increased capital expenses to modify our products to comply with these regulations. Further, we may experience production delays if we or our suppliers are unable to design and manufacture components for our products that comply with environmental standards established by regulators. For example, our engine suppliers are subject to air quality standards, and production at our facilities could be impaired if these suppliers are unable to timely respond to any changes in environmental laws and regulations affecting engine emissions. Compliance with environmental and safety regulations has added and will continue to add to the cost of our products and increase the capital-intensive nature of our business. We cannot assure you that we will not be adversely impacted by costs, liabilities or claims with respect to our operations under existing laws or those that may be adopted in the future. If we fail to comply with existing or future laws and regulations, we may be subject to governmental or judicial fines or sanctions and our business and results of operations could be adversely affected.

Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws may subject us to greater risks of work interruption or stoppage and could cause our costs to be higher.

      Most of our employees, principally at our manufacturing facilities, are represented by collective bargaining agreements with contracts that expire on varying dates. Several of our collective bargaining agreements are of limited duration and, therefore, must be re-negotiated frequently. As a result, we could incur significant administrative expenses associated with union representation of our employees. Furthermore, we are at greater risk of work interruptions or stoppages than non-unionized companies, and any work interruption or stoppage could significantly impact the volume of goods we have available for sale. In addition, collective bargaining agreements and labor laws may impair our ability to reduce our labor costs by streamlining existing manufacturing facilities and in restructuring our business because of limitations on personnel and salary changes and similar restrictions.

We have significant pension obligations with respect to our employees.

      A portion of our active and retired employees participates in defined benefit pension plans under which we are obligated to provide prescribed levels of benefits regardless of the value of the underlying assets, if any, of the applicable pension plan. If our obligations under a plan are unfunded or underfunded, we will have to use cash flow from operations and other sources to pay our obligations either as they become due or over some shorter funding period. As of December 31, 2003, we had approximately $232.0 million in unfunded or underfunded obligations related to our pension and other post-retirement health care benefits. For a discussion of litigation that currently is pending in connection with our United Kingdom pension obligations, see “Business — Legal Proceedings.”

Securities and derivative litigation recently has been filed against us and our directors.

      On February 5, 2004, we announced that we had received an informal inquiry from the SEC regarding various accounting policies. On March 10, 2004, the SEC informed us that it had terminated its inquiry. However, as a result of the announcement of the inquiry, five putative class action complaints were filed against AGCO and our chief executive and chief financial officers. In addition, a derivative action was filed that names our directors as defendants as well. See “Business — Legal Proceedings” for a more complete description. We do not believe that these cases have merit and intend to defend against them. In addition, we maintain director and officer insurance that should provide coverage up to the policy limits of the insurance. However, if we do not prevail, an award of damages that exceeds the coverage available under our insurance could adversely affect our business and our financial condition.

The agricultural equipment industry is highly seasonal, and seasonal fluctuations may adversely affect our quarterly results of operations, cash flows and financial condition.

      The agricultural equipment business is highly seasonal, which causes our quarterly results to fluctuate during the year. December is typically our largest month for retail sales because our customers purchase a higher volume of our products at year end with funds from their completed harvests and when dealer incentives are greatest. In addition, farmers purchase agricultural equipment in the Spring and Fall in conjunction with the major planting and harvesting seasons. Our net sales and income from operations have historically been the lowest in the first quarter and have increased in subsequent quarters as dealers increase inventory in anticipation of increased retail sales in the third and fourth quarters.

We face intense competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we could lose customers and our revenues and profitability may decline.

      The agricultural equipment business is highly competitive, particularly in North America, Europe and Latin America. We compete with several large national and international companies that, like us, offer a full line of agricultural equipment. We also compete with numerous short-line and specialty manufacturers and suppliers of farm equipment products. Our two key competitors, Deere & Co. and CNH Global, are substantially larger than we are and have greater financial and other resources. In addition, in some markets, we compete with smaller regional competitors with significant market share in a single country or group of countries. We cannot assure you that these competitors will not substantially increase the resources devoted to the development and marketing, including discounting, of products that compete with our products. If we are unable to compete successfully against other agricultural equipment manufacturers, we could lose customers and our revenues and profitability may decline. There also can be no assurances that consumers will continue to regard our agricultural equipment favorably, and we may be unable to develop new products that appeal to consumers or unable to continue to compete successfully in the agricultural equipment business. In addition, competitive pressures in the agricultural equipment business may affect the market prices of new and used equipment, which, in turn, may adversely affect our sales margins and results of operations.

Risks Relating to the Valtra Acquisition

We can provide no assurances that our acquisition of Valtra will be approved by the Brazilian competition authority.

      We have applied to the Brazilian competition authority for its approval of our purchase of Valtra. At this time, we cannot predict with certainty when or whether the Brazilian competition authority will grant its approval. Under Brazilian law, we were permitted to complete the purchase of Valtra without having received such approval; however, the Brazilian competition authority has, while considering our request for approval, imposed conditions on how we operate both Valtra’s Brazilian business and our existing Brazilian business. These conditions include a requirement to maintain all manufacturing facilities, brands, products and distribution channels that existed prior to the acquisition. The timing and the conditions of such approval may delay or prevent us from fully executing our business plan for operating the Valtra business and our existing business or may force us to sell a portion of the Valtra business or our existing business, which could adversely affect our financial condition and results of operations.

We may encounter difficulties in integrating Valtra into our business and may not fully achieve, or achieve within a reasonable time frame, expected strategic objectives, cost savings and other expected benefits of the acquisition.

      We expect to realize strategic and other benefits as a result of our acquisition of Valtra, including, among other things, access to Valtra’s customers in the Nordic and Latin American regions, its research and development capabilities and its engine technology, which can be used with several of our tractor platforms. However, it is impossible to predict with certainty whether, or to what extent, these benefits will be realized or whether we will be able to integrate Valtra in a timely and effective manner. In addition:

•	the costs of integrating Valtra and its operations may be higher than we expect and may require significant attention from our management; and

•	our ability to successfully carry out our growth strategy for Valtra will be affected by, among other things, our ability to maintain and enhance our relationships with existing Valtra customers, changes in the spending patterns and preferences of such customers, and fluctuating economic and competitive conditions.

      Our ability to address these issues will determine the extent to which we are able to successfully integrate, develop and grow the Valtra business and to realize the expected benefits of the transaction. Our failure to do so could have a material adverse effect on our revenues, operating results and financial condition following the transaction and could cause the value of our common stock to decline.

Valtra operates certain business segments that are significantly different from ours, and we face new risks associated with conducting the Valtra business.

      Valtra manufactures and sells diesel engines and is subject to regulations and demands that are different from our core business. We do not have experience in operating an engine manufacturing business and may be unable to achieve the same growth, sales levels and profitability as Valtra has in the past. We also are unfamiliar with the risks that are peculiar to the engine manufacturing industry. For example, engine manufacturers are subject to environmental standards that are adjusted by regulators from time to time to minimize harmful emissions into the air. If we are unable to design and manufacture engines that comply with these changing regulations, Valtra’s introduction of competitive products to the marketplace may be delayed indefinitely. Further, since Valtra supplies us with engines for our products, production at our facilities could be impaired if Valtra is unable to timely respond to regulatory changes. We cannot predict with certainty our ability to effectively operate the Valtra business, and, consequently, our results of operations and financial condition could be negatively impacted following the acquisition.

Risks Relating to This Offering

We have a substantial amount of indebtedness, which may adversely affect our ability to operate and expand our business.

      We have now, and following this offering will continue to have, a significant amount of indebtedness. As of December 31, 2003, we had total long-term indebtedness of approximately $711.1 million, stockholders’ equity of approximately $906.1 million and a ratio of long-term indebtedness to equity of 0.78 to 1.0. We also had short-term obligations of $20.3 million, capital lease obligations of $2.0 million, unconditional purchase or other long-term obligations of $284.6 million and amounts owed under an accounts receivable securitization facility of $448.4 million. In addition, we had guaranteed indebtedness owed to third parties of approximately $43.9 million, primarily related to dealer and end-user financing of equipment.

      On January 5, 2004, we incurred additional indebtedness under a $100.0 million interim bridge loan facility, €100.0 million under a multi-currency revolving credit facility, $300.0 million under a United States dollar denominated term loan facility and €120.0 million under a Euro denominated term loan facility to fund the purchase of Valtra.

      Our substantial indebtedness could have important adverse consequences. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from introducing new products or pursuing business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or pay cash dividends; and

•	prevent us from selling additional receivables to our commercial paper conduit. The agent under our accounts receivable securitization facilities currently has the right to terminate the facilities in the event our senior unsecured debt rating under the U.S. facility agreement moves below BB- by Standard & Poor’s or Ba3 by Moody’s Investor Services. Based on our current ratings, a downgrade of one level by either Standard & Poor’s or Moody’s would need to occur. The agent also has the right to terminate if our senior unsecured debt rating under the Canadian or European facility agreements moves below B+ by Standard & Poor’s or B1 by Moody’s Investor Services. Based on our current ratings, a downgrade of two levels by either Standard & Poor’s or Moody’s would need to occur.

We may not be able to generate the cash required to service our indebtedness.

      Our historical financial results have been, and our future financial results are expected to be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations or that currently anticipated revenue growth and operating improvements will be realized to enable us to pay our indebtedness. If we are unable to meet our debt service obligations or fund other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before maturity or seek additional equity capital. Our ability to pay or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that we will be able to pay or refinance our indebtedness on commercially reasonable terms, or at all.

Covenants in our debt instruments restrict or prohibit us from engaging in or entering into a variety of transactions, which could adversely affect us.

      The indentures governing our outstanding indebtedness contain, and the indenture governing the Notes offered hereby will contain, various covenants that limit, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends or make distributions or certain other restricted payments;

•	make certain investments;

•	create restrictions on the payment of dividends or other amounts to us by our Restricted Subsidiaries;

•	issue or sell capital stock of restricted subsidiaries;

•	guarantee indebtedness;

•	enter into transactions with stockholders or affiliates;

•	create liens;

•	sell assets;

•	engage in sale-leaseback transactions; and

•	enter into certain mergers and consolidations.

      Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness.

      A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under such instruments. Our ability to comply with these covenants and other provisions may be affected by events beyond our control, and we cannot assure you that we will be able to comply with these covenants and other provisions. Upon the occurrence of an event of default under any debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against collateral granted to them, if any, to secure the indebtedness. If our current or future lenders accelerate the payment of the indebtedness owed to them, we cannot assure you that our assets would be sufficient to repay in full our outstanding indebtedness.

Our subsidiaries hold a majority of our assets and conduct a majority of our operations and they will not be obligated to make payments on our indebtedness.

      We conduct a majority of our business through our subsidiaries. These subsidiaries directly and indirectly own a majority of the assets of our business and conduct operations themselves and through other subsidiaries. Therefore, we depend on distributions and advances from our subsidiaries and the repayment by our subsidiaries of intercompany loans and advances to meet our debt service and other obligations. Contractual provisions, laws or regulations to which we or any of our subsidiaries are or may become subject, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain cash required to service our indebtedness.

We may not have sufficient cash flow to make payments on our indebtedness.

      Our ability to pay principal and interest on our indebtedness and to fund our planned capital expenditures depends on our future operating performance. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive, regulatory and environmental factors. For a discussion of some of these risks and uncertainties, see “— Risks Relating to Our Business.” Consequently, we cannot assure you that we will have sufficient cash flow to meet our liquidity needs, including making payments on our indebtedness.

      Assuming completion of our common stock offering and the application of the proceeds therefrom as described under “Prospectus Supplement Summary — Offering of Common Stock” and completion of this offering and the designated use of proceeds as described in “Use of Proceeds,” we expect to have total long-term debt of approximately $1.0 billion and a ratio of total long-term debt to total capitalization of approximately 0.47. If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations.

      If we cannot make scheduled payments on our debt:

•	the holders of our debt could declare all outstanding principal and interest to be due and payable;

•	the holders of our secured debt could commence foreclosure proceedings against our assets;

•	we could be forced into bankruptcy or liquidation; and

•	you could lose all or part of your investment.

The Notes will be subordinated to the prior payment in full of all existing and future senior indebtedness.

      The payment of principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Notes, will be subordinated to the prior payment in full of all existing and future senior indebtedness. Therefore, in the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of AGCO, the assets of AGCO will be available to pay obligations on the Notes only after all senior indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. See “Description of the Notes — Ranking.”

There is no active market for the Notes, which could limit their market price or the ability to sell them for an amount equal to or higher than their initial offering price.

      The Notes are a new issue of securities for which there is currently no trading market. Although we have filed an application with the Luxembourg Stock Exchange to list the Notes, we cannot provide any assurances that an active market will develop for the Notes or that you will be able to sell your Notes. If any of the Notes are traded after their initial issuance, they made trade at a discount from their initial offering price. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

      Certain statements included or incorporated by reference in this prospectus supplement reflect assumptions, expectations, projections, intentions or beliefs about future events. These statements, which may relate to such matters as our expectations with respect to the Valtra acquisition, industry conditions, net sales and income, restructuring and other infrequent expenses, impairment charges, future capital expenditures, fulfillment of working capital needs, the impact of war and political unrest and future acquisition plans, are “forward-looking statements” within the meaning of the federal securities laws. These statements do not relate strictly to historical or current facts, and you can identify certain of these statements, but not necessarily all, by the use of the words “anticipate,” “assumed,” “indicate,” “estimate,” “believe,” “predict,” “forecast,” “rely,” “expect,” “continue,” “grow” and other words of similar meaning. Although we believe that the expectations and assumptions reflected in these statements are reasonable in view of the information currently available to us, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in or implied by the forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus supplement and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	general economic and capital market conditions;

•	the worldwide demand for agricultural products;

•	grain stock levels and the levels of new and used field inventories;

•	government policies and subsidies;

•	weather conditions;

•	interest and foreign currency exchange rates;

•	pricing and product actions taken by competitors;

•	commodity prices, acreage planted and crop yields;

•	farm income, land values, debt levels and access to credit;

•	pervasive livestock diseases;

•	production disruptions;

•	supply and capacity constraints;

•	our cost reduction and control initiatives;

•	our research and development efforts;

•	dealer and distributor actions;

•	technological difficulties; and

•	political and economic uncertainty in various areas of the world.

      Any forward-looking statement should be considered in light of such important factors.

      New factors that could cause actual results to differ materially from those described above emerge from time to time, and it is not possible for us to predict all of such factors or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information except as required by law.

USE OF PROCEEDS

      We estimate that the net proceeds of this offering will be approximately $247.0 million, after deducting the underwriting discount and commissions and estimated offering expenses. The estimate of net proceeds assumes an exchange rate of $1.2595/€1.00, which was the exchange rate as of December 31, 2003. We expect to use the net proceeds of this offering to redeem approximately $247.0 million of the $250.0 million principal amount of our outstanding 8 1/2% senior subordinated notes due 2006. These notes were issued in 1996 at 99.139% of their principal amount, are unsecured obligations and are redeemable at our option, in whole or in part, at any time at 100.0% of their principal amount, plus accrued interest. The remainder of the 8 1/2% senior subordinated notes will be redeemed with cash.

CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 2003. Amounts are presented:

•	for AGCO only on an actual basis;

•	for AGCO and Valtra on a pro forma basis as adjusted to reflect the receipt of the net proceeds from our offering of our common stock and the application of such proceeds to repay amounts outstanding under our $100.0 million interim bridge loan facility, to repay portions of our $300.0 million multi-currency revolving credit facility, our $300.0 million United States dollar denominated term loan facility and our €120.0 million Eurodollar denominated term loan facility and to pay related fees and expenses; and

•	for AGCO and Valtra on a pro forma basis as adjusted to further reflect the net proceeds of the common stock offering and the application thereof as discussed above and receipt of the net proceeds from this offering of the Notes and the application of such proceeds to redeem approximately $247.0 million principal amount of our outstanding 8 1/2% senior subordinated notes due 2006. The remaining balance of the senior 8 1/2% subordinated notes will be redeemed with cash.

      The following table does not reflect amounts outstanding under our accounts receivable securitization facility. The information set forth below is not necessarily indicative of our results of future operations or financial position and should be read in conjunction with “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Information” as well as our consolidated financial statements and related notes and the other information incorporated by reference in this prospectus supplement.

	As of December 31, 2003

			Pro Forma
	Actual	Pro Forma	As Adjusted

	(in millions)
Cash and cash equivalents	$147.0	$—	$—

Long-term debt, excluding current maturities:
Revolving credit facility	$—	$—	$—
9 1/2% senior notes	250.0	250.0	250.0
8 1/2% senior subordinated notes	249.3	249.3	-
1 3/4% convertible senior subordinated notes	201.3	201.3	201.3
% Euro senior subordinated notes	—	—	251.9
Bridge loan facility	—	—	—
New revolving credit facility	—	—	—
New term loan facility	—	333.5	335.8
Other long-term debt	10.5	10.5	10.5

Total long-term debt	$711.1	$1,044.6	$1,049.5

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 75,409,655 shares outstanding, actual; 90,129,655 shares outstanding, pro forma and pro forma as adjusted	0.8	0.9	0.9
Additional paid-in capital	590.3	889.9	889.9
Retained earnings	635.0	633.9	632.3
Unearned compensation	(0.5)	(0.5)	(0.5)
Accumulated other comprehensive loss	(319.5)	(319.5)	(319.5)

Total stockholders’ equity	$906.1	$1,204.7	$1,203.1

Total capitalization	$1,617.2	$2,249.3	$2,252.6

SELECTED CONSOLIDATED FINANCIAL DATA

      We derived the following information as of and for each of the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003 from our audited consolidated financial statements. The information set forth below is not necessarily indicative of our results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our consolidated financial statements and related notes and the other information included elsewhere or incorporated by reference in this prospectus supplement.

	Year Ended December 31,

	1999	2000	2001	2002	2003

	(in millions)
Operating Data:
Net sales	$2,440.9	$2,341.2	$2,545.9	$2,922.7	$3,495.3
Cost of goods sold	2,078.7	1,959.5	2,106.7	2,390.9	2,878.9

Gross profit	362.2	381.7	439.2	531.8	616.4
Selling, general and administrative expenses	229.2	229.5	254.3	282.4	331.6
Engineering expenses	44.6	45.6	49.6	57.2	71.4
Restricted stock compensation expense	8.5	3.8	7.1	44.1	0.6
Restructuring and other infrequent expenses	24.5	21.9	13.0	42.7	27.6
Amortization of intangibles	14.8	15.1	18.5	1.4	1.7

Income from operations	40.6	65.8	96.7	104.0	183.5
Interest expense, net	57.6	46.6	59.9	57.4	60.0
Other expense, net	15.2	33.1	23.4	20.8	25.2

Income (loss) before income taxes, equity in net earnings of affiliates and cumulative effect of a change in accounting principle	(32.2)	(13.9)	13.4	25.8	98.3
Income tax provision (benefit)	(10.2)	(7.6)	1.4	99.8	41.3

Income (loss) before equity in net earnings of affiliates and cumulative effect of a change in accounting principle	(22.0)	(6.3)	12.0	(74.0)	57.0
Equity in net earnings of affiliates	10.5	9.8	10.6	13.7	17.4

Income (loss) before cumulative effect of a change in accounting principle	(11.5)	3.5	22.6	(60.3)	74.4
Cumulative effect of a change in accounting principle, net of taxes(1)	—	—	—	(24.1)	—

Net (loss) income	$(11.5)	$3.5	$22.6	$(84.4)	$74.4

Other Financial Data:
Net (loss) income per common share—diluted(1)	$(0.20)	$0.06	$0.33	$(1.14)	$0.98
EBITDA(2)	$117.4	$119.1	$163.9	$155.4	$246.9
Ratio of earnings to fixed charges(3)	—	—	1.4	1.5	2.5
Weighted average shares outstanding—diluted	58.7	59.7	68.5	74.2	75.6
Dividends declared per common share	$0.04	$0.04	$0.01	$—	$—

	As of December 31,

	2002	2003

	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$34.3	$147.0
Working capital	599.4	755.4
Total assets	2,349.0	2,839.4
Total long-term debt, excluding current portion	636.9	711.1
Stockholders’ equity	717.6	906.1

(1)	Amounts for the year ended December 31, 2002 reflect the after-tax write-down of goodwill associated with our Argentina and North America reporting units.

(2)	Reconciliation of EBITDA with net income (loss) is as follows:

	Year Ended December 31,

	1999	2000	2001	2002	2003

Net (loss) income	$(11.5)	$3.5	$22.6	$(84.4)	$74.4
Interest expense, gross	71.4	60.3	72.1	66.7	70.7
Income taxes	(10.2)	(7.6)	1.4	99.8	41.3
Depreciation and amortization	67.7	62.9	67.8	49.2	60.5
Cumulative effect of a change in accounting principle	—	—	—	24.1	—

EBITDA	$117.4	$119.1	$163.9	$155.4	$246.9

(3)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and distributed earnings of less-than-50%-owned affiliates, plus fixed charges. Fixed charges consist of interest costs (whether expensed or capitalized), amortization of debt issuance costs and an estimate of the interest cost in rental expense. The deficiency of the earnings to fixed charges was $19.2 million in 1999 and $4.2 million in 2000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion and analysis contains forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ significantly from the results discussed in or implied by such forward-looking statements. Some factors that may cause our results to differ are described in the sections in this prospectus supplement under the headings “Risk Factors,” “Special Note About Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies,” as well as the consolidated historical and pro forma financial statements and related notes included elsewhere or incorporated by reference in this prospectus supplement.

      We are a leading manufacturer and distributor of agricultural equipment and related replacement parts throughout the world. We sell a full range of agricultural equipment, including tractors, combines, hay tools, sprayers, forage equipment and implements. Our products are marketed under the following brand names: AGCO®, AgcoAllis®, AgcoStar®, Ag-Chem®, Challenger®, Farmhand®, Fendt®, Fieldstar®, Gleaner®, Glencoe®, Hesston®, Lor*Al ®, Massey Ferguson®, New Idea®, RoGator®, SoilteqTM, Spra-Coupe®, Sunflower®, Terra-Gator®, Tye®, White® and Willmar®. We distribute most of our products through a combination of approximately 8,400 independent dealers, distributors, associates and licensees. In addition, we provide retail financing in North America, the United Kingdom, France, Germany, Ireland and Brazil through our finance joint ventures with Rabobank. As a result of the Valtra acquisition consummated on January 5, 2004 (see “— Recent Acquisitions”), we also began marketing under the Valtra® and SisuDieselTM brand names. Depending on the markets, we distribute these products directly to end customers or through Valtra’s 820 independent dealers and distributors.

Results of Operations

      We sell our equipment and replacement parts to our independent dealers, distributors and other customers. A large majority of our sales are to independent dealers and distributors that sell our products to the end user. To the extent practicable, we attempt to sell products to our dealers and distributors on a level basis throughout the year to reduce the effect of seasonal demands on our manufacturing operations and to minimize our investment in inventory. However, retail sales by dealers to farmers are highly seasonal and are linked to the planting and harvesting seasons. In certain markets, particularly in North America, there is often a time lag, which varies based on the timing and level of retail demand, between our sale of the equipment to the dealer and the dealer’s sale to a retail customer. During this time lag between the wholesale and retail sale, dealers may not return equipment to us unless the dealer’s contract is terminated or we agree to accept returned products. In most cases, commissions payable under our salesman incentive programs are paid at the time of the retail sale, as opposed to when the products are sold to dealers.

      The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items included in our consolidated statements of operations:

	Years Ended December 31,

	2003	2002	2001

Net sales	100.0%	100.0%	100.0%
Cost of goods sold	82.4	81.8	82.7

Gross profit	17.6	18.2	17.3
Selling, general and administrative expenses	9.5	9.6	10.0
Engineering expenses	2.0	2.0	2.0
Restricted stock compensation expense	—	1.5	0.3
Restructuring and other infrequent expenses	0.8	1.5	0.5
Amortization of intangibles	0.1	—	0.7

Income from operations	5.2	3.6	3.8
Interest expense, net	1.7	2.0	2.4
Other expense, net	0.7	0.7	0.9

Income before income taxes, equity in net earnings of affiliates and cumulative effect of a change in accounting principle	2.8	0.9	0.5
Income tax provision	1.2	3.4	—

Income (loss) before equity in net earnings of affiliates and cumulative effect of a change in accounting principle	1.6	(2.5)	0.5
Equity in net earnings of affiliates	0.5	0.5	0.4

Income (loss) before cumulative effect of a change in accounting principle	2.1	(2.0)	0.9
Cumulative effect of a change in accounting principle, net of taxes	—	(0.9)	—

Net income (loss)	2.1%	(2.9)%	0.9%

2003 Compared to 2002

      Net income for 2003 was $74.4 million, or $0.98 per diluted share, compared to a net loss of $84.4 million, or $1.14 per diluted share, for 2002. Our results for 2003 included the following items:

•	restructuring expenses of $27.6 million, or $0.26 per share, primarily related to the closure of our Coventry, England manufacturing facility as well as the rationalization of various other manufacturing facilities; and

•	restricted stock compensation expense of $0.6 million, or $0.01 per share, related to awards earned under our long-term incentive plan (“LTIP”).

      Our results for 2002 included the following items:

•	restructuring expenses of $42.7 million, or $0.38 per share, primarily related to the closure of our Coventry, England manufacturing facility as well as the rationalization of various other manufacturing facilities;

•	restricted stock compensation expense of $44.1 million, or $0.39 per share, primarily related to awards earned in the first and fourth quarters under our LTIP;

•	non-cash adjustment of $91.0 million, or $1.23 per share, to increase the valuation allowance against our United States deferred tax assets; and

•	non-cash write-down of goodwill of $24.1 million (net of $3.6 million of taxes), or $0.33 per share, related to the adoption of Statement of Financial Accounting Standards, or SFAS No. 142, which was reflected as a cumulative effect of a change in accounting principle during the first quarter of 2002.

      Net sales for 2003 were 19.6% higher than 2002 primarily due to higher sales in South America, incremental sales of the new Challenger product line and the acquired Sunflower brand, and positive currency translation impacts. Income from operations, including restructuring expenses and restricted stock compensation, was $183.5 million in 2003 compared to $104.0 million in 2002. Our operating income improved primarily due to higher sales volume as well as decreased restricted stock compensation expense and lower restructuring and other infrequent expenses compared to 2002. Operating earnings increased in most of our markets outside of Europe primarily due to improved industry demand. In Europe, operating earnings declined as a result of production transition inefficiencies, sales mix associated with weak industry demand in key markets and higher pension costs. Gross margins declined from 18.2% in 2002 to 17.6% in 2003, largely as a result of production transition inefficiencies and negative currency impacts on European and South American exports sold in other markets.

Acquisitions

      On January 5, 2004, we acquired the Valtra tractor and diesel engine operations of Kone for €600.6 million net of approximately €21.4 million cash acquired (or approximately $755.9 million net), subject to customary closing adjustments. Valtra is a global tractor and off-road engine manufacturer with market leadership positions in the Nordic region of Europe and Latin America. This acquisition provides us with opportunity to expand our business in significant global markets and exchange technology between the combined companies. See “— Recent Acquisitions” for additional information.

Retail Sales

      Industry demand within the major markets of the world was mixed during 2003. Conditions in the North American market generally improved throughout 2003 due to higher commodity prices and improved weather conditions relative to 2002. In Western Europe, demand was negatively impacted by dry weather conditions, especially the German market, where severe drought conditions and economic uncertainty significantly affected high horsepower tractor demand. In South America, industry tractor sales in the largest market of Brazil declined due to revisions in government financing subsidies, but was offset by strong increases in demand in the Argentina market.

      In the United States and Canada, industry unit retail sales of tractors increased approximately 19.0% in 2003 compared to 2002, resulting from strong increases in the compact tractor and utility tractor segments and a moderate increase in the high horsepower tractor segment. Industry unit retail sales of combines decreased approximately 2.0% when compared to the prior year. Our unit retail sales of tractors in North America increased slightly in 2003 when compared to 2002, while our unit retail sales of combines were lower than the prior year. In Western Europe, industry unit retail sales of tractors decreased approximately 2.0% in 2003 compared to 2002. Sales results were mixed with more significant declines in Germany and Spain where dry weather conditions impacted demand. Our unit retail sales of tractors also decreased during 2003 compared to 2002. In South America, industry unit retail sales of tractors and combines in 2003 increased approximately 1.0% and 25.0%, respectively, compared to 2002. Our unit retail sales of tractors and combines also increased during 2003 compared to 2002. In other international markets, our net sales for 2003, excluding currency impacts, were approximately 3.0% higher than the prior year, particularly in Eastern Europe and Australia. Industry unit retail sales of sprayers in North America increased approximately 5.0% in 2003 when compared to 2002. Our retail sales of sprayers in 2003 were flat compared to 2002. Industry sales recovered in the second half of 2003 to offset declines in the first half of 2003.

Statements of Operations

      Net sales for 2003 were $3,495.3 million compared to $2,922.7 million for 2002. The increase was primarily attributable to the inclusion of a full year of Sunflower sales in 2003, incremental sales of the new Challenger product line, the consolidation of GIMA, our component manufacturing joint venture in France, (from July 1, 2003) and positive foreign currency translation impacts. Sunflower, acquired in November 2002, generated a net sales increase in 2003 over the partial year in 2002 of approximately $34.0 million. The Challenger product line, acquired in March 2002, generated a net sales increase in 2003 over the partial year in 2002 of approximately $97.9 million. The consolidation of our GIMA joint venture resulted in an additional $24.9 million of sales over the prior year. Currency translation positively impacted net sales by $276.5 million, primarily due to the strengthening of the Euro. Excluding the effect of the Sunflower and Challenger acquisitions, the consolidation of GIMA and foreign currency translation, net sales were 4.7% higher than in 2002.

      Regionally, net sales in North America, excluding currency impact, increased $121.6 million, or 15.4%, in 2003, due primarily to the Challenger product line introduction and product offering expansion, as well as the inclusion of a full year of Sunflower sales. In the Europe/Africa/Middle East region, net sales, excluding currency impact and the consolidation of GIMA, decreased $34.4 million, or 2.7%, compared to 2002 primarily due to weakened industry conditions in Western Europe, particularly in Germany, due to dry weather conditions and economic uncertainty. This decline was partially offset by improved market demand in Eastern Europe, where demand has increased in countries recently invited to join the European Union. Net sales, excluding currency impact, in South America increased $152.6 million, or 56.4%, compared to 2002 resulting from significant increases in demand in the Argentina market and a growth in combine sales. In the Asia/ Pacific region, net sales, excluding currency impact, increased $17.9 million, or 16.7%, compared to 2002 due to growth in most markets, particularly in Australia. In the Sprayer division, net sales, excluding currency impact, increased $1.7 million, or 0.7%.

      Gross profit was $616.4 million, or 17.6% of net sales, in 2003 compared to $531.8 million, or 18.2% of net sales, for 2002. Gross margins declined primarily due to production transition inefficiencies and sales mix related to weak demand in key European markets. Our manufacturing facility in Beauvais, France experienced cost inefficiencies and production delays associated with the transition of production from our Coventry, England facility, which was closed in the third quarter of 2003. In addition, inefficiencies associated with a new OEM supply arrangement in our Randers, Denmark combine manufacturing facility contributed to the margin decline. Gross margins were also negatively impacted by unfavorable currency impacts on European and South American production sold in other markets.

      Selling, general and administrative (“SG&A”) expenses for 2003 were $331.6 million, or 9.5% of net sales, compared to $282.4 million, or 9.6% of net sales, for 2002. SG&A expenses increased primarily as a result of incremental expenses associated with the new Challenger product line and the acquired Sunflower brand as well as the impact of currency translation and higher pension costs. Engineering expenses for 2003 were $71.4 million, or 2.0% of net sales, compared to $57.2 million, or 2.0% of net sales, for 2002. This increase is due to a full year of engineering expenses for Sunflower and Challenger, the addition of engineering expenses due to the consolidation of our joint venture, GIMA, as of July 1, 2003, as well as new product offerings launched during 2003.

      We recorded restructuring expenses of $27.6 million for 2003 and $42.7 million for 2002. The restructuring expenses in 2003 and 2002 primarily related to the closure of our tractor manufacturing facility located in Coventry, England, which was announced in June 2002 and closed in July 2003. In addition, we recorded restructuring and other infrequent expenses of $12.4 million associated with litigation related to our U.K. pension plan. See “— Restructuring and Other Infrequent Expenses” for additional information.

      Income from operations was $183.5 million, or 5.2% of net sales, for 2003 compared to $104.0 million, or 3.6% of net sales, for 2002. Income from operations during 2003 included restricted stock compensation and restructuring expenses of $0.6 million and $27.6 million, respectively. Income from operations during 2002 included restricted stock compensation and restructuring expenses of $44.1 million and $42.7 million, respectively. The improvement in operating income before these charges in 2003 was primarily due to improved industry demand in most markets outside of Europe.

      Interest expense, net was $60.0 million for 2003 compared to $57.4 million for 2002. The increase in interest expense was primarily due to higher debt levels, offset by lower interest rates in 2003 compared to 2002.

      Other expense, net was $25.2 million in 2003 compared to $20.8 million in 2002. We included in other expense, net losses on sales of receivables primarily under our securitization facilities, which were $14.6 million in 2003 compared to $14.8 million in 2002. The decrease during 2003 is primarily due to lower interest rates in 2003 compared to 2002. We also experienced higher foreign exchange losses during 2003 than in 2002.

      We recorded an income tax provision of $41.3 million in 2003 compared to $99.8 million in 2002. In 2002, we recognized a non-cash income tax charge of $91.0 million related to increasing the valuation allowance for United States deferred tax assets. SFAS No. 109, “Accounting for Income Taxes,” requires the establishment of a valuation allowance where there is uncertainty as to the realizability of deferred tax assets. In accordance with SFAS No. 109, we assessed the likelihood that our deferred tax assets would be recovered from future taxable income and determined that an adjustment to the valuation allowance was appropriate. We have not benefited any further losses generated in the United States from the time of this assessment. At December 31, 2003 and 2002, we had deferred tax assets, net of valuation allowances, of $296.6 million and $200.6 million, respectively, including $211.7 million and $164.2 million, respectively, related to net operating loss carryforwards. At December 31, 2003 and 2002, we had recorded total valuation allowances as an offset to the deferred tax assets of $141.7 million and $126.2 million, respectively, primarily related to the United States net operating loss carryforwards. Realization of the remaining net deferred tax assets depends on generating sufficient taxable income in future periods. We believe it is more likely than not that the remaining net deferred tax assets will be realized.

2002 Compared to 2001

      Net loss for 2002 was $84.4 million, or $1.14 per diluted share, compared to net income of $22.6 million, or $0.33 per diluted share, for 2001. Our results for 2002 included the following items:

•	restructuring expenses of $42.7 million, or $0.38 per share, primarily related to the closure of our Coventry, England manufacturing facility as well as the rationalization of various other manufacturing facilities;

•	restricted stock compensation expense of $44.1 million, or $0.39 per share, primarily related to awards earned in the first and fourth quarters under our LTIP;

•	non-cash adjustment of $91.0 million, or $1.23 per share, to increase the valuation allowance against our United States deferred tax assets; and

•	non-cash write-down of goodwill of $24.1 million, net of $3.6 million of taxes, or $0.33 per share, related to the adoption of SFAS No. 142, which was reflected as a cumulative effect of a change in accounting principle during the first quarter of 2002.

      Our results for 2001 included the following items:

•	restructuring expenses of $13.0 million, or $0.12 per share, associated with the integration of Ag-Chem Equipment Company, Inc., or Ag-Chem, acquired in April 2001 and the closure of certain manufacturing facilities announced in 2000 and 1999; and

•	restricted stock compensation expense of $7.1 million, or $0.06 per share, primarily related to awards earned in the fourth quarter under our LTIP.

      Income from operations, including restructuring expenses and restricted stock compensation, was $104.0 million in 2002 compared to $96.7 million in 2001. The improvement in 2002 was primarily the result of the inclusion of Ag-Chem in the first quarter 2002 results, higher sales in the majority of markets, and gross margin improvement from cost reduction initiatives and acquisition synergies. Gross margins improved to

18.2% in 2002 from 17.3% in 2001. Income from operations in 2002 also benefited from lower intangible asset amortization of approximately $17.1 million, or $0.15 per share, due to the adoption of SFAS No. 142. Our results were negatively impacted by start-up losses relating to the Challenger product line introduction, as well as higher restricted stock compensation expense and restructuring expenses. The 2002 impact of the Challenger acquisition was a reduction in operating income of approximately $17.2 million, or $0.15 per share.

Acquisitions

      On November 7, 2002, we completed our acquisition of Sunflower Manufacturing Co., Inc., a leading producer of tillage, seeding and specialty harvesting equipment serving the North American market. Sunflower’s products have been marketed and sold under the highly respected “Sunflower” brand name for over 50 years and have established a reputation for innovation, performance and durability. Our long-term plans for Sunflower include expansion of its products into export markets and the addition of new technology and some allied product innovations from AGCO to its product lines. See “— Recent Acquisitions” for additional information.

      On March 5, 2002, we completed our acquisition of the design, assembly and marketing of Caterpillar’s new MT Series Challenger tractor line. The addition of the Challenger tractor line provides us with a technological leader in high horsepower track-type tractors that will be marketed on a worldwide basis primarily through the Caterpillar distribution organization. Furthermore, we plan to expand the Challenger product line to include wheeled tractors, combines and hay equipment to provide Caterpillar dealers with a full line of products that will broaden their equipment offerings and enhance their competitive position in the agricultural equipment market. See “— Recent Acquisitions” for additional information.

Retail Sales

      Industry demand for agricultural equipment in 2002 showed mixed results within the major markets of the world. During 2002, commodity prices improved over 2001 levels, supporting improving fundamentals for farm income. In addition, a new United States farm bill was passed in 2002, which should provide more stability to farm income than emergency aid payments made in prior years. While industry fundamentals improved in 2002, dry weather conditions in the United States negatively impacted demand. In Europe, concerns over livestock diseases declined and support payment levels under the common agricultural policy generally were maintained. In South America, higher commodity prices and continued availability of affordable financing supported strong demand.

      In the United States and Canada, industry unit retail sales of tractors increased approximately 1.0% compared to 2001, resulting from increases in the compact tractor segment, relatively flat demand in the utility tractor segment and a significant decrease in the high horsepower tractor segment. Industry unit retail sales of combines decreased approximately 20.0% when compared to the prior year, primarily as a result of dry weather conditions and poor crop production in many key areas and transition issues with support payments. Despite this decline, our unit retail sales of tractors and combines in North America increased in 2002 when compared to 2001. The increase in our unit retail sales of combines during 2002 was partially due to production delays in 2001 related to the relocation and start-up of combine production in our Hesston, Kansas facility. In Western Europe, industry unit retail sales of tractors increased approximately 4.0% compared to 2001. Strong increases were experienced in markets that were particularly impacted by concerns over livestock diseases in 2001. Our unit retail sales of tractors for 2002 increased compared to 2001. In South America, industry unit retail sales of tractors in 2002 increased approximately 16.0% compared to 2001. Availability of the Brazilian government subsidized financing program, FINAME, helped to support strong demand in 2002. Our unit retail sales increased in 2002 compared to the prior year. In other international markets, our net sales for 2002, excluding currency impacts, were approximately 17.0% higher than the prior year, with growth in most markets. Industry unit retail sales of sprayers in North America decreased approximately 16.0% in 2002 when compared to 2001. Our retail sales of sprayers declined compared to 2001.

Statements of Operations

      Net sales for 2002 were $2,922.7 million compared to $2,545.9 million for 2001. The increase was primarily attributable to the inclusion of a full year of Ag-Chem sales in 2002, the Challenger product line introduction, foreign currency translation and improved sales performance in the majority of markets. Ag-Chem, acquired in April 2001, generated a net sales increase in 2002 over the partial year in 2001 of $78.9 million. The new Challenger product line generated net sales of $108.3 million and Sunflower generated net sales of $4.1 million during 2002. Currency translation positively impacted net sales by $17.0 million, primarily due to the strengthening of the Euro offset by the weakness of the Brazilian real. Excluding the effect of the Ag-Chem, Challenger and Sunflower acquisitions and foreign currency translation, net sales were 6.8% higher than in 2001.

      Regionally, net sales in North America, excluding currency impact, increased $74.7 million, or 10.4%, in 2002, due primarily to the Challenger product line introduction. In the Europe/Africa/Middle East region, net sales, excluding currency impact, increased $123.6 million, or 9.6%, compared to 2001 primarily due to improved industry conditions and the impact of new product introductions. Net sales, excluding currency impact, in South America increased $79.4 million, or 30.8%, compared to 2001 resulting from the stronger Brazilian market. In the Asia/Pacific region, net sales, excluding currency impact, increased $4.7 million, or 4.9%, compared to 2001 due to growth in most markets. In the Sprayer Division, net sales, excluding currency impact, increased $77.4 million compared to 2001 due to the inclusion of a full year of Ag-Chem sales in the 2002 results.

      Gross profit was $531.8 million, or 18.2% of net sales, in 2002 compared to $439.2 million, or 17.3% of net sales, for 2001. Gross margins improved primarily due to the addition of high margin Ag-Chem sales, cost reduction initiatives and higher production levels. In addition, production cost inefficiencies of $7.9 million at our Hesston, Kansas plant in the first three quarters of 2001 were eliminated in 2002. These cost reductions were partially offset by lower margins in the Challenger product line due to low track tractor production volume and an unfavorable mix of products sold.

      SG&A expenses for 2002 were $282.4 million, or 9.6% of net sales, compared to $254.3 million, or 10.0% of net sales, for 2001. SG&A expenses increased primarily as a result of the Challenger product line expenses, the inclusion of a full year of SG&A expenses of Ag-Chem and higher sales volumes. Engineering expenses for 2002 were $57.2 million, or 2.0% of net sales, compared to $49.6 million, or 2.0% of net sales, for 2001. This increase was due to the inclusion of a full year of engineering expenses of Ag-Chem as well as increased engineering costs as a result of the Challenger acquisition.

      Restricted stock compensation expense was $44.1 million in 2002 compared to $7.1 million in 2001. Due to the rise in our common stock price in the first and fourth quarters of 2002, restricted stock compensation awards granted to key executives in 2000 were earned. Under the LTIP, restricted stock awards are earned upon increases in our common stock price. Shares earned under the LTIP remain restricted after being earned and cannot be sold for a period of three to five years. A cash bonus equal to 40% of the value of the stock is also paid to participants at the time the shares are earned to facilitate the payment of the current income tax liability incurred by the participants. Of the $44.1 million expense recorded during 2002, approximately $24.4 million was a non-cash expense. In December 2002, our board of directors approved a new LTIP plan award for senior executives. The plan allows for restricted shares to be earned over the next five years if our stock price increases above the base price of $23.75 per share established in the new plan. Additional compensation expense would be incurred in the future should any of the levels be earned above the base price established under the plan. See “Price Range of Common Stock” and Note 10 of our consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2002.

      We recorded restructuring expenses of $42.7 million for 2002 and $13.0 million for 2001. The restructuring expenses in 2002 primarily related to the planned closure of our tractor manufacturing facility located in Coventry, England, announced in June 2002. The restructuring expenses in 2001 were associated with the integration of Ag-Chem as well as other manufacturing facility rationalization programs. See “— Restructuring and Other Infrequent Expenses” for additional information.

      Amortization of intangibles decreased to $1.4 million in 2002 from $18.5 million in 2001 due to the discontinuation of the amortization of goodwill and other intangible assets upon adoption of SFAS No. 142 in 2002. See “— Accounting Changes” for additional information.

      Income from operations was $104.0 million, or 3.6% of net sales, for 2002 compared to $96.7 million, or 3.8% of net sales, for 2001. Income from operations during 2002 included restricted stock compensation and restructuring expenses of $44.1 million and $42.7 million, respectively, as discussed above. Income from operations during 2001 included restricted stock compensation and restructuring expenses of $7.1 million and $13.0 million, respectively. The improvement in operating income before these charges in 2002 was primarily due to higher gross margins and the decrease in intangible amortization, as discussed previously.

      Interest expense, net was $57.4 million for 2002 compared to $59.9 million for 2001. The decrease in interest expense was due primarily to lower interest rates in 2002 compared to 2001. In addition, interest expense, net for 2001 included a $2.0 million fee for a successful waiver solicitation related to our senior subordinated notes as well as the write-off of $1.3 million of unamortized debt issuance costs associated with our revolving credit facility, which was refinanced in April 2001.

      Other expense, net was $20.8 million in 2002 compared to $23.4 million in 2001. We included in other expense, net losses on sales of receivables primarily under our securitization facilities, which were $14.8 million in 2002 compared to $23.5 million in 2001. The amount in 2001 included approximately $4.0 million of up-front losses and transaction costs associated with the initial funding of securitization facilities in Europe and Canada totaling approximately $150.0 million. Other expense, net for 2001 also included a gain of $5.2 million associated with the sale of a minority interest investment in a European agricultural equipment company.

      We recorded an income tax provision of $99.8 million in 2002 compared to $1.4 million in 2001. During 2002, we recognized a non-cash income tax charge of $91.0 million related to increasing the valuation allowance for United States deferred tax assets. SFAS No. 109, “Accounting for Income Taxes,” requires the establishment of a valuation allowance when there is uncertainty as to the realizability of deferred tax assets. In accordance with SFAS No. 109, we assessed the likelihood that our deferred tax assets would be recovered from future taxable income and determined that an adjustment to the valuation allowance was appropriate. At December 31, 2002, we had deferred tax assets of $200.6 million, net of valuation allowances, including $164.2 million related to net operating loss carryforwards. At December 31, 2002, we had recorded total valuation allowances as an offset to the deferred tax assets of $126.2 million primarily related to the United States net operating loss carryforwards. Realization of the remaining net deferred tax assets depends on generating sufficient taxable income in future periods. We believe it is more likely than not that the remaining net deferred tax assets will be realized.

      During the first quarter of 2002, we recorded a non-cash goodwill impairment charge of $24.1 million, net of taxes, or $0.33 per share, related to the adoption of SFAS No. 142, which was recorded as a cumulative effect of a change in accounting principle. See “— Accounting Changes” for additional information.

SEC Inquiry

      On February 5, 2004, we announced that we had received an informal inquiry from the SEC asking for our policies and related information with regard to our accounting for revenue recognition (particularly bill and hold transactions), sales and sales returns allowances, plant and facility closing costs and reserves, and personal use of corporate aircraft. We responded to the SEC’s inquiry and subsequently met with the SEC to answer any questions that the SEC had regarding our response. On March 10, 2004, the SEC informed us that it had terminated its inquiry. As a result of our announcement of this inquiry, six lawsuits were filed against us, two of our officers and our directors. For additional details regarding these lawsuits, see “Business — Legal Proceedings.”

Quarterly Results

      The following table presents unaudited interim operating results. We believe that the following information includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our results of operations for the periods presented. The operating results for any period are not necessarily indicative of results for any future period.

	Three Months Ended

	March 31	June 30	September 30	December 31

	(in millions, except per share data)
2003:
Net sales	$757.2	$902.7	$800.3	$1,035.1
Gross profit	140.0	158.0	142.5	175.9
Income from operations (1)	37.9	42.6	39.5	63.5
Net income(1)	12.5	15.6	16.5	29.8
Net income per common share — diluted(1)	0.17	0.21	0.22	0.39
2002:
Net sales	$619.9	$773.7	$689.2	$839.9
Gross profit	117.5	142.5	125.0	146.8
Income from operations(1)	11.3	35.2	28.1	29.4
Net income (loss)(1)(2)	(26.2)	14.1	9.7	(82.0)
Net income (loss) per common share — diluted (1)(2)	(0.36)	0.19	0.13	(1.09)

(1)	For 2003, the quarters ended March 31, June 30, September 30 and December 31 include restricted stock compensation expense of $0.1 million, $0.1 million, $0.3 million and $0.1 million, respectively, thereby reducing net income per common share on a diluted basis nominally. The quarters ended March 31, June 30, September 30 and December 31 also include restructuring and other infrequent expenses of $7.0 million, $19.2 million, $1.6 million and $(0.2) million, respectively, thereby reducing net income per common share on a diluted basis by $0.06, $0.17, $0.02 and $0.00, respectively.

For 2002, the quarters ended March 31, June 30, September 30 and December 31 include restricted stock compensation expense of $27.0 million, $0.8 million, $0.7 million and $15.6 million, respectively, thereby increasing net loss per common share or reducing net income per common share on a diluted basis by $0.24, $0.01, $0.01 and $0.14, respectively. The quarters ended March 31, June 30, September 30 and December 31 also include restructuring and other infrequent expenses of $0.9 million, $22.7 million, $9.7 million and $9.4 million, respectively, thereby increasing net loss per common share or reducing net income per common share on a diluted basis by $0.01, $0.19, $0.08 and $0.08, respectively.

(2)	The quarter ended March 31, 2002 includes the cumulative effect of a change in accounting principle, net of taxes, of $24.1 million or $0.33 per share. The quarter ended December 31, 2002 includes a non-cash income tax charge of $91.0 million, or $1.21 per share.

     To the extent possible, we attempt to sell products to our dealers and distributors on a level basis throughout the year to reduce the effect of seasonal demands on our manufacturing operations and to minimize investments in inventory. However, retail sales of agricultural equipment are highly seasonal, with farmers traditionally purchasing agricultural equipment in the spring and fall in conjunction with the major planting and harvesting seasons.

Recent Acquisitions

      On January 5, 2004, we acquired the Valtra tractor and diesel engine operations of Kone for €600.6 million, net of approximately €21.4 million cash acquired (or approximately $755.9 million), subject to customary closing adjustments. Valtra is a global tractor and off-road engine manufacturer with market leadership positions in the Nordic region of Europe and Latin America. Valtra is known for its strong engineering and technical skills in tractor and diesel engine manufacturing, which allow it to produce high-quality products in an efficient and expedited manner. In addition, Valtra has a unique and highly effective direct sales network in certain markets which, together with Valtra’s “made to order” manufacturing process, has allowed it to achieve significant market share in its core markets. Valtra has focused on becoming a market leader in the industry in terms of returns and margins rather than market share. We will account for the Valtra acquisition in accordance with SFAS No. 141, “Business Combinations,” and accordingly, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date.

      We completed the initial funding of the €600.6 million cash purchase price (net of €21.4 million cash acquired) of Valtra and related acquisition costs using $100.0 million borrowed under an interim bridge facility, €100.0 million borrowed under a multi-currency revolving credit facility, $300.0 million borrowed under a United States dollar denominated term loan facility and €120.0 million borrowed under a Euro denominated term loan facility. We paid the balance of the purchase price with available cash on hand, a portion of which was raised from the December 2003 private placement of $201.3 million principal amount of 1 3/4% convertible senior subordinated notes due 2033.  See “— Liquidity and Capital Resources” for additional information.

      We have applied to the Brazilian competition authority for its approval of the purchase of Valtra. At this time, we cannot predict with certainty when or whether the Brazilian competition authority will grant its approval. Under Brazilian law, we were permitted to complete the purchase of Valtra without having received such approval; however, the Brazilian competition authority has, while considering our request for approval, imposed conditions on how we operate both Valtra’s Brazilian business and our existing Brazilian business. These conditions include a requirement to maintain all manufacturing facilities, brands, products and distribution channels that existed prior to the acquisition. The timing and the conditions of such approval may delay or prevent us from fully executing our business plan for operating the Valtra business and our existing business or may force us to sell a portion of the Valtra business or our existing business. Any of these events could adversely affect our financial condition and results of operations.

      On November 7, 2002, we completed the acquisition of Sunflower Manufacturing Co., Inc., a former product line of SPX Corporation. Sunflower is a leading producer of tillage, seeding and specialty harvesting equipment serving the North American market. The purchase price was approximately $48.0 million and was funded through borrowings under our revolving credit facility. We accounted for the Sunflower acquisition in accordance with SFAS No. 141 and accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their fair values as of the acquisition date.

      On March 5, 2002, we completed our agreement with Caterpillar to acquire the design, assembly and marketing of Caterpillar’s new Challenger MT Series track tractor line. We issued approximately 1.0 million shares of common stock in the transaction valued at approximately $21.3 million based on the closing price of our common stock on the acquisition date. During July 2002, we received approximately $0.9 million from Caterpillar pursuant to the terms of the purchase agreement, whereby any proceeds Caterpillar received upon the sale of our stock above $21.0 million would be refunded to us. In addition, we purchased approximately $13.6 million of initial production inventory from Caterpillar in connection with a supply agreement with Caterpillar. The Challenger acquisition was accounted for in accordance with SFAS No. 141, and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their fair values as of the acquisition date.

      On April 16, 2001, we completed the acquisition of Ag-Chem, a manufacturer and distributor of self-propelled sprayers. We paid Ag-Chem shareholders approximately $247.2 million consisting of approximately 11.8 million of our common shares and $147.5 million of cash. We funded the cash component of the purchase price with borrowings under our revolving credit facility. We accounted for the Ag-Chem acquisition as a purchase in accordance with Accounting Principles Board, or APB, Opinion No. 16, “Business Combinations,” and, accordingly, we allocated the purchase price to the assets acquired and the liabilities assumed based on their fair values as of the acquisition date. In connection with the acquisition of Ag-Chem, we established $3.1 million in liabilities primarily related to severance, employee relocation and other costs associated with the planned closure of Ag-Chem’s Benson, Minnesota manufacturing facility, Minnetonka, Minnesota administrative office, and 15 parts and service facilities.

      During the first quarter of 2002, all costs in connection with the liabilities established had been incurred. Accordingly, we adjusted our purchase price allocation to reflect a reduction in these established liabilities by $0.4 million. In addition, we finalized our purchase price allocation, resulting in a net total goodwill adjustment of approximately $3.6 million. The adjustment primarily related to the reflection of final appraised values of property, plant and equipment acquired and the establishment of certain liabilities related to outstanding litigation and warranty obligations.

Restructuring and Other Infrequent Expenses

DeKalb Rationalization

      On March 3, 2003, we announced the closure of the Challenger track tractor facility located in DeKalb, Illinois and the relocation of production to our facility in Jackson, Minnesota. The DeKalb plant assembled Challenger track tractors in the range of 235 to 500 horsepower. After a review of cost reduction alternatives, it was determined that current and future production levels at that time were not sufficient to support a stand alone track tractor site. Production at the DeKalb facility ceased in May 2003 and was relocated and resumed in the Minnesota facility in June 2003. We anticipate that the facility rationalization will generate annual savings of approximately $8.0 million by 2004. The total cash closure costs of approximately $3.2 million will be largely offset by expected proceeds from the sale of the DeKalb site, which we are actively marketing for sale. In connection with the restructuring plan, we recorded approximately $2.5 million of restructuring and other infrequent expenses during 2003. The components of the restructuring expenses are summarized in the following table (in millions):

				Facility
	Write-down			Relocation
	of Property,		Employee	and	Facility
	Plant and	Employee	Retention	Transition	Closure
	Equipment	Severance	Payments	Costs	Costs	Total

2003 provision	$0.5	$0.5	$0.2	$0.8	$0.5	$2.5
Less: Non-cash expense	0.5	—	—	—	—	0.5

Cash expense	—	0.5	0.2	0.8	0.5	2.0
2003 cash activity	—	(0.5)	(0.2)	(0.8)	(0.5)	(2.0)

Balance as of December 31, 2003	$—	$—	$—	$—	$—	$—

      The write-down of property, plant and equipment represents the impairment of real estate resulting from the facility closure and was based upon the estimated fair value of the assets compared to their carrying value. The estimated fair value of the real estate was determined based on current conditions in the market. The severance costs relate to the termination of 134 employees following the completion of production at the DeKalb facility. As of December 31, 2003, all employees have been terminated. The employee retention payments relate to incentives paid to DeKalb employees who remained employed until certain future termination dates and were accrued over the term of the retention period. The severance costs were also accrued over the term of the retention period, as employees were entitled to severance payments only if they remained in service through their scheduled termination dates. Certain employees relocated to the Jackson, Minnesota facility, and costs associated with relocation were expensed as incurred. A portion of the machinery and equipment and all tooling located at DeKalb were relocated to the Jackson, Minnesota facility during the second quarter. The remaining portion of machinery and equipment will be sold or disposed. The buildings, land and improvements are being marketed for sale.

Coventry Rationalization

      During 2002, we announced and initiated a restructuring plan related to the closure of our tractor manufacturing facility in Coventry, England and the relocation of existing production at Coventry to our Beauvais, France and Canoas, Brazil manufacturing facilities. The closure of this facility was consistent with our strategy to reduce excess manufacturing capacity. The facility manufactured transaxles and assembled tractors in the range of 50-110 horsepower. The trend to higher horsepower tractors resulting from the consolidation of farms had caused this product segment of the industry to decline over recent years, which negatively impacted the facility’s utilization. In 2003, we completed the transfer of production and experienced cost inefficiencies and production delays at our Beauvais facility primarily due to supplier delivery issues. We anticipate that these inefficiencies will be eliminated in 2004, resulting in a reduction of cost of sales in 2004 as compared to 2003. The anticipated annual savings related to the closure are dependent upon the elimination of such inefficiencies. As of December 31, 2003, we had recorded approximately $52.2 million of restructuring and other infrequent expenses in connection with the restructuring plan. The components of the restructuring expenses are summarized in the following table (in millions):

	Write-down
	of Property,		Employee	Facility
	Plant and	Employee	Retention	Closure
	Equipment	Severance	Payments	Costs	Total

2002 provision	$11.2	$8.3	$18.3	$2.4	$40.2
Less: Non-cash expense	11.2	—	—	—	11.2

Cash expense	—	8.3	18.3	2.4	29.0
2002 cash activity	—	(0.1)	(0.3)	(0.3)	(0.7)

Balance as of December 31, 2002	—	8.2	18.0	2.1	28.3
2003 provision	—	—	10.2	1.8	12.0
2003 cash activity	—	(8.9)	(26.7)	(2.5)	(38.1)
Foreign currency translation	—	1.2	0.5	0.2	1.9

Balance as of December 31, 2003	$—	$0.5	$2.0	$1.6	$4.1

      The write-down of property, plant and equipment represents the impairment of machinery and equipment resulting from the facility closure and was based on the estimated fair value of the assets compared to their carrying value. The estimated fair value of the equipment was determined based on current conditions in the market. The machinery, equipment and tooling will be disposed of after production ceases and the buildings, land and improvements are being marketed for sale. The severance costs relate to the termination of 1,054 employees. As of December 31, 2003, 1,024 employees have been terminated. The employee retention payments relate to incentives paid to Coventry employees who remain employed until certain future termination dates and are accrued over the term of the retention period. The facility closure costs include certain noncancelable operating lease terminations and other facility exit costs. During the fourth quarter of 2003, we sold machinery and equipment at auction and as a result of those sales, we recognized a net gain of approximately $2.0 million. This gain has been reflected in “Restructuring and other infrequent expenses” in our consolidated statements of operations. The $4.1 million of restructuring costs accrued at December 31, 2003 are expected to be incurred during 2004. On January 30, 2004, we sold the land, buildings and improvements of the Coventry facility for approximately $40.7 million. For additional information, see Note 16 in the notes to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2003.

      In October 2002, we applied to the High Court in London, England, for clarification of a provision in our U.K. pension plan that governs the value of pension payments payable to an employee who is over 50 years old and who retires from service in certain circumstances prior to his normal retirement date. See “Business — Legal Proceedings” for additional information. The primary matter before the High Court was whether pension payments to such employees, including those who take early retirement and those terminated due to the closure of our Coventry facility, should be reduced to compensate for the fact that the pension payments begin prior to a normal retirement age of 65. In December 2002, the High Court ruled against our position that reduced pension payments are payable in the context of early retirements or terminations. We appealed the High Court’s ruling, and in July 2003, the Court of Appeal ruled that employees terminated as a result of the closure of the Coventry facility do not qualify for full pensions, thereby reversing the earlier High Court ruling for this aspect of the case, but ruled that other employees might qualify. The representatives of the beneficiaries of the pension plan sought the right to appeal to the House of Lords, and on March 26, 2004, the House of Lords denied their request.

      As a result of the court’s ruling in that case, certain employees who took early retirement in prior years under voluntary retirement arrangements would be entitled to additional payments, and therefore we recorded a charge in the second quarter of 2003, included in “Restructuring and other infrequent expenses”, of approximately $12.4 million to reflect our current estimate of the additional pension liability associated with previous early retirement programs. The timing of our obligation to fund cash into the pension plan with respect to this increased liability, as well as our existing liabilities, depends on many factors, including the overall funded status of the plan and the investment returns of the plan’s assets and is the subject of ongoing negotiations with representatives of the beneficiaries of the pension plan.

          2002 and 2003 Functional Rationalizations

      During 2002, we initiated several rationalization plans and recorded restructuring and other infrequent expenses of $3.4 million. The expenses primarily related to severance costs and certain lease termination and other exit costs associated with the rationalization of our European engineering and marketing personnel, certain components of our German manufacturing facilities located in Kempten and Marktoberdorf, Germany and the restructuring of our North American information systems function. These rationalizations were completed to improve our on-going cost structure and reduce cost of goods sold, as well as engineering and SG&A expenses. During the year ended December 31, 2003, we recorded an additional $1.2 million of restructuring and other infrequent expenses associated with the rationalization initiatives in Germany as well as a European combine engineering rationalization that was initiated during 2003. A total of $3.6 million of severance costs have been recorded associated with these activities, and relate to the termination of approximately 180 employees in total. At December 31, 2003, a total of approximately $3.8 million of expenses had been incurred and paid. The remaining accrued balance of $0.8 million as of December 31, 2003 is expected to be incurred during 2004.

          Ag-Chem Acquisition Integration

      In 2001,we announced our plans to rationalize certain facilities as part of the Ag-Chem acquisition integration. We consolidated our Willmar, Minnesota manufacturing facility and Ag-Chem’s Benson, Minnesota manufacturing facility into Ag-Chem’s Jackson, Minnesota manufacturing plant. In addition, we closed Ag-Chem’s Minnetonka, Minnesota administrative offices and relocated all functions to the Jackson facility. We also closed fifteen parts and service facilities and integrated parts warehousing and logistics into our North American parts distribution system. We completed these closures in order to achieve an overall reduction of cost of goods sold and operating expenses for the combined businesses. We believe that all key aspects of the restructuring plan were successfully executed. The targeted synergies of approximately $30 million were offset by a decline in industry demand, which impacted our sales, production levels and cost structure.

      All employees identified in the restructuring plan had been terminated as of the end of the first quarter of 2002. Employee retention payments related to incentives paid to Ag-Chem and AGCO employees who remained employed until certain future termination dates were accrued over the term of the retention period. We incurred facility closure costs, which included employee relocation costs and other exit costs at our Willmar location after operations ceased. The facility relocation and transition costs were expensed as incurred and represented costs to relocate inventory and machinery and costs to integrate operations into the remaining facilities. There were no remaining costs accrued related to these rationalizations as of December 31, 2002 and there were no costs incurred related to this rationalization during 2003. The components of the restructuring expenses are summarized in the following table (in millions):

	Write-down				Facility
	of Property,		Employee	Facility	Relocation
	Plant and	Employee	Retention	Closure	and Transition
	Equipment	Severance	Payments	Costs	Costs	Total

2001 Provision	$0.4	$1.3	$1.4	$0.8	$4.6	$8.5
Less: Non-cash expense	0.4	—	—	—	—	0.4

Cash expense	—	1.3	1.4	0.8	4.6	8.1
2001 cash activity	—	(0.7)	(1.2)	(0.7)	(4.6)	(7.2)

Balance as of December 31, 2001	—	0.6	0.2	0.1	—	0.9
2002 Provision	—	0.2	—	—	0.1	0.3
Reversal of 2001 Provision	—	—	(0.2)	—	—	(0.2)
2002 cash activity	—	(0.8)	—	(0.1)	(0.1)	(1.0)

Balance as of December 31, 2002	$—	$—	$—	$—	$—	$—

      After production ceased at the Willmar facility and manufacturing had been consolidated into Jackson, Minnesota, the Company began marketing the Willmar facility and real estate for sale, along with the other closed facilities. The Benson and Minnetonka facilities and several of the parts and service facilities were sold during 2001 and 2002. During the fourth quarter of 2003, we wrote down the carrying value of the real estate of the Willmar facility to its estimated fair value. The estimated fair value of the real estate was determined based on current conditions in the market. The write-down of the real estate of approximately $1.5 million was reflected in “Restructuring and other infrequent expenses” in our consolidated statements of operations in our annual report on Form 10-K for the year ended December 31, 2003.

1999 Through 2001 Manufacturing Facility Rationalizations

      In 2000, we permanently closed our combine manufacturing facility in Independence, Missouri and our Lockney, Texas and Noetinger, Argentina implement manufacturing facilities. In 1999, we permanently closed our Coldwater, Ohio manufacturing facility. The majority of production in these facilities has been relocated to existing facilities or outsourced to third parties. The closure of these facilities was consistent with our strategy to reduce excess manufacturing capacity. Due to declines in industry demand since 1998, we determined the closure of these facilities and redeployment of the majority of production to other existing facilities and the remaining production to third party suppliers was necessary to address the excess capacity in our United States and South American manufacturing plants. The manufacturing facility rationalization resulted in significant cost savings and improved the overall competitiveness of implements, hay equipment, high horsepower tractors and combines produced in these plants. The rationalization of these production facilities is expected to generate annual cost savings of $20 million to $25 million from the elimination of production overhead costs and other inefficiencies. We believe these efficiencies were substantially achieved in 2001, 2002 and 2003. We expensed approximately $4.5 million and $24.9 million associated with these rationalizations during 2001 and 2000, respectively, and had $1.0 million of costs accrued related to these rationalizations as of December 31, 2001. We did not record any additional restructuring and other infrequent expenses in 2002 or 2003 related to these closures. We incurred and paid approximately $0.5 million of expenses in each of the years ending December 31, 2003 and 2002, respectively. There are no remaining costs accrued related to these rationalizations as of December 31, 2003.

      In addition, during 2002, we sold our closed manufacturing facilities in Independence, Missouri and Coldwater, Ohio. A net gain on the sale of these two facilities of $1.0 million was reflected in “Restructuring and other infrequent expenses” in our consolidated statements of operations in our annual report on Form 10-K for the year ended December 31, 2003.

Critical Accounting Policies

      We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States. In the preparation of these financial statements, we make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The significant accounting policies followed in the preparation of the financial statements are detailed in Note 1 in the notes to our consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2003. We believe that our application of the policies discussed below involve significant levels of judgments, estimates and complexity.

      We determine our allowance for doubtful accounts by actively monitoring the financial condition of our customers to determine the potential for any nonpayment of trade receivables. In determining our allowance for doubtful accounts, we also consider other economic factors such as aging trends. We believe that our process of specific review of customers combined with overall analytical review provides an effective evaluation of ultimate collectibility of trade receivables. Our loss experience was approximately 0.1% of net sales in 2003.

      Allowances for discounts and sales incentives are made at the time of sale based on retail sales incentive programs available to the dealer or retail customer. The cost of these programs depends on various factors including the timing of the retail sale and the programs in place at that time. These retail sales incentives may also be revised between the time we record the sale and the time the retail sale occurs. We monitor these factors and revise our provisions when necessary. At December 31, 2003, we had recorded an allowance for discounts and sales incentives of approximately $76.5 million. If we were to allow an additional 1% of sales incentives and discounts at the time of retail sale, our reserve would increase by approximately $6.3 million as of December 31, 2003. Conversely, if we were to decrease our sales incentives and discounts by 1% at the time of retail sale, our reserve would decrease by approximately $6.3 million.

      Inventories are valued at the lower of cost or market. Determination of cost includes estimates for surplus and obsolete inventory based on estimates of future sales and production. Changes in demand and product design can impact these estimates. We periodically evaluate and update our assumptions when assessing the adequacy of inventory adjustments.

      We establish valuation allowances for deferred tax assets when we estimate it is more likely than not that the tax assets will not be realized. We base these estimates on projections of future income, including tax-planning strategies, in certain tax jurisdictions. Changes in industry conditions and the competitive environment may impact the accuracy of our projections. In 2002, we recognized a non-cash income tax charge of $91.0 million related to increasing the valuation allowance for certain United States deferred tax assets. SFAS No. 109 requires the establishment of a valuation allowance when it is more likely than not the deferred tax assets will not be realized. In accordance with SFAS No. 109, we assessed the likelihood that our deferred tax assets would be recovered from future taxable income and determined that an adjustment to the valuation allowance was appropriate in 2003, 2002 and 2001. We have not benefited losses generated in the United States in 2003. At December 31, 2003 and 2002, we had deferred tax assets, net of valuation allowances, of $296.6 million and $200.6 million, respectively, including $211.7 million and $164.2 million, respectively, related to net operating loss carryforwards. At December 31, 2003 and 2002, we had recorded total valuation allowances as an offset to the deferred tax assets of $141.7 million and $126.2 million, respectively, primarily related to the United States net operating loss carryforwards. Realization of the remaining net deferred tax assets depends on generating sufficient taxable income in future periods. We believe it is more likely than not that the remaining net deferred tax assets will be realized.

      We make provisions for estimated expenses related to product warranties at the time products are sold. We base these estimates on historical experience of the nature, frequency and average cost of warranty claims. We frequently review warranty trends to monitor our estimates and develop actions to minimize future claims.

      We provide insurance reserves for our estimates of losses due to claims for worker’s compensation, product liability and other liabilities for which we are self-insured. We base these estimates on the ultimate settlement amount of claims, which often have long periods of resolution. We closely monitor the claims to maintain adequate reserves.

      We account for our defined benefit plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” which requires amounts recognized in financial statements be determined on an actuarial basis. A substantial portion of our pension amounts relate to our defined benefit plans in the United States and the United Kingdom. We base the discount rate used to determine the projected benefit obligation for our U.S. pension plans on the Moody’s Investor Service Aa bond yield as of December 31 of each year. For our U.K. and German pension plans, we base the discount rate on comparable indices within each of those countries. If the discount rate used to determine the 2003 projected benefit obligation for our U.S. plans were decreased by 25 basis points, our projected benefit plan obligation would have increased by approximately $1.1 million at December 31, 2003, and our 2004 pension expense would increase by a nominal amount. If the discount rate used to determine the projected benefit obligation for our U.K. plans were decreased by 25 basis points, our projected benefit plan obligation would have increased by approximately $20.9 million at December 31, 2003, and our 2004 pension expense would increase by $1.7 million.

      We are party to various claims and lawsuits arising in the normal course of business. We closely monitor these claims and lawsuits and frequently consult with our legal counsel to determine whether or not they may, when resolved, have a material adverse effect on our financial position or results of operations. See “Business—Legal Proceedings” for discussion of our application to the High Court in London, England for clarification of a provision in our United Kingdom pension plan that governs the value of pension payments payable to an employee who retires from service in certain circumstances prior to his normal retirement date. As a result of the ruling in that case, certain employees who took early retirement in prior years under voluntary retirement arrangements would be entitled to additional payments, and therefore we recorded a charge in the second quarter of 2003, included in restructuring expenses, of approximately $12.4 million to reflect our current estimate of the additional pension liability associated with previous early retirement programs. The timing of our obligation to fund cash into the pension plan with respect to this increased liability, as well as our existing liabilities, depends on many factors, including the overall funded status of the plan and the investment returns of the plan’s assets and is the subject of ongoing negotiations with representatives of the beneficiaries of the pension plan.

      The goodwill and indefinite-lived trademarks in each of our segments were tested for impairment during the first quarter of 2002 as required by SFAS No. 142. SFAS No. 142 established a new method of testing goodwill and other indefinite-lived intangible assets for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. This assessment involves determining an estimate of the fair value of our reporting units including trademarks in order to evaluate whether an impairment of the current carrying amount of goodwill and other intangible assets exists. Fair values are derived based on an evaluation of past and expected future performance of our reporting units. We utilized a combination of valuation techniques, including a discounted cash flow approach, a market multiple approach and a comparable transaction approach. Based on this evaluation we determined that goodwill associated with our Argentina and North America reporting units was impaired and recorded a pre-tax write-down of goodwill of $27.7 million, which was recognized as a cumulative effect of a change in accounting principle of $24.1 million, net of $3.6 million of taxes, in the first quarter of 2002. We conducted our annual analyses as of October 1, 2002 and 2003, respectively, and determined no further reduction in the carrying amount of goodwill was required in 2002 or 2003. We will conduct analyses on an interim basis if an event occurs or circumstances indicate that an asset might be impaired.

      Due to the level of judgment, complexity and period of time over which many of these items are resolved, actual results could differ from those estimated at the time of preparation of the financial statements. Adjustments to these estimates would impact our financial position and future results of operations.

Liquidity and Capital Resources

      Our financing requirements are subject to variations due to seasonal changes in inventory and receivable levels. Internally generated funds are supplemented when necessary from external sources, primarily our revolving credit facility and accounts receivable securitization facilities.

      Subsequent to the completion of the funding of the Valtra acquisition which closed January 5, 2004, our primary financing and funding sources are the $201.3 million principal amount 1 3/4% convertible senior subordinated notes due 2033, the $250.0 million principal amount 8 1/2% senior subordinated notes due 2006, the $250.0 million principal amount 9 1/2% senior notes due 2008, approximately $448.5 million of accounts receivable securitization facilities, and a $300.0 million multi-currency revolving credit facility, a $300.0 million United States dollar denominated term loan facility and a €120.0 million Euro denominated term loan facility.

      On December 23, 2003, we issued $201.3 million of 1 3/4% convertible senior subordinated notes due 2033 under a private placement offering. The convertible senior subordinated notes are unsecured obligations and are convertible into shares of our common stock upon satisfaction of certain conditions, as discussed below. Interest is payable on the notes at 1 3/4% per annum, payable semi-annually in arrears in cash on June 30 and December 31 of each year, beginning June 30, 2004.

      The convertible senior subordinated notes are convertible into shares of our common stock at an effective price of $22.36 per share, subject to adjustment. Holders of the notes may convert the notes into shares of our common stock at a conversion rate of 44.7193 shares per $1,000 principal amount of notes, subject to adjustment, before close of business on December 31, 2033, only under the following circumstances: (1) during any fiscal quarter commencing after March 31, 2004, if the closing sales price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) during the five business day period after a five consecutive trading day period in which the trading price per note for each day of that period was less than 98% of the product of the closing sale price of our common stock and the conversion rate; (3) if the notes have been called for redemption; or (4) upon the occurrence of certain corporate transactions, as defined. Beginning January 1, 2011, we may redeem any of the notes at a redemption price of 100% of their principal amount, plus accrued interest. Holders of the notes may require us to repurchase the notes at a repurchase price of 100% of their principal amount, plus accrued interest on December 31, 2010, 2013, 2018, 2023 and 2028.

      The senior subordinated notes are unsecured obligations and are redeemable at our option, in whole or in part, at any time at 100% of their principal amount plus accrued interest. The notes were issued in 1996 at 99.139% of their principal amount. The indenture governing the senior subordinated notes requires us to offer to repurchase the senior subordinated notes at 101% of their principal amount, plus accrued interest to the date of the repurchase, in the event of a change in control. The indenture contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to: incur additional indebtedness; make restricted payments including dividends and share repurchases; make investments; guarantee indebtedness; create liens; sell assets and repurchase shares. The 8 1/2% senior subordinated notes are expected to be redeemed in full with the proceeds from this offering and with cash.

      The senior notes are unsecured obligations and are redeemable at our option, in whole or in part, commencing May 1, 2005 initially at 104.75% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, on May 1, 2007. The indenture governing the senior notes requires us to offer to repurchase the senior notes at 101% of their principal amount, plus accrued interest to the date of the repurchase, in the event of a change in control. The senior notes include certain covenants similar to those contained in the senior subordinated notes.

      During 2003, we utilized a $350.0 million multi-currency revolving credit facility. This facility was replaced January 5, 2004 with a new multi-currency revolving credit facility discussed further below. The old facility was secured by a majority of our United States, Canadian and United Kingdom based assets and a pledge of a portion of the stock of our domestic and material foreign subsidiaries. The weighted average interest rate on these borrowings during 2003 was 4.1%. As of December 31, 2003, we had no outstanding borrowings and availability to borrow $342.5 million under the revolving credit facility. As of December 31, 2002, we had borrowings of $126.9 million and availability to borrow $217.6 million under the revolving credit facility. $19.1 million of the outstanding borrowings as of December 31, 2002 were payable in Canadian dollars.

      On January 5, 2004, we entered into a new credit facility that provides for a $300.0 million multi-currency revolving credit facility, a $300.0 million United States dollar denominated term loan facility and a €120.0 million (or approximately $150.0 million) Euro denominated term loan facility. The revolving credit facility will mature in January 2006. The maturity date of the revolving credit facility can be extended to March 2008 if our existing 8 1/2% senior subordinated notes due 2006 are refinanced on terms specified by the lenders prior to such date and further extended to January 2009 if our existing 9 1/2% senior notes due 2008 are refinanced on terms specified by the lenders prior to such date. Both term loans will amortize at the rate of one percent per annum until the maturity date. The maturity date for the term loans is January 2006. The maturity date of the term loans can be extended to March 2008 if the subordinated notes are refinanced on terms specified by the lender prior to such date and further extended to July 2009 if the senior notes are refinanced on terms specified by the lenders prior to such date. The revolving credit and term loan facilities are secured by a majority of our U.S., Canadian, Finnish and U.K. based assets and a pledge of a portion of the stock of our domestic and material foreign subsidiaries. Interest accrues on amounts outstanding under the facility, at our option, at either (1) LIBOR plus a margin ranging between 1.50% and 2.25% based upon our senior debt ratio or (2) the higher of the administrative agent’s base lending rate or one-half of one percent over the federal funds rate plus a margin ranging between 0.25% and 1.0% based on our senior debt ratio. The facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends. We must also fulfill financial covenants including, among others, a total debt to EBITDA ratio, a senior debt to EBITDA ratio and a fixed charge coverage ratio, as defined in the facility. In addition, the new credit facility requires us to issue at least $100.0 million of common stock by January 5, 2005.

      As discussed above, we completed the initial funding of the €600.6 million cash purchase price of Valtra (net of approximately €21.4 million cash acquired) through the issuance of $201.3 million principal amount of 1 3/4% convertible senior subordinated notes, with funds borrowed under our new credit facility and $100.0 million borrowed under an interim bridge loan facility. The loans under the bridge facility were closed on January 5, 2004, and constitute unsecured senior subordinated obligations. The bridge loan facility matures on January 5, 2005, and interest accrues on borrowings at an increasing rate of interest, currently 8%, subject to a maximum rate of 8 3/4%. The bridge facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends, and requires that the net proceeds from any issuances of stock or debt be used to prepay the bridge financing. If the bridge financing has not been repaid by the first anniversary of the closing date, January 5, 2005, and there is not any other default or event of default under the bridge financing, then the bridge lenders may, with the approval of the holders of 50% of the principal amount of the loans under the bridge facility, exchange all of the bridge loan for “exchange notes” which would mature on the tenth anniversary of the closing date.

      Our business is subject to substantial cyclical variations, which generally are difficult to forecast. Our results of operations may also vary from time to time resulting from costs associated with rationalization plans and acquisitions. As a result, we have had to request relief from our lenders on occasion with respect to financial covenant compliance. While we do not currently anticipate asking for any relief, it is possible that we would require relief in the future. Based upon our historical working relationship with our lenders, we currently do not anticipate any difficulty in obtaining that relief.

      Under our securitization facilities, we sell accounts receivable in the United States, Canada and Europe on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose entity. At December 31, 2003, the aggregate amount of these facilities was $448.5 million. The outstanding funded balance of $448.4 million as of December 31, 2003 has the effect of reducing accounts receivable and short-term liabilities by the same amount. Our risk of loss under the securitization facilities is limited to a portion of the unfunded balance of receivables sold, which is approximately 15% of the funded amount. We maintain reserves for doubtful accounts associated with this risk. If the facilities were terminated, we would not be required to repurchase previously sold receivables but would be prevented from selling additional receivables to the commercial paper conduit. The U.S. facility agreement provides that the agent, Rabobank, has the right to terminate the securitization facility if our senior unsecured debt rating moves below BB- by Standard & Poor’s or Ba3 by Moody’s Investor Services. Based on our current ratings, a downgrade of one level by either Standard & Poor’s or Moody’s would need to occur. The Canadian and European facility agreements provide that the agent, Rabobank, has the right to terminate the securitization facilities if our senior unsecured debt rating moves below B+ by Standard & Poor’s or B1 by Moody’s Investor Services. Based on our current ratings, a downgrade of two levels by either Standard & Poor’s or Moody’s would need to occur. We are currently in discussions with the rating agencies and the conduit purchasers to have the ratings triggers eliminated from the agreements.

      The securitization facilities expire in 2005 and 2006 but are subject to annual renewal. These facilities allow us to sell accounts receivables through financing conduits which obtain funding from commercial paper markets. Future funding under securitization facilities depends upon the adequacy of receivables, a sufficient demand for the underlying commercial paper and the maintenance of certain covenants concerning the quality of the receivables and our financial condition. In the event commercial paper demand is not adequate, our securitization facilities provide for liquidity backing from various financial institutions including Rabobank. These liquidity commitments would provide us with interim funding to allow us to find alternative sources of working capital financing, if necessary.

      Our working capital requirements are seasonal, with investments in working capital typically building in the first half of the year and then reducing in the second half of the year. We had $755.4 million in working capital at December 31, 2003, an increase of $156.0 million from working capital of $599.4 million at December 31, 2002. Accounts receivable and inventories, combined, were $151.2 million higher than at December 31, 2002. The increase is primarily due to currency translation, higher inventory levels related to the transition of production from closed manufacturing facilities and the consolidation of our GIMA joint venture as of July 1, 2003.

      Cash flow provided by operating activities was $88.0 million for 2003, compared to $73.2 million for 2002. The increase in operating cash flow is a result of higher earnings (as described above) offset by increases in working capital. In addition, we had cash restructuring payments relating primarily to the closure of the Coventry facility of $41.6 million during 2003 compared to $4.8 million in 2002.

      Capital expenditures for 2003 were $78.7 million compared to $54.9 million in 2002. The increase in capital expenditures was primarily due to new product introductions, the consolidation of our GIMA joint venture as of July 1, 2003, capital additions associated with the transition of production from closed manufacturing facilities and the impact of currency translation. Including capital expenditures relating to the Valtra acquisition, we anticipate that capital expenditures for the full year of 2004 will range from approximately $90 million to $100 million and will primarily be used to support the development and enhancement of new and existing products as well as facility, equipment and systems improvements.

      Our debt to capitalization ratio, which is total long-term debt divided by the sum of total long-term debt and stockholders’ equity, was 44.0% at December 31, 2003, as compared to 47.0% at December 31, 2002. Our acquisition of Valtra and our permanent financing of the acquisition will increase this ratio.

      From time to time, we review and will continue to review acquisition and joint venture opportunities as well as changes in the capital markets. If we were to consummate a significant acquisition or elect to take advantage of favorable opportunities in the capital markets, we may supplement availability or revise the terms under our credit facilities or complete public or private offerings of equity or debt securities.

      We believe that available borrowings under the revolving credit facility, funding under the accounts receivable securitization facilities, available cash, and internally generated funds will be sufficient to support our working capital, capital expenditures and debt service requirements for the foreseeable future.

Contractual Commitments

      The future payments required under our significant contractual obligations, excluding foreign currency forward contracts, as of December 31, 2003 are as follows (in millions):

		Payments Due By Period

			2005 to	2007 to	2009 and
	Total	2004	2006	2008	Beyond

Long-term debt	$731.4	$20.3	$253.2	$252.3	$205.6
Capital lease obligations	2.0	0.8	1.2	—	—
Operating lease obligations	84.6	22.0	25.5	12.0	25.1
Unconditional purchase obligations(1)	15.6	11.8	2.8	0.1	0.9
Other long-term obligations(2)	269.0	28.2	41.2	36.5	163.1

Total contractual cash obligations	$1,102.6	$83.1	$323.9	$300.9	$394.7

		Amount of Commitment Expiration
		Per Period

			2005 to	2007 to	2009 and
	Total	2004	2006	2008	Beyond

Standby letters of credit and similar instruments	$7.5	$7.5	$—	$—	$—
Guarantees	43.9	24.6	16.3	3.0	—

Total commercial commitments and lines of credit	$51.4	$32.1	$16.3	$3.0	$—

(1)	Unconditional purchase obligations exclude routine purchase orders entered into in the normal course of business.
(2)	Other long-term obligations include estimates of future minimum contribution requirements under our U.S. and U.K. defined benefit pension plans. These estimates are based on current legislation and are subject to change.

Guarantees

      At December 31, 2003, we were obligated under certain circumstances to purchase, through the year 2009, up to $13.7 million of equipment upon expiration of certain operating leases between AGCO Finance LLC and AGCO Finance Canada Ltd., our retail finance joint ventures in North America, and end users. We also maintain a remarketing agreement with these joint ventures whereby we are obligated to repurchase repossessed inventory at market values. On December 31, 2003, we entered into an agreement with AGCO Finance LLC which limits our purchase obligations under this arrangement to $6.0 million in the aggregate per calendar year. We believe that any losses, which might be incurred on the resale of this equipment, will not materially impact our financial position or results of operations.

      At December 31, 2003, we guaranteed indebtedness owed to third parties of approximately $30.2 million, primarily related to dealer and end-user financing of equipment. We believe the credit risk associated with these guarantees is not material to our financial position.

Other

      At December 31, 2003, we had outstanding net foreign currency forward contracts of approximately $146.6 million. All contracts have a maturity of less than one year. See “— Foreign Currency Risk Management” for further information.

      We have received assessments from Brazilian tax authorities regarding transaction taxes payable on certain foreign currency gains and losses. We are currently contesting the assessments and do not believe the calculation method applied by the tax authorities is correct. We believe that it is not probable or likely the assessments will have to be paid. The total assessment approximates $9.0 million to $9.5 million. We anticipate that it may take significant time to resolve the dispute with the Brazilian tax authorities.

Related Parties

      Rabobank, a AAA rated financial institution based in the Netherlands, is a 51% owner in our retail finance joint ventures which are located in the United States, Canada, the United Kingdom, France, Germany, Ireland and Brazil. Rabobank is also the principal agent in our securitization facilities, is a party to our revolving credit and term loan facilities and our $100.0 million interim bridge loan facility, and its affiliate, Rabo Securities USA, Inc., was one of the placement agents for our offering of $201.3 million principal amount of 1 3/4% convertible senior subordinated notes due 2033, is one of the underwriters of this offering of common stock and is expected to be one of the underwriters of the planned offering of Euro senior subordinated notes. The majority of the assets of our retail finance joint ventures represent finance receivables. The majority of the liabilities represent notes payable and accrued interest. Under the various joint venture agreements, Rabobank or its affiliates are obligated to provide financing to the joint venture companies, primarily through lines of credit. We do not guarantee the obligations of the retail finance joint ventures other than 49%, or approximately $19.8 million, of the solvency requirements of the Brazil joint venture. In Brazil, our joint venture company has an agency relationship with Rabobank whereby Rabobank provides funding.

      Our retail finance joint ventures provide retail financing and wholesale financing to our dealers. The terms of the financing arrangements offered to our dealers are similar to arrangements they provide to unaffiliated third parties. As discussed previously, at December 31, 2003 we were obligated under certain circumstances to purchase through the year 2009 up to $13.7 million of equipment upon expiration of certain operating leases between AGCO Finance LLC and AGCO Finance Canada Ltd, our retail joint ventures in North America, and end users. We also maintain a remarketing agreement with these joint ventures, as discussed under “—Contractual Commitments.” In addition, as part of sales incentives provided to end users, we may from time to time subsidize interest rates of retail financing provided by our retail joint ventures. The cost of those programs is recognized at the time of sale to our dealers.

      During 2003 and 2002, we had net sales of approximately $116.1 million and $130.2 million, respectively, to BayWa Corporation, a German distributor, in the ordinary course of business. The President and CEO of BayWa Corporation is a member of our Board of Directors.

      During 2002, we purchased approximately $127.5 million of equipment components from our manufacturing joint venture, GIMA, at cost. As of July 1, 2003, we began consolidating GIMA in accordance with the requirements of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities and Interpretation of ARB No. 51,” or FIN 46. During 2003 and 2002, we also purchased approximately $5.6 million and $5.3 million, respectively, of equipment components from our manufacturing joint venture, Deutz AGCO Motores SA, at prices approximating cost.

Foreign Currency Risk Management

      We have significant manufacturing operations in France, Germany, Brazil and Denmark, and we purchase a portion of our tractors, combines and components from third-party foreign suppliers, primarily in various European countries and in Japan. We also sell products in over 140 countries throughout the world. The majority of our revenue outside the United States is denominated in the currency of the customer location, with the exception of sales in the Middle East, Africa and Asia where revenue is primarily denominated in British pounds, Euros or United States dollars. See “Segment Reporting” in note 15 in the notes to our audited consolidated financial statements for the year ended December 31, 2003 for sales by customer location. Our most significant transactional foreign currency exposures are the Euro, Brazilian real and the Canadian dollar in relation to the United States dollar. Fluctuations in the value of foreign currencies create exposures, which can adversely affect our results of operations.

      We attempt to manage our transactional foreign exchange exposure by hedging foreign currency cash flow forecasts and commitments arising from the settlement of receivables and payables and from future purchases and sales. Where naturally offsetting currency positions do not occur, we hedge certain, but not all, of our exposures through the use of foreign currency forward contracts. Our hedging policy prohibits foreign currency forward contracts for speculative trading purposes. Our translation exposure resulting from translating the financial statements of foreign subsidiaries into United States dollars is not hedged. Our most significant translation exposures are the Euro and the Brazilian real in relation to the United States dollar. When practical, this translation impact is reduced by financing local operations with local borrowings.

      The following is a summary of foreign currency forward contracts used to hedge currency exposures. All contracts have a maturity of less than one year. The net notional amounts and fair value gains or losses as of December 31, 2003 stated in United States dollars are as follows (in millions, except average contract rate):

	Net
	Notional	Average
	Amount	Contract	Fair Value
	Buy/(Sell)	Rate*	Gain/(Loss)

Australian dollar	$8.0	1.29	$(0.3)
British pound	24.0	0.57	0.3
Canadian dollar	(38.4)	1.31	(0.2)
Danish krone	(6.5)	5.73	0.2
Euro	158.5	0.79	0.7
Japanese yen	7.7	107.28	—
Mexican peso	(14.4)	11.36	(0.1)
New Zealand dollar	1.1	1.53	—
Norwegian krone	4.2	6.70	—
South African rand	(0.5)	6.69	—
Swedish krona	2.9	7.17	—

			$0.6

*	Per United States dollar

     Because these contracts were entered into for hedging purposes, the gains and losses on the contracts would largely be offset by gains and losses on the underlying firm commitment.

Interest Rates

      We manage interest rate risk through the use of fixed rate debt and may in the future utilize interest rate swap contracts. We have fixed rate debt from our senior notes, our senior subordinated notes and our convertible senior subordinated notes. Our floating rate exposure is related to our revolving credit facility and our securitization facilities, which are tied to changes in United States and European LIBOR rates. Assuming a 10.0% increase in interest rates, interest expense, net and the cost of our securitization facilities for the year ended December 31, 2003 would have increased by approximately $0.3 million.

      During 2001, we had an interest rate swap contract outstanding to further minimize the effect of potential interest rate increases on floating rate debt. This contract expired on December 31, 2001, and we had no interest rate swap contracts outstanding during the years ended December 31, 2003 and 2002.

Accounting Changes

      On January 1, 2002, we adopted SFAS No. 142. In accordance with the transition provisions of SFAS No. 142, the goodwill in each of our segments was tested for impairment as of January 1, 2002 as required by SFAS No. 142. We utilized a combination of valuation techniques including a discounted cash flow approach, a market multiple approach and a comparable transaction approach. Based on this evaluation, we determined that goodwill associated with our Argentine and North American reporting units was impaired.

As a result, we recorded a pre-tax write-down of goodwill of $27.7 million. This write-down was recognized as a cumulative effect of a change in accounting principle of $24.1 million, net of $3.6 million of taxes, in the first quarter of 2002.

      In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of this standard in 2003 had no impact on our current results of operations or financial position.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections.” SFAS No. 145 eliminates the requirement under SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” to report gains and losses from extinguishments of debt as extraordinary items in the income statement. Accordingly, gains or losses from extinguishments of debt for fiscal years beginning after May 15, 2002 shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the provisions of APB Opinion No. 30. Upon adoption of SFAS No. 145, any gain or loss on extinguishment of debt previously classified as an extraordinary item in prior periods presented that does not meet the criteria of APB Opinion No. 30 for such classification should be reclassified to conform with the provisions of SFAS No. 145. SFAS No. 145 also amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. In addition, SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. The new standard required us to reclassify the extraordinary loss recorded in 2001 to interest expense, net which resulted in a reduction in income before cumulative effect of a change in accounting principle of $0.8 million, or $0.01 per share, but had no impact on net income or stockholders’ equity. The consolidated statements of operations reflect the adoption of this standard.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost as defined in the Issue was recognized at the date of an entity’s commitment to an exit plan. Therefore, SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF Issue No. 94-3, and also establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for all exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not impact our restructuring plans related to the closure of the Coventry, England manufacturing facility. The DeKalb, Illinois closure was accounted for under the requirements of this standard.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” or FIN 45. FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantee. FIN 45 also requires additional disclosure about the guarantor’s obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective after December 15, 2002 and are included in Note 12 to the consolidated financial statements. The adoption of FIN 45 did not have a material impact on our results of operations or financial position.

      In January 2003, the FASB issued FIN 46, as revised in December 2003, which addresses the consolidation by business enterprises of variable interest entities, to which the usual condition of consolidating a controlling financial interest does not apply. FIN 46 requires an entity to assess its equity investments to determine if they are variable interest entities. As defined in FIN 46, variable interests are contractual, ownership or other interests in an entity that change with changes in the entity’s net asset value. Variable interests in an entity may arise from financial instruments, service contracts, guarantees, leases or other arrangements with the variable interest entity. An entity that will absorb a majority of the variable interest entity’s expected losses or expected residual returns, as defined in FIN 46, is considered the primary beneficiary of the variable interest entity. The primary beneficiary must include the variable interest entity’s assets, liabilities and results of operations in its consolidated financial statements. FIN 46 is immediately effective for all variable interest entities created after January 31, 2003. For variable interest entities created prior to this date, the provisions of FIN 46 must be applied no later than the first interim period ending after March 15, 2004; however, all public companies must apply the unmodified provisions of FIN 46 to entities considered “special purpose entities” by the end of the first reporting period ending after December 15, 2003. We analyzed the provisions of FIN 46 as they relate to our current securitization facilities and special purpose entity related to these facilities, and concluded that we do not believe they are impacted by this interpretation. In addition, we analyzed the provisions of FIN 46 as they relate to the accounting for our investments in joint ventures and determined that we are the primary beneficiary of one of our joint ventures, GIMA. GIMA was established in 1994 between AGCO and Renault Agriculture S.A. to cooperate in the field of purchasing, design and manufacturing of components for agricultural tractors. Each party has a 50% ownership in the joint venture. On July 1, 2003, we began consolidating the accounts of GIMA. Historically, we accounted for our investment in GIMA under the equity method. The consolidation of GIMA did not have a material impact on our results of operations or financial position.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities.” The statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement amends Statement No. 133 for decisions made as part of the Derivatives Implementation Group process, in connection with other Board projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative. The adoption of this standard in 2003 had no impact on our current results of operations or financial position.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, our third quarter of fiscal 2003. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. The adoption of this standard in 2003 had no impact on our current results of operations or financial position.

BUSINESS

Our Company

      We are the third largest manufacturer and distributor of agricultural equipment and related replacement parts in the world based on annual net sales. We sell a full range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment and implements. Our products are widely recognized in the agricultural equipment industry and are marketed under a number of brand names, including: AGCO®, AgcoAllis®, AgcoStar®, Ag-Chem®, Challenger®, Farmhand®, Fendt®, Fieldstar®, Gleaner®, Glencoe®, Hesston®, Lor*Al®, Massey Ferguson®, New Idea®, RoGator®, SoilteqTM, Spra-Coupe®, Sunflower®, Terra-Gator®, Tye®, White® and Willmar®. We distribute most of our products through a combination of approximately 8,400 independent dealers and distributors, associates and licensees in more than 140 countries. In addition, we provide retail financing in North America, the United Kingdom, France, Germany, Spain, Ireland and Brazil through our finance joint ventures with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., which we refer to as “Rabobank.”

      As a result of the Valtra acquisition consummated on January 5, 2004 (see “Prospectus Supplement Summary—Valtra Acquisition”), we also began marketing under the Valtra® and SisuDieselTM brand names. Depending on the markets, we distribute these products directly to end customers or through Valtra’s 820 independent dealers and distributors.

      Since our formation in June 1990, we have grown substantially through a series of over 20 acquisitions. We have been able to expand and strengthen our independent dealer network, introduce new tractor product lines and complementary non-tractor products in new markets and expand our replacement parts business to meet the needs of our customers.

      As part of our acquisition strategy, we also identify areas of our business in which we can decrease excess capacity and eliminate duplication in administrative, sales, marketing and production functions. Since 1991, we have completed several restructuring initiatives in which we have relocated production to more efficient facilities, closed ten manufacturing facilities and reduced operating expenses. Further, we have achieved significant cost savings and efficiencies by eliminating duplicative administrative, sales and marketing functions, increasing manufacturing plant utilization and engineering common product platforms for certain products.

Valtra

      On January 5, 2004, we completed our acquisition of the Valtra tractor and diesel engine operations of Kone for €600.6 million net of approximately €21.4 million cash acquired (or approximately $755.9 million net), subject to customary closing adjustments. Valtra is a global tractor and off-road engine manufacturer with market leadership positions in the Nordic region of Europe and Latin America.

          Business

      Valtra is a global tractor and off-road engine manufacturer headquartered in Suolahti, Finland and is the fifth largest tractor producer in the world. Valtra sells its Valtra brand tractors and Sisu brand diesel engines in over 70 countries and has leading market positions in the Nordic region and in Latin America. Over the last few years, Valtra has focused on becoming the market leader in tractors in terms of return on assets and operating margin rather than market share.

      Valtra’s operations are structured around three divisions: Tractors Europe, Tractors Latin America and Sisu Diesel Engines.

          Tractor Divisions

      Valtra’s Tractors Europe business is the Nordic market leader with an approximate 30% market share, while its Western European market share has grown over the last ten years. Valtra has been the market leader in Scandinavia since its merger with Volvo’s tractor business in 1979. Valtra has operated in Finland for 52 years.

      Valtra’s Tractors Latin America is the third largest tractor manufacturer in the Latin American market. It established its factory near Sao Paulo in 1960, which is the largest factory of its kind in Brazil.

          Diesel Engine Division

      Valtra’s Sisu Diesel Engines division produces Sisu diesel engines, gears and generating sets for sale to third parties, including AGCO, CNH Global and Partek, as well as Valtra’s two tractor divisions. The Sisu diesel manufacturing facilities are located in Nokia, Finland.

      The Engines Division specializes in the manufacture of offroad engines in the 50-450 horsepower range. Sisu engines are built to deliver lower horsepower but very high torque, which enables them to perform on par with larger, more powerful engines produced by Sisu’s competitors.

      In 2002, Sisu introduced the new Fortius engine series, which complies with Tier 2 pollution rules set by European Union regulatory authorities. Valtra expects to introduce engines meeting Tier 3 requirements in 2005.

          Production Initiatives

      During the recession of the 1990s, Valtra restructured its sales and production processes for its Nordic customers by applying the concept of “mass customization” to its tractor production and sales. Customers are able to order customized tractors that Valtra assembles as orders are received. Because the final product is built to order, all parts and required assemblies can be ordered directly from Valtra’s suppliers and used immediately. With its just-in-time production process, Valtra is able to produce customized products and reduce inventories of parts, assemblies and final tractors while having a more focused customer sales effort and more efficient dealers. As a result of this process, Valtra reduces its requirement to maintain finished goods inventories.

      In late 2002, Valtra introduced several new product lines and commenced plant expansions in Suolahti, Finland to meet growing demand following record sales in 2002. Many of Valtra’s worldwide sales are direct-to-end-user, providing Valtra with unique, direct customer access.

      Valtra was owned by Kone, a Finnish engineering and services company, which acquired Valtra in 2002 as part of the acquisition of Partek AB. In order to reduce debt and concentrate on container and load handling, Kone made the strategic decision to sell, among other assets, the Valtra tractor and Sisu engine businesses.

Products

          Tractors

      Our compact tractors (under 40 horsepower) are sold under the AGCO, Challenger and Massey Ferguson brand names and typically are used on small farms and in specialty agricultural industries, such as dairies, landscaping and residential areas. We also offer a full range of tractors in the utility tractor category (40-100 horsepower), including two-wheel and all-wheel drive versions. We sell utility tractors under the AGCO, Challenger, Massey Ferguson, AgcoAllis and Fendt brand names. In addition, we began selling utility tractors under the Valtra brand name as a result of our acquisition of Valtra in January 2004. Utility tractors are typically used on small- and medium-sized farms and in specialty agricultural industries, such as orchards and vineyards. In addition, we offer a full range of tractors in the high horsepower segment (primarily 100-500 horsepower). High horsepower tractors typically are used on larger farms and on cattle ranches for hay production. We sell high horsepower tractors under the AGCO, Challenger, Massey Ferguson, Fendt and Valtra brand names. Tractors accounted for approximately 58% of our net sales in 2003, 2002 and 2001, and in the future will account for a greater percentage of net sales as a result of the Valtra acquisition.

          Combines

      We sell combines under the Gleaner, Massey Ferguson, Fendt, Challenger and AgcoAllis brand names. Depending on the market, Gleaner and Massey Ferguson combines are sold with conventional or rotary technology, while the Fendt and AgcoAllis combines utilize conventional technology. All combines are complemented by a variety of crop-harvesting heads, available in different sizes, which are designed to maximize harvesting speed and efficiency while minimizing crop loss. Combines accounted for approximately 9% of our net sales in 2003, 7% in 2002 and 8% in 2001.

          Sprayers

      We offer self-propelled, three- and four-wheeled vehicles and related equipment for use in the application of liquid and dry fertilizers and crop protection chemicals. We manufacture chemical sprayer equipment for use both prior to planting crops, known as pre-emergence, and after crops emerge from the ground, known as post-emergence, under the RoGator, Terra-Gator, Spra-Coupe, Lor*Al and Willmar brand names. We also manufacture related equipment, including vehicles used for waste application that are specifically designed for subsurface liquid injection and surface spreading of biosolids, such as sewage sludge and other farm or industrial waste that can be safely used for soil enrichment. Sprayers accounted for approximately 7% of our net sales in 2003, 8% in 2002 and 6% in 2001.

          Hay Tools and Forage Equipment, Implements and Other Products

      We sell hay tools and forage equipment primarily under the Hesston brand name and, to a lesser extent, the New Idea, Massey Ferguson, Challenger and White brand names. Hay and forage equipment includes both round and rectangular balers, self-propelled windrowers, forage harvesters, disc mowers and mower conditioners and are used for the harvesting and packaging of vegetative feeds used in the beef cattle, dairy and horse industries.

      We also distribute a wide range of implements, planters and other equipment for our product lines. Tractor-pulled implements are used in field preparation and crop management. Implements include: disk harrows, which improve field performance by cutting through crop residue, leveling seed beds and mixing chemicals with the soil; heavy tillage, which breaks up soil and mixes crop residue into topsoil, with or without prior disking; and field cultivators, which prepare a smooth seed bed and destroy weeds. Tractor-pulled planters apply fertilizer and place seeds in the field. Other equipment primarily includes loaders, which are used for a variety of tasks including lifting and transporting hay crops. We sell implements, planters and other products under the Hesston, New Idea, Massey Ferguson, White, Sunflower, Tye, Farmhand, Glencoe and Fendt brand names. Hay tools and forage equipment, implements and other products accounted for approximately 11% of our net sales in 2003 and 10% in 2002 and 2001.

      Through our Fieldstar brand precision farming system, we offer software and hardware products that provide farmers with the capability to enhance productivity by utilizing global positioning system, or GPS, technology, yield mapping, variable rate planting, and application and site specific agriculture. Many of our tractors, combines, planters, sprayers, tillage and other application equipment are equipped to employ the Fieldstar system technology at the customer’s option. In addition, our Soilteq operation designs and merchandises site-specific farming systems to enhance crop yield and productivity.

      As a result of our acquisition of Valtra, we acquired the SisuDiesel Engines division of Valtra, which produces diesel engines, gears and generating sets for use in Valtra and certain AGCO products and for sale to third parties. The engine division of Valtra specializes in the manufacture of offroad engines in the 50-450 horsepower range.

          Replacement Parts

      In addition to sales of new equipment, our replacement parts business is an important source of revenue and profitability for both us and our dealers. We sell replacement parts many of which are proprietary for products sold under all of our brand names. These parts help keep farm equipment in use, including products no longer in production. Since most of our products can be economically maintained with parts and service for a period of ten to 20 years, each product that enters the marketplace provides us with a potential long-term revenue stream. In addition, sales of replacement parts typically generate higher gross margins and historically have been less cyclical than new product sales. Replacement parts accounted for approximately 15% of our net sales in 2003, 17% in 2002 and 18% in 2001.

Marketing and Distribution

      We distribute products primarily through a network of independent dealers and distributors. Our dealers are responsible for retail sales to the equipment’s end user in addition to after-sales service and support of the equipment. Our distributors may sell our products through a network of dealers supported by the distributor. Through our acquisitions and dealer development activities, we have broadened our product lines, expanded our dealer network and strengthened our geographic presence in Western Europe, North America, South America and the rest of the world. Our sales are not dependent on any specific dealer, distributor or group of dealers. We intend to maintain the separate strengths and identities of our brand names and product lines.

          Western Europe

      We market fully assembled tractors and other equipment in all Western European markets directly through a network of approximately 2,000 independent Massey Ferguson, Fendt and Challenger dealer outlets and agricultural cooperatives. In addition, we sell through independent distributors and associates in certain markets, which distribute through approximately 760 Massey Ferguson and Fendt dealer outlets. In many cases, dealers carry competing or complementary products from other manufacturers. Sales in Western Europe accounted for approximately 46% of our net sales in 2003, 2002 and 2001. As a result of our acquisition of Valtra on January 5, 2004, we distribute tractors and replacement parts under the Valtra brand name in Western Europe. Depending on the market, these products are sold directly to the end user or through independent dealers and distributors.

          North America

      We market and distribute farm machinery, equipment and replacement parts to farmers in North America through a network of approximately 2,900 independent dealers, each representing one or more of our brand names. Dealers may also sell competitive and dissimilar lines of products. We sell certain of our sprayer brands acquired in the Ag-Chem acquisition directly to the end customer, often a fertilizer and chemical supplier. We also provide a portion of the after-sales service and support for these sprayer products. Sales in North America accounted for approximately 34% of our net sales in 2003, 36% in 2002 and 35% in 2001. As a result of our acquisition of Valtra on January 5, 2004, we distribute tractors and replacement parts under the Valtra brand name in North America through independent dealers and distributors.

          South America

      We market and distribute farm machinery, equipment and replacement parts to farmers in South America through several different networks. In Brazil and Argentina, we distribute products directly to approximately 250 independent dealers, primarily supporting the Massey Ferguson and AgcoAllis brand names. In Brazil, dealers are generally exclusive to one manufacturer. Outside of Brazil and Argentina, we sell our products in South America through independent distributors. Sales in South America accounted for approximately 12% of our net sales in 2003, 9% in 2002 and 10% in 2001. As a result of our acquisition of Valtra on January 5, 2004, we distribute tractors and replacement parts under the Valtra brand name in South America through independent dealers and distributors.

          Rest of the World

      Outside Western Europe, North America and South America, we operate primarily through a network of approximately 2,500 independent Massey Ferguson, Fendt and Challenger distributors and dealer outlets, as well as associates and licensees, marketing our products and providing customer service support in approxi-

mately 100 countries in Africa, the Middle East, Eastern and Central Europe, Australia and Asia. With the exception of Australia and New Zealand, where we directly support our dealer network, we generally utilize independent distributors, associates and licensees to sell our products. These arrangements allow us to benefit from local market expertise to establish strong market positions with limited investment. In some cases, we also sell agricultural equipment directly to governmental agencies. Sales outside Western Europe, North America and South America accounted for approximately 8% of our net sales in 2003 and 9% in 2002 and 2001. As a result of our acquisition of Valtra on January 5, 2004, we distribute tractors and replacement parts under the Valtra brand name in the Middle East, Eastern and Central Europe, Australia and Asia through independent dealers and distributors.

      In Western Europe and the rest of the world, associates and licensees provide a significant distribution channel for our products and a source of low cost production for certain Massey Ferguson products. Associates are entities in which we have an ownership interest, most notably in India. Licensees are entities in which we have no direct ownership interest, most notably in Pakistan and Turkey. The associate or licensee generally has the exclusive right to produce and sell Massey Ferguson equipment in its home country but may not sell these products in other countries. We generally license to these associates certain technology as well as the right to use Massey Ferguson’s trade names. We sell products to associates and licensees in the form of components used in local manufacturing operations, tractor kits supplied in completely knocked down form for local assembly and distribution, and fully assembled tractors for local distribution only. In certain countries, our arrangements with associates and licensees have evolved to where we principally provide technology, technical assistance and quality control. In these situations, licensee manufacturers sell certain tractor models under the Massey Ferguson brand name in the licensed territory and also may become a source of low cost production for us.

Parts Distribution

      In Western Europe, our parts operation is supported by master distribution facilities in Desford, England and Ennery, France and regional parts facilities in Spain, Denmark and Italy. We support our sales of replacement parts in North America through our master parts warehouse in Batavia, Illinois and regional warehouses throughout North America. In the Asia/Pacific region, we support our parts operation through a master distribution facility in Melbourne, Australia. In South America, replacement parts are maintained and distributed primarily from our facilities in Brazil and Argentina.

Dealer Support and Supervision

      We believe that one of the most important criteria affecting a farmer’s decision to purchase a particular brand of equipment is the quality of the dealer who sells and services the equipment. We provide significant support to our dealers in order to improve the quality of our dealer network. We monitor each dealer’s performance and profitability and establish programs that focus on continual dealer improvement. In North America, we also identify open markets with the greatest potential for each brand and select an existing dealer, or a new dealer, who would best represent the brand in that territory. We protect each existing dealer’s territory and will not place the same brand with another dealer within that protected area. Internationally, we also focus on the development of our dealers. We analyze, on an ongoing basis, the regions of each country where market share is not acceptable. Based on this analysis, we may add a dealer in a particular territory or a non-performing dealer may be replaced or refocused on performance standards.

      We believe that our ability to offer our dealers a full product line of agricultural equipment and related replacement parts, as well as our ongoing dealer training and support programs focusing on business and inventory management, sales, marketing, warranty and servicing matters and products, helps ensure the vitality and increase the competitiveness of our dealer network. In addition, we maintain dealer advisory groups to obtain dealer feedback on our operations. We believe all of these programs contribute to the good relations we generally enjoy with our dealers.

      In addition, we have agreed to provide our dealers with competitive products, terms and pricing. We also give our dealers volume sales incentives, demonstration programs and other advertising to assist sales. We design our competitive sales programs, including retail financing incentives, and our policies for maintaining parts and service availability with extensive product warranties to enhance our dealers’ competitive position. In general, either party may cancel dealer contracts within certain notice periods.

Wholesale Financing

      Primarily in the United States and Canada, we engage in the standard industry practice of providing dealers with floor plan payment terms for their inventories of farm equipment for extended periods. The terms of our wholesale finance agreements with our dealers vary by region and product line, with fixed payment schedules on all sales. In the United States and Canada, dealers typically are not required to make an initial down payment, and our terms allow for an interest-free period generally ranging from one to 12 months, depending on the product. We also provide financing to dealers on used equipment accepted in trade. We retain a security interest in all new and used equipment we finance.

      Typically, sales terms outside the United States and Canada are of a shorter duration, generally ranging from 30 to 180 days. In many cases, we retain a security interest in the equipment sold on extended terms. In certain international markets, our sales are backed by letters of credit or credit insurance.

      For sales outside of the United States and Canada, we do not normally charge interest on outstanding receivables from our dealers and distributors. For sales to dealers or distributors in the United States and Canada, where we generated approximately 27.5% of our net sales in 2003, interest is generally charged at or above prime lending rates on outstanding receivable balances after interest-free periods. These interest-free periods vary by product and range from one to 12 months, with the exception of certain seasonal products, which bear interest after various periods depending on the time of year of the sale and the dealer’s or distributor’s sales volume during the preceding year. For the year ended December 31, 2003, 18.6%, 6.7%, 1.4% and 0.8% of our net sales had maximum interest-free periods ranging from 1 to 6 months, 7 to 12 months, 13 to 20 months and 21 months or more, respectively. Actual interest-free periods are shorter than suggested by these percentages because receivables from our dealers and distributors in the United States and Canada are due immediately upon sale of the equipment to a retail customer. Under normal circumstances, interest is not forgiven and interest-free periods are not extended.

Retail Financing

      Through our retail financing joint ventures located in North America, the United Kingdom, France, Germany, Spain, Ireland and Brazil, we provide a competitive and dedicated financing source to the end users of our products, as well as equipment produced by other manufacturers. These retail finance companies are owned 49% by us and 51% by a wholly-owned subsidiary of Rabobank. We can tailor retail finance programs to prevailing market conditions, and such programs can enhance our sales efforts.

Manufacturing and Suppliers

Manufacturing and Assembly

      We have consolidated the manufacturing of our products in locations where capacity, technology or local costs are optimized. Furthermore, we continue to balance our manufacturing resources with externally-sourced machinery, components and replacement parts to enable us to better control inventory and our supply of components. We believe that our manufacturing facilities are sufficient to meet our needs for the foreseeable future.

Western Europe

      In 2003, we completed a restructuring plan related to the closure of our tractor manufacturing facility in Coventry, England and the relocation of existing production at Coventry to our Beauvais, France and Canoas, Brazil manufacturing facilities. Our tractor manufacturing operations in Western Europe are now located in Beauvais, France and Marktoberdorf, Germany. In addition, we maintain a combine manufacturing facility in Randers, Denmark. The Beauvais facility produces 65 to 225 horsepower tractors marketed under the Massey

Ferguson, Challenger and AGCO brand names. The Marktoberdorf facility produces 50 to 260 horsepower tractors marketed under the Fendt brand name. The Randers facility produces conventional combines under the Massey Ferguson and Fendt brand names. We also assemble forklifts in our Kempten, Germany facility for sale to third parties and assemble cabs for our Fendt tractors in Baumenheim, Germany. As a result of our acquisition of Valtra, we have a tractor manufacturing facility in Suolahti, Finland, as well as a diesel engine manufacturing facility in Linnavuori, Finland. We have a joint venture with Renault Agriculture S.A. for the manufacture of driveline assemblies for tractors produced in our facility in Beauvais. By sharing overhead and engineering costs, this joint venture has resulted in a decrease in the cost of these components.

North America

      Our current manufacturing operations in North America are located in Beloit, Kansas; Hesston, Kansas; Jackson, Minnesota; and Queretaro, Mexico. The Beloit facility produces tillage, seeding and specialty harvesting equipment under the Sunflower brand name. The Hesston facility produces hay and forage equipment marketed under the Hesston, New Idea, Challenger and Massey Ferguson brand names, conventional and rotary combines under the Gleaner, Massey Ferguson and Challenger brand names, and planters under the White brand name. In March 2003, we announced our plan to close the DeKalb, Illinois Challenger tractor facility and completed the relocation of production to our Jackson, Minnesota facility in June 2003. We produce high horsepower track tractors for the Challenger brand name, self-propelled sprayers marketed under the Lor*Al, RoGator, Spra-Coupe, Terra-Gator and Willmar brand names, wheeled loaders marketed under the Willmar and Massey Ferguson brand names, and dry fertilizer spreaders marketed under the Willmar brand name, in our Jackson facility. In Queretaro, we assemble tractors for distribution in the Mexican market.

South America

      Our manufacturing operations in South America are located in Brazil. In Canoas, Rio Grande do Sul, Brazil, we manufacture and assemble tractors, ranging from 50 to 210 horsepower, and industrial loader-backhoes. The tractors are sold under the Massey Ferguson, AgcoAllis and Challenger brand names. We also manufacture conventional combines marketed under the Massey Ferguson and AgcoAllis brand names in Santa Rosa, Rio Grande do Sul, Brazil. As a result of our acquisition of Valtra, we have a tractor manufacturing facility in Mogi das Cruzes, Brazil.

Third-Party Suppliers

      We believe that managing the level of our and our dealers’ inventory is critical to maintaining favorable pricing for our products. Unlike many of our competitors, we externally source many of our products, components and replacement parts. Our production strategy minimizes our research and development and capital investment requirements and allows us greater flexibility to respond to changes in market conditions.

      We purchase some of the products we distribute from third-party suppliers. We purchase standard and specialty tractors from SAME Deutz-Fahr Group S.p.A. and distribute these tractors worldwide. In addition, we purchase some tractor models from a licensee in Turkey and compact tractors from Iseki & Company, Limited, a Japanese manufacturer. We also purchase other tractors, implements and hay and forage equipment from various third-party suppliers.

      In addition to the purchase of machinery, third-party companies supply significant components used in our manufacturing operations, such as engines. We select third-party suppliers that we believe are low cost, high quality and possess the most appropriate technology. We also assist in the development of these products or component parts based upon our own design requirements. Our past experience with outside suppliers has been favorable. Although we currently depend on outside suppliers for several of our products, we believe that, if necessary, we could identify alternative sources of supply without material disruption to our business.

Seasonality

      Generally, retail sales by dealers to farmers are highly seasonal and are a function of the timing of the planting and harvesting seasons. To the extent practicable, we attempt to ship products to our dealers and distributors on a level basis throughout the year to reduce the effect of seasonal retail demands on our manufacturing operations and to minimize our investment in inventory. Our financing requirements are subject to variations due to seasonal changes in working capital levels, which typically increase in the first half of the year and then decrease in the second half of the year. December is typically our largest month for retail sales because our customers purchase a higher volume of our products at year end with funds from their completed harvests and when dealer incentives may be the greatest.

Competition

      The agricultural industry is highly competitive. We compete with several large national and international full-line suppliers, as well as numerous short-line and specialty manufacturers with differing manufacturing and marketing methods. Our two principal competitors on a worldwide basis are Deere & Company and CNH Global N.V. In certain Western European and South American countries, we have regional competitors that have significant market share in a single country or a group of countries.

      We believe several key factors influence a buyer’s choice of farm equipment, including the strength and quality of a company’s dealers, the quality and pricing of products, dealer or brand loyalty, product availability, the terms of financing and customer service. We believe that we have improved, and we continually seek to improve, in each of these areas. Our primary focus is increasing farmers’ loyalty to our dealers and overall dealer organizational quality in order to distinguish us in the marketplace. See “—Marketing and Distribution” for additional information.

Engineering and Research

      We make significant expenditures for engineering and applied research to improve the quality and performance of our products and to develop new products. Our expenditures on engineering and research were approximately $71.4 million, or 2% of net sales, in 2003, $57.2 million, or 2% of net sales, in 2002, and $49.6 million, or 2% of net sales, in 2001.

Intellectual Property

      We own and have licenses to the rights under a number of domestic and foreign patents, trademarks, trade names and brand names relating to our products and businesses. We defend our patent, trademark and trade and brand name rights primarily by monitoring competitors’ machines and industry publications and conducting other investigative work. We consider our intellectual property rights, including our rights to use our trade and brand names, important in the operation of our businesses. However, we do not believe we are dependent on any single patent, trademark or trade name or group of patents or trademarks, trade names or brand names. Our products are distributed under the brand names AGCO, AgcoAllis, AgcoStar, Ag-Chem, Challenger, Farmhand, Fendt, Fieldstar, Gleaner, Glencoe, Hesston, Lor*Al, Massey Ferguson, New Idea, RoGator, Soilteq, Spra-Coupe, SisuDiesel, Sunflower, Terra-Gator, Tye, Valtra, White and Willmar.

Environmental Matters and Regulation

      We are subject to environmental laws and regulations concerning emissions to the air, discharges of processed or other types of wastewater, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws and regulations are constantly changing, and the effects that they may have on us in the future are impossible to predict with accuracy. It is our policy to comply with all applicable environmental, health and safety laws and regulations, and we believe that any expense or liability we may incur in connection with any noncompliance with any law or regulation or the cleanup of any of our properties will not have a materially adverse effect on us. We believe that we are in compliance in all material respects with all applicable laws and regulations.

      The United States Environmental Protection Agency has issued regulations concerning permissible emissions from off-road engines. We do not anticipate that the cost of compliance with the regulations will have a material impact on us. As a result of our acquisition of Valtra on January 5, 2004, we acquired the SisuDiesel Engine division of Valtra, which specializes in the manufacture of offroad engines in the 40-450 horsepower range. We believe SisuDiesel currently complies with Com II and Tier II emission requirements set by European and U.S. regulatory authorities. Tier III emission requirements must be met starting in January 2005, and we expect to meet those requirements through the introduction of new technology on the engines.

      Our international operations also are subject to environmental laws, as well as various other national and local laws, in the countries in which we manufacture and sell our products. We believe that we are in compliance with these laws in all material respects and that the cost of compliance with these laws in the future will not have a material adverse effect on us.

Regulation and Government Policy

      Domestic and foreign political developments and government regulations and policies directly affect the agricultural industry in the United States and abroad and indirectly affect the agricultural equipment business. The application, modification or adoption of laws, regulations or policies could have an adverse effect on our business.

      We are subject to various federal, state and local laws affecting our business, as well as a variety of regulations relating to such matters as working conditions and product safety. A variety of laws regulate our contractual relationships with our dealers. These laws impose substantive standards on the relationship between us and our dealers, including events of default, grounds for termination, non-renewal of dealer contracts and equipment repurchase requirements. Such laws could adversely affect our ability to terminate our dealers.

Employees

      As of December 31, 2003, we employed approximately 11,300 employees, including approximately 3,400 employees in the United States and Canada. Valtra had approximately 2,600 employees as of December 31, 2003. A majority of our employees at our manufacturing facilities, both domestic and international, are represented by collective bargaining agreements with contracts that expire on varying dates. We currently do not expect any significant difficulties in renewing these agreements.

Properties

      Our principal properties as of March 31, 2004, were as follows:

		Leased	Owned
Location	Description of Property	(Sq. Ft.)	(Sq. Ft.)

North America:
Batavia, Illinois	Parts Distribution	310,200
Beloit, Kansas	Manufacturing		265,850
DeKalb, Illinois(1)	Manufacturing		315,900
Duluth, Georgia	Corporate Headquarters	125,000
Hesston, Kansas	Manufacturing		1,276,500
Jackson, Minnesota	Manufacturing		577,300
Kansas City, Missouri	Warehouse	496,700
Lockney, Texas(2)	Manufacturing	190,000
Queretaro, Mexico	Manufacturing		13,500
Willmar, Minnesota(3)	Manufacturing		158,180
International:
Coventry, United Kingdom(4)	Regional Headquarters/Manufacturing	98,700
Beauvais, France(5)	Manufacturing		2,720,000
Marktoberdorf, Germany	Manufacturing		668,000
Baumenheim, Germany	Manufacturing		455,000
Grubbenvorst, Holland	Manufacturing	11,900	37,700
Kempten, Germany	Manufacturing		107,400
Randers, Denmark	Manufacturing		683,000
Haedo, Argentina	Parts Distribution/Sales Office	32,000
Canoas, Rio Grande do Sul, Brazil	Regional Headquarters/Manufacturing		452,400
Santa Rosa, Rio Grande do Sul, Brazil	Manufacturing		297,100
Ennery, France	Parts Distribution		861,000
Sunshine, Victoria, Australia(6)	Regional Headquarters	37,200
Tottenham, Victoria, Australia	Parts Distribution		180,000
Stoneleigh, United Kingdom	Training Facility/Office	20,000
Valtra (acquired January 5, 2004):
Linnavuori, Finland	Manufacturing		290,300
Suolahti, Finland	Manufacturing		394,500
Mogi das Cruzes, Brazil	Manufacturing		686,300

(1)	We closed our DeKalb, Illinois Challenger tractor facility in 2003 and relocated production to our Jackson, Minnesota facility. The DeKalb facility is currently being marketed for sale.
(2)	We closed our production facility in Lockney, Texas in 2000.
(3)	In connection with the Ag-Chem acquisition, we closed our production facilities in Willmar, Minnesota and the acquired Benson, Minnesota manufacturing facility. The remaining facilities are being marketed for sale.
(4)	We closed our Coventry, England manufacturing facility in 2003. On January 30, 2004, we sold the facility and are leasing approximately 98,700 square feet of the total 4,135,150 square foot facility back from the buyer under a three-year lease. The lease is cancelable at our option in two years.
(5)	Includes our joint venture with GIMA, in which we own a 50% interest.
(6)	We sold our Sunshine, Victoria location in October 2003, and are occupying the space until construction of our new facility in Sunshine, Victoria is completed, which is anticipated to be June 2004. Our Tottenham, Victoria facility is currently being marketed for sale, and the parts distribution operations will be relocated to the new Sunshine facility in June 2004 as well. The new Sunshine, Victoria facility will be approximately 243,500 square feet.

     We consider each of our facilities to be in good condition and adequate for its present use. We believe that we have sufficient capacity to meet our current and anticipated manufacturing requirements.

Legal Proceedings

      During the second quarter of 2002, we announced and initiated a restructuring plan related to the closure of our tractor manufacturing facility in Coventry, England. The terms of the plan included the termination of approximately 1,100 employees following completion of production in the Coventry facility.

      In October 2002, we applied to the High Court in London, England for clarification of a provision in our United Kingdom pension plan that governs the value of pension payments payable to an employee who is over 50 years old and who retires from service in certain circumstances prior to his normal retirement date. The primary matter before the High Court was whether pension payments to such employees, including those who take early retirement and those terminated due to the closure of our Coventry facility, should be reduced to compensate for the fact that the pension payments begin prior to normal retirement age of 65. In December 2002, the High Court ruled against our position that reduced pension payments are payable in the context of early retirements or terminations. We appealed the High Court’s ruling, and in July 2003, the Court of Appeal ruled that employees terminated as a result of the closure of the Coventry facility do not qualify for full pensions, thereby reversing the earlier High Court ruling for this aspect of the case, but ruled that other employees might qualify. The representatives of the beneficiaries of the pension plan have sought the right to appeal to the House of Lords, and on March 26, 2004, the House of Lords denied their request.

      As a result of the court’s ruling in that case, certain employees who took early retirement in prior years under voluntary retirement arrangements would be entitled to additional payments, and therefore we recorded a charge in the second quarter of 2003, included in restructuring expenses, of approximately $12.4 million to reflect our current estimate of the additional pension liability associated with previous early retirement programs. The timing of our obligation to fund cash into the pension plan with respect to this increased liability, as well as our existing liabilities, depends on many factors, including the overall funded status of the plan and the investment returns of the plan’s assets and is the subject of ongoing negotiations with representatives of the beneficiaries of the pension plan.

      On February 5, 2004, we announced that we had received an informal inquiry from the SEC asking for our policies and related information with regard to our accounting for revenue recognition (particularly bill and hold transactions), sales and sales returns and allowances, plant and facility closing costs and reserves, and personal use of corporate aircraft. We responded to the SEC’s inquiry and subsequently met with the SEC to answer any questions that the SEC had regarding our response. On March 10, 2004, the SEC informed us that it had terminated its inquiry.

      As a result of our announcement of this SEC inquiry, on February 6, 2004, Sekuk Global Enterprises filed a putative class action complaint in the U.S. District Court for the Northern District of Illinois (Civil Action No. 04-C-961) on behalf of all persons who purchased or otherwise acquired AGCO securities between February 6, 2003 and February 4, 2004, inclusive (the “Class Period”). Subsequently, three additional similar complaints were filed in the U.S. District Court for the Northern District of Georgia by the City of Dania Beach Police & Firefighters’ Retirement System (Civil Action No. 1:04-CV-0535), Ann Vogel (Civil Action No. 1:04-CV-0617), and Detectives Endowment Association Annuity Fund (Civil Action No. 1:04-CV-0666) and an additional similar complaint was filed in the U.S. District Court for the Northern District of Illinois by George Villanueva (Civil Action No. 04-C-2196). In general, the complaints allege that we and our chief executive officer and chief financial officer violated securities laws and regulations by issuing materially false and misleading statements regarding our financial results during the Class Period that had the effect of artificially inflating the market price of our securities and request monetary damages and attorneys’ fees. A fifth complaint was filed in the U.S. District Court for the Northern District of Georgia by Sachin Joshi (Civil Action No. 1:04-CV-0669). This complaint is a derivative action and names our directors as defendants as well. In general, this complaint alleges that the directors breached their fiduciary duties to stockholders by permitting or participating in the activities alleged in the other complaints. We do not believe these cases have any merit and intend to defend against them.

      We are also a party to various legal claims and actions incidental to our business. We believe that none of these claims or actions, either individually or in the aggregate, is material to our business or financial condition, excluding a potential adverse outcome with respect to the pension case discussed above.

MANAGEMENT

      Our board of directors has ten directors divided into three classes, designated Class I, Class II and Class III. Messrs. Deml, Loehnis, Momot and Richenhagen are Class I directors; Messrs. Claycamp, Sauer and Visser are Class II directors; and Messrs. Booker, Johanneson, Moll and Ratliff are Class III directors. The three classes serve staggered three-year terms. Stockholders annually elect directors of one class to serve for three years or until their successors have been duly elected and qualified. The terms of our directors expire as follows: Class III expires in 2004, Class I expires in 2005 and Class II expires in 2006.

      The table below sets forth information as of March 31, 2004 with respect to each person who is a member of our board of directors or an executive officer.

Name	Age	Positions

Robert J. Ratliff	72	Chairman, President and Chief Executive Officer
Garry L. Ball	56	Senior Vice President—Engineering
Andrew H. Beck	40	Senior Vice President—Chief Financial Officer
Norman L. Boyd	60	Senior Vice President—Human Resources
David L. Caplan	56	Senior Vice President—Materials Management, Worldwide
Gary L. Collar	47	Senior Vice President and General Manager, EAME
Randall G. Hoffman	52	Senior Vice President and General Manager, Challenger Division
Frank C. Lukacs	45	Senior Vice President—Manufacturing Technologies and Quality
Stephen D. Lupton	59	Senior Vice President—Corporate Development and General Counsel
Dexter E. Schaible	54	Senior Vice President—Product Development
James M. Seaver	58	Senior Vice President and General Manager, Americas
W. Wayne Booker	69	Director
Henry J. Claycamp	73	Director
Wolfgang Deml	58	Director
Gerald B. Johanneson	63	Director
Anthony D. Loehnis	68	Director
Curtis E. Moll	64	Director
David E. Momot	66	Director
Martin Richenhagen	51	Director
Wolfgang Sauer	74	Director
Hendrikus Visser	59	Director

      Our board of directors has appointed Martin Richenhagen, age 51, as President and Chief Executive Officer. Mr. Richenhagen’s appointment will be effective upon receipt of the appropriate immigration approval. From January 2003 to February 2004, Mr. Richenhagen was Group Executive Vice President of Forbo International SA, a flooring material business. Mr. Richenhagen was Group President of Class KgaA mbH, a major farm equipment manufacturer and distributor from 1998 to December 2002.

      Set forth below is information regarding the business experience of our remaining executive officers.

      Robert J. Ratliff has served as the President and Chief Executive Officer of the Company, since January 2002. In addition, Mr. Ratliff has served as the Executive Chairman of the Board of Directors since January 1999, Chairman of the Board of Directors since August 1993, and a Director since June 1990. Mr. Ratliff previously served as Chief Executive Officer of the Company from January 1996 until November 1996 and from August 1997 to February 1999 and President and Chief Executive Officer from June 1990 to January 1996. Mr. Ratliff is also a director of the National Association of Manufacturers and the Association of Equipment Manufacturers. Mr. Ratliff is a member of the Board of Councilors of the Carter Center.

      Garry L. Ball has been Senior Vice President—Engineering since June 2002. Mr. Ball was Senior Vice President—Engineering and Product Development from June 2001 to June 2002. From 2000 to 2001, Mr. Ball was Vice President of Engineering at CapacityWeb.com. From 1999 to 2000, Mr. Ball was employed as Vice President of Construction Equipment New Product Development at CNH Global N.V. Prior to that assignment, he held several key positions including Vice President of Engineering Agricultural Tractor for New Holland N.V., Europe, and Chief Engineer for Tractors at Ford New Holland.

      Andrew H. Beck has been Senior Vice President—Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from April 2000 to January 2002, Corporate Controller from January 1996 to April 2000, Assistant Treasurer from March 1995 to January 1996 and Controller, International Operations from June 1994 to March 1995.

      Norman L. Boyd has been Senior Vice President—Human Resources since June 2002. Mr. Boyd was Senior Vice President—Corporate Development for the Company from October 1998 to June 2002, Vice President of Europe/ Africa/Middle East Distribution from February 1997 to September 1998, Vice President of Marketing, Americas from February 1995 to February 1997 and Manager of Dealer Operations from January 1993 to February 1995.

      David L. Caplan has been Senior Vice President—Material Management—Worldwide since October 2003. Mr. Caplan was the Senior Director of Purchasing of PACCAR Inc from January 2002 to October 2003 and was Director of Operation Support with Kenworth Truck Company from November 1997 to January 2002.

      Gary L. Collar has been Senior Vice President and General Manager, EAME since January 2004. Previously, Mr. Collar was Vice President, Worldwide Market Development for our Challenger Division from May 2002 until January 2004. Between 1994 and 2002, Mr. Collar held various senior executive positions with ZF Friedrichshaven A.G., including Vice President, Business Development, North America, from 2001 until 2002, and President and Chief Executive Officer of ZF-Unisia Autoparts, Inc., from 1994 until 2001.

      Randall G. Hoffman has been Senior Vice President and General Manager, Challenger Division since January 2004. Previously within AGCO, Mr. Hoffman held the positions of Vice President and General Manager, Worldwide Challenger Division, from June 2002 to January 2004, Vice President of Sales and Marketing, North America, from December 2001 to June 2002, Vice President, Marketing, North America, from April 2001 to November 2001, Vice President of Dealer Operations, from June 2000 to April 2001, Director, Distribution Development, North America, from April 2000 to June 2000, Manager, Distribution Development, North America, from May 1998 to April 2000, and General Marketing Manager, from January 1995 to May 1998.

      Frank C. Lukacs has been Senior Vice President—Manufacturing Technologies and Quality since October 2003. Mr. Lukacs was Senior Director of Manufacturing with Case Corporation from 1996 to October 2003, where he managed manufacturing operations in the United States, Latin America and Australia. He held various manufacturing positions with Simpson Industries from 1987 to 1996, most recently as Senior Director Manufacturing—Engine Products Group. Prior to that, he served in various manufacturing and general management positions with General Motors Corporation from 1977 to 1987, most recently as Manufacturing Supervisor and as Senior Industrial Engineer.

      Stephen D. Lupton has been Senior Vice President—Corporate Development and General Counsel since June 2002. Mr. Lupton was Senior Vice President, General Counsel for the Company from June 1999 to June 2002, Vice President of Legal Services, International from October 1995 to May 1999, and Director of Legal Services, International from June 1994 to October 1995. Mr. Lupton was Director of Legal Services of Massey Ferguson from February 1990 to June 1994.

      Dexter E. Schaible has been Senior Vice President—Product Development since June 2002. Previously, Mr. Schaible was Vice President of European Harvesting from July 2001 to June 2002, Senior Vice President of Worldwide Engineering and Development from October 1998 to July 2001, Vice President of Worldwide Product Development from February 1997 to October 1998, Vice President of Product Development from October 1995 to February 1997 and Director of Product Development from September 1993 to October 1995.

      James M. Seaver has been Senior Vice President and General Manager, Americas since January 2004. Mr. Seaver was previously Senior Vice President—Sales and Marketing from January 2002 until January 2004 and Chief Executive Officer, AGCO Finance LLC from June 1999 to January 2002. Mr. Seaver was Senior Vice President, Worldwide Sales from September 1998 to May 1999; Executive Vice President, Sales and Marketing Worldwide from February 1997 to September 1998; President, Corporate Sales and Marketing from August 1996 to February 1997; Executive Vice President, Sales and Marketing from January 1996 to August 1996; Senior Vice President, Sales and Marketing, Americas from February 1995 to January 1996; and Vice President, Sales, Americas from May 1993 to February 1995.

DESCRIPTION OF THE NOTES

      We will issue the Notes under an indenture, to be dated as of                       , 2004, between us, as issuer, and SunTrust Bank, as trustee. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The indenture is subject to and governed by the Trust Indenture Act.

      Certain terms used in this description are defined under the subheading “Certain Definitions.”

      We have applied to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, we will file our certificate of incorporation and bylaws, as well as the legal notice of issuance of the Notes, with the Registre de Commerce et des Sociétés á Luxembourg prior to listing. You may obtain copies of these documents from the Registre de Commerce et des Sociétés á Luxembourg.

      The following is only a summary of material terms of the indenture. For a full description, you should refer to the complete copy of the indenture. You may request a copy of the indenture at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Notes

      These Notes:

•	are unsecured obligations of AGCO;

•	accrue interest from the date they are issued at a rate of % per annum, which is payable semi-annually;

•	mature on , 2014;

•	are pari passu in right of repayment with our 1 3/4% Convertible Senior Subordinated Notes and all of our other existing and future unsecured senior subordinated indebtedness;

•	are subordinated in right of payment to our 9 1/2% Senior Notes, Indebtedness under our Existing Credit Facility and any of our existing and future Senior Indebtedness; and

•	are senior in right of payment to any of our existing and future Indebtedness that is subordinated to the Notes.

Principal, Maturity and Interest

      We will issue the Notes initially with an aggregate principal amount of €200 million. We may issues additional Notes from time to time subject to the limitations contained in the indenture. Any additional Notes subsequently issued under the indenture will be treated as a single class with the Notes being offered hereby for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue the Notes in denominations of €1,000 and any integral multiple thereof.

      Each Note will initially bear interest at a rate of            % per annum from                               and will be payable semiannually on                               and                               of each year, commencing                       , 2004. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will make each interest payment to the holders of record of the Notes on the immediately preceding                                                              and                                                . The Notes will mature on                     , 2014.

      Principal of, premium, if any, and interest on the Notes will be payable, and the Notes are exchangeable and transfers thereof are registrable, at our office or agency in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the trustee c/o Computershare Trust Company of New York, 88 Pine Street, Wall Street Plaza 19th Floor, New York, New York 10005); provided that, at our option, payment of interest may be made by check mailed to the addresses of the holders as such addresses appear in the security register.

Payment of Additional Amounts

          Obligation to Pay Additional Amounts

      AGCO will pay additional amounts to the beneficial owner of any Note that is a non-United States person in order to ensure that every net payment on such Note will not be less, due to payment of United States withholding tax, than the amount then due and payable. For this purpose, a “net payment” on a Note means a payment by AGCO or any paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These additional amounts will constitute additional interest on the Note.

          Exceptions

      AGCO will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (14) below.

(1) Additional amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	having a relationship with the United States as a citizen, resident or otherwise;

•	having had such a relationship in the past; or

•	being considered as having had such a relationship.

(2) Additional amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	being treated as present in or engaged in a trade or business in the United States;

•	being treated as having been present in or engaged in a trade or business in the United States in the past; or

•	having or having had a permanent establishment in the United States.

(3) Additional amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being or having been a:

•	personal holding company;

•	foreign personal holding company;

•	foreign private foundation or other foreign tax-exempt organization;

•	passive foreign investment company;

•	controlled foreign corporation; or

•	corporation which has accumulated earnings to avoid United States federal income tax.

(4) Additional amounts will not be payable if a payment on a Note is reduced as a result of any tax assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of AGCO entitled to vote.

(5) Additional amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of a Note being a bank that has invested in a Note as an extension of credit made pursuant to a loan agreement entered into in its ordinary course of business.

      For purposes of items (1) through (5) above, “beneficial owner” means a fiduciary, settler, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

           (6) Additional amounts will not be payable to any beneficial owner of a Note that is a:

•	fiduciary;

•	partnership;

•	limited liability company; or

•	other fiscally transparent entity

or that is not the sole beneficial owner of the Note, or any portion of the Note. However, this exception to the obligation to pay additional amounts will only apply to the extent that a beneficiary or settler in relation to the fiduciary, or a beneficial owner, partner, or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, partner, beneficial owner or member received directly its beneficial or distributive share of the payment.

(7) Additional amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay additional amounts will only apply if compliance with such reporting requirements is required as a precondition to exemption from such tax, assessment or other governmental charge by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party.

(8) Additional amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a Note by AGCO or any paying agent.

(9) Additional amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(10) Additional amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a Note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(11) Additional amounts will not be payable if a payment on a Note is reduced as a result of any:

•	estate tax;

•	inheritance tax;

•	gift tax;

•	sales tax;

•	excise tax;

•	transfer tax;

•	wealth tax;

•	personal property tax; or

•	any similar tax, assessment or other governmental charge.

(12) Additional amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment, or other governmental charge that is required to be made pursuant to any European Union Directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such directive.

(13) Additional amounts will not be payable if a payment on a Note is reduced as a result of any tax, assessment, or other governmental charge that is imposed solely because the payment is to be made by a particular paying agent (which term may include us) and would not be imposed if made by another paying agent.

(14) Additional amounts will not be payable if a payment on a Note is reduced as a result of any combination of items (1) through (13) above.

      Except as specifically provided in this section “— Payment of Additional Amounts” and under “— Redemption for Tax Purposes” below, we will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

      Whenever in the indenture or in this “Description of the Notes” there is mentioned, in any context, the payment of principal, premium, if any, interest or of any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Redemption For Tax Purposes

          Redemption Procedure

      In addition to our ability to redeem the Notes as described below under “— Optional Redemption,” AGCO may, at its option, redeem the Notes as a whole, but not in part, on not less than 30 nor more than 60 days’ prior notice to the relevant redemption date, only in the circumstances described in (1) or (2) below under “— Redemption Circumstances.” To redeem, AGCO must pay a redemption price equal to 100% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the redemption date.

          Redemption Circumstances

      There are two sets of circumstances in which AGCO may redeem the Notes in the manner described above under “Redemption Procedure:”

(1) AGCO may redeem the Notes if:

•	AGCO becomes or will become obligated to pay additional amounts as described under “— Payment of Additional Amounts” above;

•	the obligation to pay additional amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after the date of issuance of the Notes; and

•	AGCO determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Notes or taking any action that would entail a material cost to AGCO.

(2) AGCO may also redeem the Notes if:

•	any act is taken by a taxing authority of the United States on or after the date of the issuance of the Notes, whether or not such act is taken in relation to AGCO or any affiliate, that results in a substantial probability that AGCO will or may be required to pay additional amounts as described under “— Payment of Additional Amounts” above;

•	AGCO determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the Notes or taking any action that would entail a material cost to AGCO; and

•	AGCO receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that AGCO will or may be required to pay the additional amounts described under “— Payment of Additional

Amounts” above, and delivers to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion AGCO is entitled to redeem the Notes pursuant to their terms.

Optional Redemption

      On or after                     , 2009, we may redeem all or a part of the Notes, at any time, by mailing notice by first class mail to each holders’ last address as it appears in the security register of any redemption at least 30 days but not more than 60 days before the relevant redemption date. We will pay each holder the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing                               , of the years set forth below:

Redemption
Year	Price

2009	%
2010	%
2011	%
2012 and thereafter	100%

      In addition, on or prior to                     , 2009, we may redeem the Notes, at our option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest, if any, to the redemption date, plus the Make-Whole Premium (a “Make-Whole Redemption”).

      Notwithstanding the foregoing, at any time, or from time to time, on or prior to                      , 2007, we may, at our option, use all or any portion of the Net Cash Proceeds of one or more Qualified Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the Notes issued at a redemption price equal to             % of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Qualified Equity Offering, we shall consummate such redemption not more than 120 days after the consummation of any such Qualified Equity Offering.

      As used in the preceding paragraph, “Qualified Equity Offering” means any public or private offering of Qualified Capital Stock of AGCO (other than any such offering to a Subsidiary of AGCO) to the extent that the Net Cash Proceeds therefrom are contributed to the common equity capital of AGCO or are used to subscribe from AGCO shares of its Qualified Capital Stock.

Selection and Notice

      If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

•	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or

•	if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate.

      No Notes of €1,000 in principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to the Note shall state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued in the name of its holder upon cancellation of the original Note.

Sinking Fund

      There will be no sinking fund payments for the Notes.

Ranking

Senior Indebtedness versus Notes

      The Notes will be unsecured general obligations of AGCO, subordinated in right of payment to all of our existing and future Senior Indebtedness, including Indebtedness under our Existing Credit Facility and the Senior Notes. As of December 31, 2003, after giving effect to this offering, the acquisition of Valtra, the refinancing of our bank debt, and the common stock offering, our Senior Indebtedness was approximately $263.0 million.

Liabilities of Subsidiaries versus Notes

      Certain of our operations are conducted through subsidiaries. The Notes will effectively be subordinated to the creditors, including trade creditors, of our subsidiaries. As of December 31, 2003, after giving effect to this offering, the acquisition of Valtra, the refinancing of our bank debt, and the common stock offering, the liabilities of our restricted subsidiaries (other than borrowings under the Existing Credit Facility and intercompany indebtedness) were approximately $1.5 billion.

Senior Subordinated Indebtedness versus Notes

      The Indebtedness evidenced by these Notes will be pari passu with all of our existing and future senior subordinated indebtedness and senior to all of our existing and future Indebtedness that is subordinated to the Notes including our 1 3/4% Convertible Senior Subordinated Notes due 2033. As of December 31, 2003, after giving effect to this offering, the acquisition of Valtra, the refinancing of our bank debt, and the common stock offering, Indebtedness that will be pari passu with the Notes was approximately $201.3 million.

      The payment of principal, premium and interest, if any, on the Notes will be subordinated to the prior payment in full of all of our Senior Indebtedness.

      The holders of Senior Indebtedness will be entitled to receive payment in full of all obligations due in respect of Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the holders of Notes will be entitled to receive any payment with respect to the Notes (except that holders of Notes may receive and retain payments made from the trust described under “Defeasance”) in the event of any distribution to creditors of AGCO:

•	in a liquidation or dissolution of AGCO;

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to AGCO or its property;

•	in an assignment for the benefit of creditors; or

•	in any marshalling of AGCO’s assets and liabilities.

      AGCO also may not make any payment in respect of the Notes (except from the trust described under “Defeasance”) if:

•	a payment default on Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

•	any other default occurs and is continuing on Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness to accelerate its maturity and (i) the trustee receives a notice of such default (a “Payment Blockage Notice”) from AGCO or the holders of any Designated Senior Indebtedness or (ii) if such other default results from the acceleration of the Notes or from a Change of Control, from and after the date of such acceleration or occurrence of such Change of Control.

      Payments on the Notes may and shall be resumed:

•	in the case of a payment default, upon the date on which such default is cured or waived; and

•	in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

      No new Payment Blockage Notice may be delivered unless and until:

•	there has been 180 consecutive days in any 360-day period in which no payment blockage is in effect for a non-payment default; and

•	all scheduled payments of principal, premium and interest on the Notes that have come due have been paid in full in cash.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 45 days.

      AGCO must promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

      If the trustee or any holder of the Notes receives any payment or distribution of our assets in contravention of the subordination provisions on the Notes before all Senior Indebtedness is paid in full in cash or other payment satisfactory to holders of Senior Indebtedness, then the trustee will notify the holders of such Senior Indebtedness of such prohibited payment and such payment or distribution will be held in trust for the benefit of, and shall be paid over and delivered to, holders of Senior Indebtedness or their representatives but only to the extent the holders of such Senior Indebtedness, with 30 days of the date of receipt of such notice from the trustee, notify the trustee in writing of the amounts then due and owing on such Senior Indebtedness and only the amounts specified in such notice to the trustee shall be paid.

      As of December 31, 2003, after giving effect to this offering, the acquisition of Valtra, the refinancing of our bank debt and the common stock offering, the total assets of each of AGCO (excluding its investments in its subsidiaries), the Restricted Subsidiaries and its Unrestricted Subsidiary were approximately $993.8 million, $2.7 billion and $44.8 million, respectively. As of December 31, 2003, the total liabilities of each of AGCO and the Restricted Subsidiaries other than borrowings under the Existing Credit Facility and intercompany indebtedness were $873.2 million and $1.5 billion, respectively. AGCO’s Unrestricted Subsidiary had no liabilities as of December 31, 2003.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of AGCO, holders of the Notes may recover less ratably than creditors of AGCO who are holders of Senior Indebtedness. See “Risk Factors — Risks Relating to this Offering.”

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Please read the indenture for the full definition of all terms as well as any other capitalized term used in this summary for which no definition is provided.

      “Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by AGCO or a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

      “Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of AGCO and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than AGCO or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to AGCO or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period;

(ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of paragraph (a) of the “Limitation on Restricted Payments” covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with AGCO or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by AGCO or any of its Restricted Subsidiaries;

(iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(iv) any gains or losses (on an after-tax basis) attributable to Asset Sales;

(v) all compensation expense resulting from the forgiveness of the exercise price of employee stock options and compensation expense resulting from the grant of employee stock options having an exercise price below the fair market value thereof;

(vi) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of paragraph (a) of the “Limitation on Restricted Payments” covenant described below, any amount paid or accrued as dividends on Preferred Stock of AGCO or any Restricted Subsidiary owned by Persons other than AGCO and any of its Restricted Subsidiaries; and

(vii) all extraordinary gains and extraordinary losses.

      “Adjusted Consolidated Net Tangible Assets” means the total amount of assets of AGCO and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom:

(i) all current liabilities of AGCO and its Restricted Subsidiaries (excluding intercompany items); and

(ii) all goodwill, trade names, trade-marks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of AGCO and its Restricted Subsidiaries, prepared in conformity with GAAP and filed pursuant to the “SEC Reports and Reports to Holders” covenant.

      “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      “Applicable Treasury Rate,” for any redemption date, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the Make-Whole Redemption Date of such Note (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Make-Whole Redemption Date to                      , 2009; provided, however, that if the period from the Make-Whole Redemption Date to                     , 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Make-Whole Redemption Date to                       , 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      “Asset Acquisition” means:

(i) an investment by AGCO or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with AGCO or any of its Restricted Subsidiaries; provided that such Person’s primary business is related, ancillary or complementary to businesses of AGCO and its Restricted Subsidiaries on the date of such investment; or

(ii) an acquisition by AGCO or any of its Restricted Subsidiaries of the property and assets of any Person other than AGCO or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to businesses of AGCO and its Restricted Subsidiaries on the date of such acquisition.

      “Asset Disposition” means the sale or other disposition by AGCO or any of its Restricted Subsidiaries (other than to AGCO or another Restricted Subsidiary) of:

(i) all or substantially all of the Capital Stock of any Restricted Subsidiary of AGCO; or

(ii) all or substantially all of the assets that constitute a division or line of business of AGCO or any of its Restricted Subsidiaries.

      “Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale/Leaseback Transaction) in one transaction or a series of related transactions by AGCO or any of its Restricted Subsidiaries to any Person other than AGCO or any of its Restricted Subsidiaries of:

(i) all or any of the Capital Stock of any Restricted Subsidiary;

(ii) all or substantially all of the property and assets of an operating unit or business of AGCO or any of its Restricted Subsidiaries; or

(iii) any other property and assets of AGCO or any of its Restricted Subsidiaries (other than the Capital Stock or assets of an Unrestricted Subsidiary) outside the ordinary course of business of AGCO or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of AGCO;

provided that “Asset Sale” shall not include:

(A) sales or other dispositions of inventory, receivables and other current assets;

(B) sales or other dispositions of assets for consideration at least equal to the Fair Market Value of the assets sold or disposed of, provided that the consideration received would satisfy clause (b)(i)(B) of the “Limitation on Asset Sales” covenant;

(C) a Permitted Investment or a Restricted Payment that is permitted by the covenant described below under the caption “Limitation on Restricted Payments”;

(D) a single transaction or a series of related transactions described in clauses (i), (ii) or (iii) above (a) that have a Fair Market Value of less than $5 million or (b) for net proceeds of less than $5 million; or

(E) sales in connection with a Tax Abatement Transaction permitted by the indenture.

      “Attributable Debt”, in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

      “Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing

(i) the sum of the products of

(A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and

(B) the amount of such principal payment by

(ii) the sum of all such principal payments.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all common stock and preferred stock.

      “Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

      “Capitalized Lease Obligations” means the discounted present value of the rental obligations under any Capitalized Lease.

      “Change of Control” means such time as:

(i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 35% of the total voting power of the total Voting Stock of AGCO on a fully diluted basis; or

(ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by AGCO’s stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

      “Closing Date” means the date on which the Notes are originally issued under the indenture.

      “Consolidated Cash Flow” means, for any period, the sum of the amounts for such period of

(i) Adjusted Consolidated Net Income;

(ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income;

(iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

(iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income;

(v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income; and

(vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made and other than those non-cash items added back in calculating Adjusted Consolidated Net Income pursuant to the definition thereof), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for AGCO and its Restricted Subsidiaries in conformity with GAAP;

provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Cash Flow shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to

(A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by

(B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by AGCO or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

      “Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs associated with interest rate agreements; and Indebtedness that is Guaranteed or secured by AGCO or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by AGCO and its Restricted Subsidiaries during such period;

      excluding, however,

(i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof); and

(ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

      “Convertible Note Indenture” means the Indenture dated December 23, 2003 by and between AGCO and SunTrust Bank, as trustee.

      “Convertible Notes” shall mean those certain 1 3/4% Convertible Senior Subordinated Notes due 2033 issued under the Convertible Note Indenture.

      “Credit Facility” means one or more debt facilities, commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors, providing for revolving credit loans, term loans, notes, and/or letters of credit, together with any related documents thereto (including, without limitation, any guarantees and security documents), in each case as such facility or facilities may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, refinancing, replacing (whether or not contemporaneously) or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders or investors and whether such refinancing is under one or more debt facilities.

      “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Senior Indebtedness” means (i) Indebtedness and all other monetary obligations (including expenses, fees and other monetary obligations) under a Credit Facility and (ii) any other Indebtedness constituting Senior Indebtedness that, at any date of determination, has an aggregate principal amount of at least $25 million and is specifically designated by AGCO in the instrument creating or evidencing such Senior Indebtedness as “Designated Senior Indebtedness.”

      “Existing Credit Facility” means the Credit Agreement dated as of December 22, 2003 by and among AGCO, certain Subsidiaries named therein, the lenders, and arrangers named therein, SunTrust Bank and Morgan Stanley Senior Funding, Inc. as Co-Syndication Agents, Cobank, ACB and The Bank of Tokyo-Mitsubishi, Ltd., NY Branch, as Co-Documentation Agents, Coöperatieve Centrale Raiffeisen-Boerenleenbank, B.A., “Rabobank Nederland”, Canadian Branch, as Canadian Administrative Agent, and Coöperatieve Centrale Raiffeisen-Boerenleenbank, B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, documents or instruments may be amended, restated, amended and restated, supplemented, extended, renewed, replaced or otherwise modified from time to time and regardless of the extent to which the participants therein may change.

      “Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by one or more members of the senior management of AGCO.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture shall be made without giving effect to the amortization of any premiums, fees or expenses incurred in connection with the offering of the Notes.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, or to maintain financial statement conditions or otherwise); or

(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or non-binding comfort letters limited to corporate intent or policies. The term Guarantee used as a verb has a corresponding meaning.

      “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Indebtedness by reason of a Person becoming a Restricted Subsidiary of AGCO; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(i) all indebtedness of such Person for borrowed money;

(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any non-negotiable notes issued to insurance carriers in lieu of maintenance of policy reserves in connection with workers’ compensation and liability insurance programs);

(iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clauses (i) or (ii) above or clauses (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(v) all obligations of such Person as lessee under Capitalized Leases;

(vi) all obligations of such Person under currency agreements, interest rate agreements, forward contracts, options, future contracts, future options or similar agreements or arrangements that are entered into outside the ordinary course of business and not designed solely to protect such Person against fluctuations in foreign currency exchange rates or interest rates;

(vii) all Indebtedness of the type described in clauses (i) through (vi) above of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness; and

(viii) all Indebtedness of the type described in clauses (i) through (vii) above of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that:

(A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness; and

(B) Indebtedness shall not include (1) any liability for federal, state, local or other taxes or (2) any obligations of such Person pursuant to Receivables Programs to the extent such obligations are nonrecourse to such Person and its Subsidiaries.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of

(i) the aggregate amount of Consolidated Cash Flow for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC pursuant to the “SEC Reports and Reports to Holders” covenant (the “Four Quarter Period”) to

(ii) the aggregate Consolidated Interest Expense during such Four Quarter Period.

      In making the foregoing calculation:

(A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such

Indebtedness is projected, in the reasonable judgment of the senior management of AGCO, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition and including any pro forma expense and cost reductions related to any Asset Acquisitions calculated on a basis consistent with Regulation S-X under the Exchange Act) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition and including any pro forma expense and cost reductions related to any Asset Acquisitions calculated on a basis consistent with Regulation S-X under the Exchange Act) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into AGCO or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

      “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of AGCO or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

(i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(ii) the Fair Market Value of the Capital Stock (or any other Investment), held by AGCO or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant; provided, however, that appreciation in the value of an Investment previously permitted by the terms of the indenture shall not of itself constitute an Investment.

      For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described below:

(A) “Investment” shall include the Fair Market Value of the assets (net of liabilities other than liabilities to AGCO or any of its Restricted Subsidiaries) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(B) the Fair Market Value of the assets (net of liabilities (other than liabilities to AGCO or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

(C) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

      “Investment Grade Status” shall be deemed to have been reached on the date that the Notes have an Investment Grade Rating from both Rating Agencies, provided that no Default or Event of Default has occurred and is continuing on such date.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest to the extent that the obligation to do so has arisen).

      “Make-Whole Premium” means, as to each Note, an amount equal to the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (x) the present value of the sum of the principal amount and premium that would be payable on such Note on                       , 2009 had such Note been redeemed pursuant to the first paragraph of the section entitled “Optional Redemption,” and all remaining interest payments to and including                          , 2009 (but excluding any interest accrued to the Make-Whole Redemption Date), discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) from                     , 2009 to the Make-Whole Redemption Date at a per-annum interest rate equal to the Applicable Treasury Rate on such Make-Whole Redemption Date plus 0.50% over (y) the outstanding principal amount of such Note.

      “Make-Whole Redemption Date” with respect to a Make-Whole Redemption, means the date such Make-Whole Redemption is effected.

      “Moody’s” means Moody’s Investors Service, Inc. and its successors.

      “Net Cash Proceeds” means:

(i) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to AGCO or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(A) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(B) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of AGCO and its Restricted Subsidiaries taken as a whole;

(C) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (1) is secured by a Lien on the property or assets sold or (2) is required to be paid as a result of such sale; and

(D) appropriate amounts to be provided by AGCO or any Restricted Subsidiary of AGCO as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(ii) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to

AGCO or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Offer to Purchase” means an offer to purchase Notes by AGCO from the holders commenced by mailing a notice to the trustee and each holder stating:

(i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(ii) the purchase price and the date of purchase (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “payment date”);

(iii) that any Note not tendered will continue to accrue interest pursuant to its terms;

(iv) that, unless AGCO defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the payment date;

(v) that holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the business day immediately preceding the payment date;

(vi) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day immediately preceding the payment date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and

(vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of €1,000 or integral multiples thereof.

      On the payment date, AGCO shall:

(A) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;

(B) deposit with the paying agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

(C) deliver, or cause to be delivered, to the trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by AGCO.

      The paying agent shall promptly mail to the holders of Notes so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each note purchased and each new Note issued shall be in a principal amount of €1,000 or integral multiples thereof. AGCO will publicly announce the results of an Offer to Purchase as soon as practicable after the payment date. The trustee shall act as the paying agent for an Offer to Purchase. AGCO will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that AGCO is required to repurchase Notes pursuant to an Offer to Purchase.

      “Permitted Investment” means:

(i) an Investment in AGCO or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, AGCO or a Restricted Subsidiary, provided that such Person’s primary business is related, ancillary or complementary to businesses of AGCO and its Restricted Subsidiaries on the date of such Investment;

(ii) Temporary Cash Investments;

(iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(iv) loans or advances to employees (other than executive officers and directors) made in the ordinary course of business in accordance with past practice of AGCO or its Restricted Subsidiaries and that do not in the aggregate exceed $3 million at any time outstanding;

(v) stock, obligations or securities received in satisfaction of judgments or in settlement of claims arising in the ordinary course of business;

(vi) any Investment acquired as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described below under caption “Limitation on Asset Sales;”

(vii) currency agreements and interest rate agreements that are used solely as part of normal business operations as a risk management strategy and/or hedge against charges resulting from market operations in accordance with AGCO’s customary policies and not as a means to speculate for investment purposes or trends and shifts in financial or commodities markets;

(viii) any Investment in bonds in connection with a Tax Abatement Transaction; and

(ix) any Investment in the form of a Guarantee by AGCO or any Restricted Subsidiary of any Indebtedness of AGCO or any Restricted Subsidiary permitted to be incurred hereunder.

      “Permitted Liens” means:

(i) Liens on assets of AGCO and its Restricted Subsidiaries, whether owned on the Closing Date or thereafter acquired, securing Senior Indebtedness;

(ii) Liens in favor of AGCO or a Restricted Subsidiary;

(iii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(iv) Liens on assets of Restricted Subsidiaries to secure Indebtedness of Restricted Subsidiaries that was permitted by the terms of the indenture to be Incurred;

(v) Liens existing on the Closing Date;

(vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(vii) Liens on receivables, payment intangibles and related property to reflect sales of receivables or payment intangibles pursuant to a Receivables Program;

(viii) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under interest rate agreements and currency agreements and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect AGCO or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(ix) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of AGCO or its Restricted Subsidiaries relating to such property or assets;

(x) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of AGCO or any Restricted Subsidiary other than the property or assets acquired and proceeds therefrom;

(xi) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by AGCO or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of AGCO and its Restricted Subsidiaries prior to the Closing Date;

(xiv) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (A) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the “Limitation on Indebtedness” covenant described below, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (C) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(xv) Liens to secure Attributable Debt in respect of a Sale/Leaseback Transaction that was permitted by the terms of the indenture to be entered into;

(xvi) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(xvii) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(xviii) Statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(xix) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(xx) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(xxi) Easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the AGCO or any of its Restricted Subsidiaries;

(xxii) Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; and

(xxiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default.

      “Purchase Money Indebtedness” means Indebtedness of AGCO or any of its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price or cost of installation, construction or improvement of any property or equipment.

      “Qualified Capital Stock” means any Capital Stock that is not Redeemable Stock.

      “Rating Agencies” means Moody’s and S&P.

      “Receivables Program” means, with respect to any Person, any accounts receivable securitization or factoring program pursuant to which such Person receives proceeds pursuant to a pledge, sale or other encumbrance of its accounts receivable or payment intangibles.

      “Redeemable Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(i) required to be redeemed prior to the Stated Maturity of the Notes;

(ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes; or

(iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes;

provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Limitation on Asset Sales” and “Repurchase of Notes Upon a Change of Control” covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to AGCO’s repurchase of such Notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes Upon a Change of Control” covenants described below.

      “Restricted Subsidiary” means any Subsidiary of AGCO other than an Unrestricted Subsidiary.

      “Sale/Leaseback Transaction” means an agreement relating to property now owned or hereafter acquired whereby AGCO or a Restricted Subsidiary transfers such property to a Person and AGCO or a Restricted Subsidiary leases it back from such Person, provided that Sale/Leaseback Transaction shall not include any Tax Abatement Transaction.

      “Secured Indebtedness” means any Indebtedness of AGCO secured by a Lien.

      “Senior Indebtedness” means the following obligations of AGCO, whether outstanding on the date of the Indenture or thereafter Incurred:

(i) all Indebtedness and all other monetary obligations (including, without limitation, expenses, fees, claims, indemnifications, reimbursements, liabilities and other monetary obligations and any obligation to deliver cash as collateral security for contingent reimbursement obligations in respect of outstanding letters of credit of the Company) under a Credit Facility (including the Existing Credit Facility), any interest rate agreement or currency agreement and AGCO’s Guarantee of any Indebtedness or monetary obligation of any of its Subsidiaries under any interest rate agreement or currency agreement; and

(ii) all other Indebtedness of AGCO, including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Notes;

provided that the term “Senior Indebtedness” shall not include:

(a) any Indebtedness of AGCO that, when Incurred, and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to AGCO;

(b) any Indebtedness of AGCO that by its express terms is not senior to the Notes or is pari passu or junior to the Notes;

(c) any Indebtedness of AGCO to any of its Subsidiaries or to a joint venture in which AGCO has an interest;

(d) any Indebtedness of AGCO not permitted by the Indenture governing the Notes;

(e) any repurchase, redemption or other obligation in respect of Redeemable Stock;

(f) any Indebtedness of AGCO to any employee, officer or director of AGCO or any of its Subsidiaries;

(g) any liability for federal, state, local or other taxes owned or owning by AGCO;

(h) any Trade Payables of AGCO;

(i) the Convertible Notes; or

(j) the Notes.

      Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of AGCO and its Subsidiaries at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law or similar laws relating to insolvency. For purposes of clause (d) of the immediately preceding proviso, a good faith determination by the Chief Financial Officer of AGCO, evidenced by an officer’s certificate, that any Indebtedness was permitted by the Indenture governing the Notes shall be conclusive.

      It is the intent of AGCO that the Notes shall rank pari passu with the Convertible Notes.

      “Senior Note Indenture” means the indenture dated April 17, 2001 among AGCO, as issuer, AGCO Ventures LLC, Hesston Ventures Corporation, Hay & Forage Industries, Ag-Chem Equipment Co., Inc., Ag-Chem Manufacturing Co., Inc., Ag-Chem Sales Co., Inc., Ag-Chem Equipment International, Inc., Lor*Al Products, Inc. and Ag-Chem Equipment Canada, Ltd., as subsidiary guarantors, and SunTrust Bank, as trustee.

      “Senior Notes” means the 9 1/2% senior notes due May 1, 2008 issued by AGCO under the Senior Note Indenture.

      “Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries:

(i) for the most recent fiscal year of AGCO, accounted for more than 10% of the consolidated revenues of AGCO and its Restricted Subsidiaries; or

(ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of AGCO and its Restricted Subsidiaries;

all as set forth on the most recently available consolidated financial statements of AGCO for such fiscal year.

      “S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, and its successors.

      “Stated Maturity” means:

(i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed dated on which such installment is due and payable.

      “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

      “Tax Abatement Transaction” means any revenue bond financing arrangement between any Person and a development authority or other similar governmental authority or entity for the purpose of providing ad valorem property tax abatement to such Person whereby (i) the development authority issues revenue bonds to finance the acquisition of property that is now owned or hereafter acquired by AGCO or a Restricted Subsidiary, (ii) the property so transferred is leased back by AGCO or such Restricted Subsidiary, (iii) the bonds issued to finance the acquisition are owned by AGCO or a Restricted Subsidiary, (iv) the rental payments on the lease and the debt service payments on the bonds are substantially equal and (v) AGCO or such Restricted Subsidiary has the option to prepay the bonds, terminate its lease and reacquire the property for nominal consideration at any time; provided that if at any time any of the foregoing conditions shall cease to be satisfied, such transaction shall cease to be a Tax Abatement Transaction and the transaction must satisfy the “Limitation on Sale/Leaseback Transactions” covenant.

      “Temporary Cash Investment” means any of the following:

(i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

(ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $200 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above;

(iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of AGCO) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s.

      “Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

      “Transaction Date” means, with respect to the Incurrence of any Indebtedness by AGCO or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

      “Unrestricted Subsidiary” means:

(i) AGCO Acceptance Corporation and its successors, provided in the case of any such successor that the property and assets of such successor at the time it becomes an Unrestricted Subsidiary do not include any property or assets of AGCO or any of its Restricted Subsidiaries;

(ii) any Subsidiary of AGCO that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(iii) any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of AGCO) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, AGCO or any Restricted Subsidiary; provided that:

(A) any Guarantee by AGCO or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness by AGCO or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

(B) either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described below; and

(C) if applicable, the Incurrence of Indebtedness referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness” covenant described below.

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation:

(x) AGCO could Incur $1.00 of additional Indebtedness under paragraph (a) of the “Limitation on Indebtedness” covenant described below; and

(y) no Default or Event of Default shall have occurred and be continuing.

      Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

      “Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

      “Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Covenants

          Covenant Termination

      The indenture will provide that the restrictive covenants described below in this section and under “Repurchase of Notes upon a Change of Control” and “Consolidation, Merger and Sales of Assets” will be applicable to AGCO and its Restricted Subsidiaries unless the Notes reach Investment Grade Status. Immediately after the Notes have reached Investment Grade Status, and notwithstanding that the Notes may later cease to have an Investment Grade Rating from either or both of the Rating Agencies, AGCO and its

Restricted Subsidiaries will be released from their obligations to comply with these restrictive covenants, except for the covenants described under the following headings:

      (a) “Limitation on Liens;”

      (b) “Limitation on Senior Subordinated Indebtedness;”

      (c) “Consolidation, Merger and Sales of Assets” (other than clauses (iii) and (iv)); and

      (d) “SEC Reports.”

          Limitation on Indebtedness

      (a) AGCO will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that AGCO or any Restricted Subsidiary may Incur Indebtedness (including without limitation, Acquired Indebtedness), if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.0 to 1.

      (b) Notwithstanding the foregoing paragraph (a), AGCO and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(i) Indebtedness outstanding at any time in aggregate principal amount not to exceed an amount equal to the greater of (A) $750 million, less any amount of Indebtedness permanently repaid as provided under the “Limitation on Asset Sales” covenant described below and (B) the sum of (1) 90% of the consolidated book value of the accounts receivable (other than accounts receivable subject to a Receivables Program) of AGCO and its Restricted Subsidiaries plus (2) 60% of the consolidated book value of the inventory of AGCO and its Restricted Subsidiaries, in each case determined in accordance with GAAP;

(ii) the Senior Notes and the Convertible Notes;

(iii) Indebtedness (A) to AGCO or (B) to any of its Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to AGCO or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (iii);

(iv) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (iii), (v), (vii) or (viii) of this paragraph (b), and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (A) in case the Indebtedness to be refinanced is pari passu, with, or subordinated in right of payment to, the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu, with, or subordinate in right of payment to, the Notes at least to the extent that the Indebtedness to be refinanced is pari passu, with, or subordinated to the Notes and (B) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of AGCO be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iv);

(v) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business, and arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of AGCO or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of AGCO

(other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of AGCO for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by AGCO or any Restricted Subsidiary in connection with such disposition;

(vi) Indebtedness of AGCO, to the extent the net proceeds thereof are promptly used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control; provided that any Indebtedness incurred pursuant to this clause (vi) with respect to the payment of Notes shall not mature prior to the Stated Maturity of the Notes, and shall have an Average Life that is at least equal to the remaining Average Life of the Notes;

(vii) Indebtedness of AGCO, to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under “Defeasance;”

(viii) Guarantees of Indebtedness of AGCO by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant described below;

(ix) Indebtedness Incurred in connection with a Tax Abatement Transaction; and

(x) Indebtedness represented by Purchase Money Indebtedness and Capitalized Lease Obligations not to exceed 2.5% of Adjusted Consolidated Net Tangible Assets.

      (c) Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that AGCO or a Restricted Subsidiary may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

      (d) The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date the Indebtedness was Incurred, or first committed, in the case of revolving credit Indebtedness; provided that if any Indebtedness is incurred to refinance Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the Indebtedness incurred to refinance such outstanding Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

      (e) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant,

(i) Indebtedness Incurred under the Existing Credit Facility on the Closing Date shall be treated as Incurred pursuant to clause (i) of paragraph (b) of this “Limitation on Indebtedness” covenant;

(ii) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

(iii) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant described below shall not be treated as Indebtedness.

For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (i) of paragraph (e) of this “Limitation on Indebtedness” covenant), AGCO, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

          Limitation on Senior Subordinated Indebtedness

      AGCO will not Incur any Indebtedness that is expressly made subordinate in right of payment to any Senior Indebtedness of AGCO unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the Notes pursuant to provisions substantially similar to those contained in the “Subordination” provisions of the indenture; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of AGCO that exist by reason of any Liens or Guarantees arising or created in respect of some but not all of such Senior Indebtedness.

          Limitation on Restricted Payments

      (a) AGCO will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on its Capital Stock (other than (A) dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire shares of such Capital Stock; (B) dividends or distributions made to AGCO or a Restricted Subsidiary and (C) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders’ pro rata share of such Restricted Subsidiaries’ net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than AGCO or any of its Wholly Owned Restricted Subsidiaries;

(ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (x) AGCO or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (y) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of AGCO (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of AGCO;

(iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of AGCO that is subordinated in right of payment to the Notes (other than the purchase, repurchase, or acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of acquisition); or

(iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) of this paragraph (a) being collectively “Restricted Payments”)

if, at the time of, and after giving effect to, the proposed Restricted Payments:

(A) a Default or Event of Default shall have occurred and be continuing;

(B) AGCO could not Incur at least $1.00 of Indebtedness under paragraph (a) of the “Limitation on Indebtedness” covenant; or

(C) the aggregate amount of all Restricted Payments (the amount expended for such purpose, if other than in cash, being the Fair Market Value of such property) made after the Closing Date shall exceed the sum of:

(1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by AGCO or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter beginning immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the “SEC Reports” covenant,

(2) the aggregate Net Cash Proceeds received by AGCO on or after April 1, 2004 from the issuance and sale permitted by the indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of AGCO, including an issuance or sale permitted by the indenture of Indebtedness of AGCO for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Redeemable Stock) of AGCO, or from the issuance to a Person who is not a Subsidiary of AGCO of any options, warrants or other rights to acquire Capital Stock of AGCO (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes),

(3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to AGCO or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by AGCO or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, and

(4) $25 million.

      (b) The restrictions contained in paragraph (a) of this section shall not be violated by reason of:

(i) the payment of any dividends on Capital Stock of AGCO within 60 days after the date of declaration thereof in an aggregate amount that does not exceed $10 million in any fiscal year; provided, however, that up to $5 million of any unused amount of the foregoing $10 million basket may be carried forward and used in the next fiscal year;

(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of paragraph (b) of the “Limitation on Indebtedness” covenant;

(iii) the repurchase, redemption or other acquisition of Capital Stock of AGCO (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of AGCO;

(iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of AGCO which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of the Capital Stock of AGCO (other than Redeemable Stock);

(v) payments or distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of AGCO;

(vi) the repurchase of shares, or options to purchase shares, of Capital Stock of AGCO from employees, former employees, directors or former directors of AGCO or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such persons purchase or sell or are granted the option to purchase or sell, shares of such stock; provided however, that the aggregate amount of such repurchases shall not exceed $2 million in any calendar year (unless such repurchases are made with the proceeds of insurance policies and the shares of Capital Stock are repurchased from the executors, administrators, testamentary trustees, heirs, legatees or beneficiaries) plus the aggregate Net Cash Proceeds from any reissuance during such calendar year of Capital Stock to employees or directors of AGCO or its Subsidiaries; and provided further, however, that to the extent less than $2 million of repurchases of Capital Stock are paid in any calendar year pursuant to this clause (vi) (without taking into account repurchases from proceeds of insurance policies or Net Cash Proceeds from reissuances as described above), the unused portion may be carried forward and paid in any subsequent calendar year;

(vii) any purchase of any fractional share of Common Stock of AGCO resulting from (A) any dividend or other distribution on outstanding shares of Common Stock of AGCO that is payable in shares of such Common Stock (including any stock split or subdivision of the outstanding Common Stock of AGCO), (B) any combination of all of the outstanding shares of Common Stock of AGCO, (C) any reorganization or consolidation of AGCO or any merger of AGCO with or into any other Person, or (D) the conversion of any securities of AGCO into shares of Common Stock of AGCO;

(viii) the redemption of any preferred stock purchase rights issued under AGCO’s current or future stockholder rights plan at a redemption price of $0.01 per right; or

(ix) Investments in an aggregate amount not to exceed $50 million outstanding at any time in any Person or Persons the primary business of which is related, ancillary or complementary to the businesses of AGCO and its Restricted Subsidiaries on the date of such Investment;

provided that, except in the case of clause (iii) of this paragraph (b), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

      (d) Each Restricted Payment permitted pursuant to paragraph (b) (other than the Restricted Payment referred to in clause (ii) of paragraph (b), an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) of paragraph (b) and repurchases of Capital Stock with the proceeds of insurance policies referred to in clause (vi) of paragraph (b)), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv) of paragraph (b), shall be included in calculating whether the conditions of clause (C) of paragraph (a) of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of AGCO are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of paragraph (a) of this “Limitation on Restricted Payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      (a) AGCO will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by AGCO or any other Restricted Subsidiary;

(ii) pay any Indebtedness owed to AGCO or any other Restricted Subsidiary;

(iii) make loans or advances to AGCO or any other Restricted Subsidiary; or

(iv) transfer any of its property or assets to AGCO or any other Restricted Subsidiary.

      (b) The foregoing provisions shall not restrict any encumbrances or restrictions that:

(i) exist in the Existing Credit Facility, the Senior Note Indenture, the indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(ii) exist under or by reason of applicable law;

(iii) exist with respect to any Person or the property or assets of such Person acquired by AGCO or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(iv) in the case of clause (iv) of paragraph (a) of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant,

(A) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B) exist by virtue of any transfer of, agreement to transfer, option or right with respect to or Lien on, any property or assets of AGCO or any Restricted Subsidiary not otherwise prohibited by the indenture, or

(C) arise or are agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of AGCO or any Restricted Subsidiary in any manner material to AGCO or any Restricted Subsidiary;

(v) with respect to a Restricted Subsidiary, are imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(vi) exist under a Receivables Program; provided that the encumbrances and restrictions in such Receivables Program are no less favorable in any material respect to the holders than the encumbrances and restrictions in the Existing Credit Facility;

(vii) exist under Purchase Money Indebtedness and Capitalized Lease Obligations permitted to be incurred pursuant to clause (ix) of section (b) under “Limitation on Indebtedness” that impose limitations of the type described above under clause (iv) of this covenant relating solely to the property or assets being financed thereby;

(viii) requiring the subordination in right of payment of any intercompany obligations between AGCO and its Restricted Subsidiaries to any Senior Indebtedness; or

(ix) restrictions contained in any documents governing any Indebtedness incurred after the Closing Date which are not more restrictive than those contained in the Existing Credit Facility.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent AGCO or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of property or assets of AGCO or any of its Restricted Subsidiaries that secure Indebtedness of AGCO or any of its Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

      AGCO will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except for:

(i) issuances or sales to AGCO or a Wholly Owned Restricted Subsidiary;

(ii) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; or

(iii) issuances or sales of Capital Stock of a Restricted Subsidiary if such issuance or sale complies with the “Limitation on Asset Sales” covenant described below (including the application of any Net Cash Proceeds received in such transaction in accordance with clause (i) (A) or (B) of paragraph (b) of the “Limitation on Asset Sales” covenant).

      Notwithstanding the foregoing, if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant, if made on the date of such issuance or sale.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

      (a) AGCO will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any other Indebtedness of AGCO which is pari passu with, or subordinate in right of payment to, the Notes (“Guaranteed Indebtedness”), unless:

(i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the Notes by such Restricted Subsidiary; and

(ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against AGCO or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;

provided that this paragraph (a) shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

      If the Guaranteed Indebtedness is (x) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (y) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

      (b) Notwithstanding the foregoing paragraph (a), any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that, as long as no Event of Default has occurred and is continuing, it shall be automatically and unconditionally released and discharged upon:

(i) any sale, exchange or transfer, to any Person that is not an Affiliate of AGCO, of all of AGCO’s and each Restricted Subsidiary’s Capital Stock in, or exchange or transfer is not prohibited by the indenture); or

(ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Stockholders and Affiliates

      (a) AGCO will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of AGCO or with any Affiliate of AGCO or any Restricted Subsidiary unless:

(i) such transaction is based upon fair and reasonable terms no less favorable to AGCO or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate; and

(ii) (A) and with respect to any such transaction involving consideration of $5 million or more, such transaction is approved by a majority of the disinterested members of the Board of Directors and (B) with respect to any transaction involving consideration of greater than $15 million, for which AGCO or a Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to AGCO or such Restricted Subsidiary from a financial point of view, unless such transaction involves a public offering, in which case such opinion shall not be required.

      (b) The provisions of the preceding paragraph (a) do not limit, and shall not apply to:

(i) transactions involving consideration of $5 million or less;

(ii) any transaction solely between AGCO and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

(iii) the payment of reasonable and customary regular fees to directors of AGCO who are not employees of AGCO;

(iv) any payments or other transactions pursuant to any tax-sharing agreement between AGCO and any other Person with which AGCO files a consolidated tax return or with which AGCO is part of a consolidated group for tax purposes;

(v) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or incentive plans approved by the Board of Directors;

(vi) any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant; or

(vii) transactions entered into in the ordinary course of business with any Affiliate engaged primarily in the business of providing retail financing to purchasers of agricultural equipment provided that such transactions are on fair and reasonable terms no less favorable to AGCO or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

Limitation on Liens

      AGCO will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes, on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, without providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Limitation on Asset Sales

      (a) AGCO will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(i) the consideration received by AGCO or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of; and

(ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments.

      (b) In the event and to the extent that the Net Cash Proceeds received by AGCO or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of AGCO and its subsidiaries have been filed pursuant to the “SEC Reports” covenant), then AGCO shall or shall cause the relevant Restricted Subsidiary to:

(i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets:

(A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of AGCO or a Guarantor of any Restricted Subsidiary, in each case owing to a Person other than AGCO or any of its Restricted Subsidiaries; or

(B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, AGCO and its Restricted Subsidiaries existing on the date of such investment; and

(ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in paragraphs (c) and (d) of this “Limitation on Asset Sales” covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

      (c) Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Asset Sale of assets based outside the United States are prohibited or delayed by applicable local law from being repatriated to the United States and such Net Cash Proceeds are not actually applied in accordance with paragraphs (a) and (b) of this “Limitation on Asset Sales” covenant, AGCO shall not be required to apply the portion of such Net Cash Proceeds so effected but may permit the applicable Restricted Subsidiaries to retain such portion of the Net Cash Proceeds so long, but only so long, as the applicable local law will not permit repatriation to the United States (AGCO hereby agrees to cause the applicable Restricted Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation) and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this covenant as if the Asset Sale had occurred on such date; provided that to the extent that AGCO has determined in good faith that repatriation of any or all of the Net Cash Proceeds of such Asset Sale would have a material adverse tax cost consequence, the Net Cash Proceeds so affected may be retained by the applicable Restricted Subsidiary for so long as such material adverse tax cost event would continue.

      (d) If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $10 million, AGCO must commence, not later than the 15th business day of such month, and consummate an Offer to Purchase from the holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the date of purchase.

Limitation on Sale/Leaseback Transactions

      AGCO will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(i) AGCO or such Restricted Subsidiary would be entitled to Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction under the “Limitation on Indebtedness” covenant;

(ii) the net proceeds received by AGCO or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(iii) the transfer of assets in such Sale/Leaseback Transaction is permitted by, and AGCO applies the proceeds of such transaction in compliance with, the covenant described above under the caption “Limitation on Asset Sales.”

Repurchase of Notes upon a Change of Control

      Following a Change of Control, AGCO must commence, within 30 days of the occurrence of such Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the date of purchase.

SEC Reports

      Whether or not AGCO is required to file reports with the SEC, for so long as any Notes are outstanding, AGCO shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto.

Events of Default

      The following events will be defined as “Events of Default” in the indenture:

(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the subordination provisions described above under “Ranking”;

(b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions described above under “Ranking”;

(c) default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of AGCO or the failure to make or consummate an Offer to Purchase in accordance with the “Limitation on Asset Sales” or “Repurchase of Notes upon a Change of Control” covenant, whether or not such offer to Purchase is prohibited by the subordination provisions described above under “Ranking”;

(d) default in the performance of or breach of any other covenant or agreement of AGCO in the indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) that continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the Notes;

(e) the occurrence with respect to any issue or issues of Indebtedness of AGCO or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, of:

(i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; or

(ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Person (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against AGCO or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) a court having jurisdiction in the premises enters a decree or order for:

(i) relief in respect of AGCO or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

(ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AGCO or any Significant Subsidiary or for all or substantially all of the property and assets of AGCO or any Significant Subsidiary; or

(iii) the winding up or liquidation of the affairs of AGCO or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(h) AGCO or any Significant Subsidiary:

(i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;

(ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AGCO or any Significant Subsidiary or for all or substantially all of the property and assets of AGCO or any Significant Subsidiary; or

(iii) effects any general assignment for the benefit of creditors.

Acceleration, Waiver and Other Remedies

      If an Event of Default (other than an Event of Default specified in clause (g) or (h) under the heading “Events of Default” above that occurs with respect to AGCO) occurs and is continuing under the indenture,

(i) the trustee or the holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to AGCO (and to the trustee if such notice is given by the holders), may, and

(ii) the trustee, at the request of such holders, shall,

declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable.

      Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable; provided, however, that for so long as a Credit Facility or the Senior Notes are in effect, such declaration shall not become effective until the earlier of (i) five business days after receipt of the acceleration notice by the agent(s) under any outstanding Credit Facilities, the trustee under the Senior Note Indenture and AGCO and (ii) acceleration of the Indebtedness under each then outstanding Credit Facility and/or the Senior Note Indenture. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) under the heading “Events of Default” above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) under the heading “Events of Default” shall be remedied or cured by AGCO or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clauses (g) or (h) under the heading “Events of Default” above occurs with respect to AGCO, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding Notes by written notice to AGCO and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (A) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (B) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “Modification” below.

      The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders. A holder may not pursue any remedy with respect to the indenture or the Notes unless:

(i) the holder gives the trustee written notice of a continuing Event of Default;

(ii) the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the trustee to pursue the remedy;

(iii) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(iv) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder.

      The indenture will require certain officers of AGCO to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of AGCO and its Restricted Subsidiaries and AGCO’s and its Restricted Subsidiaries’ performance under the indenture and that AGCO has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. AGCO will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Consolidation, Merger and Sale of Assets

      AGCO will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into AGCO unless:

(i) AGCO shall be the continuing Person, or the Person (if other than AGCO) formed by such consolidation or into which AGCO is merged or that acquired or leased such property and assets of AGCO shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of AGCO on all of the Notes and under the indenture;

(ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(iii) immediately after giving effect to such transaction on a pro forma basis AGCO, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraph (a) of the “Limitation on Indebtedness” covenant; provided that this clause (iii) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided further that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or AGCO) shall be issued or distributed to the stockholders of AGCO; and

(iv) AGCO delivers to the trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

      Notwithstanding the foregoing, clause (iii) above does not apply if, in the good faith determination of the Board of Directors of AGCO, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of AGCO; provided that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

      Defeasance and Discharge. The indenture will provide that AGCO will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost of mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(i) AGCO has deposited with the trustee, in trust, money or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the Notes;

(ii) AGCO has delivered to the trustee:

(A) either

(1) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of AGCO’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required; or

(2) a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel; and

(B) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(iii) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which AGCO or any of its Subsidiaries is a party or by which AGCO or any of its Subsidiaries is bound; and

(iv) if at such time the Notes are listed on a national securities exchange, AGCO has delivered to the trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

      Defeasance of Certain Covenants and Certain Events of Default. The indenture further will provide that the provisions of the indenture will no longer be in effect with respect to clause (iii) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clause (c) under “Events of Default” with respect to such clause (iii) under “Consolidation, Merger and Sale of Assets,” clause (d) with respect to such covenants and clauses (e) and (f) under “Events of Default” shall be deemed not to be Events of Default, upon, among other things, the deposit with the trustee, in trust, of money or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the Notes, the satisfaction of the provisions described in clauses (ii)(B), (iii), and (iv) of the preceding paragraph and the delivery by AGCO to the trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

      Defeasance and Certain Other Events of Default. In the event AGCO exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, AGCO will remain liable for such payments.

Modification

      Modifications and amendments of the indenture may be made by AGCO and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

(i) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(ii) reduce the principal amount of, or premium, if any, or interest on, any Note;

(iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;

(iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;

(v) reduce the above-stated percentage of outstanding Notes the consent of whose holders is necessary to modify or amend the indenture;

(vi) modify the subordination provisions in a manner adverse to the holders;

(vii) waive a default in the payment of principal of, premium, if any, or interest on the Notes; or

(viii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

      The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of ours or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability.

Concerning the Trustee

      The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

      The indenture and provisions of the Trust Indenture Act, incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

      The trustee makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in this prospectus supplement or the prospectus dated January 14, 2004 or any information incorporated by reference, except for such information that specifically pertains to the trustee itself.

Book-Entry; Delivery and Form

      The Notes will be represented by one or more fully registered global notes, and will be deposited upon issuance with DTC or a nominee of DTC. The certificates representing the Notes will be issued in fully registered form without interest coupons.

      Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

      So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global note for all purposes under the indenture and the Notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

      Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither AGCO, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      AGCO expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. AGCO also expects that payments by participants to owners of beneficial interest in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

      AGCO expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.

      AGCO understands: DTC is a limited purpose trust company organized under the laws of the State of New York, a “bank organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Clearstream and Euroclear

      Notes in bearer form of a series also may be issued in the form of one or more global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme Luxembourg (formerly known as Cedelbank), or with a nominee for such depositary identified in the prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of Notes in definitive form in exchange for a bearer form global security, with respect to any portion of a series of Notes to be represented by a bearer form global security will be described in the applicable prospectus supplement.

      Each series of Notes represented by a global security sold or traded outside the United States may be held through Clearstream or Euroclear, which provide clearing, settlement, depository, and related services for internationally traded securities. Both Clearstream and Euroclear provide a clearing and settlement organization for cross-border bonds, equities, and investment funds. Clearstream is incorporated under the laws of Luxembourg. Euroclear is incorporated under the laws of Belgium.

      The ISIN and Common Code numbers assigned to the Notes for purposes of trading through these facilities are                                     and                               , respectively.

Considerations Relating to Euroclear and Clearstream

      Euroclear and Clearstream are securities clearance systems in Europe that clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment. Euroclear and Clearstream may be depositories for a global security. In addition, if DTC is the depository for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC. As long as any global security is held by Euroclear or Clearstream as depository, you may hold an interest in the global security only through an organization that is a participant, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depository for a global security and there is no depository in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States. Payments, deliveries, transfers, exchanges, notices, and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream on one hand, and participants in DTC, on the other hand, when DTC is the depository, also would be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

      Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, United States investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the United States and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

      Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither AGCO nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depository is not appointed by AGCO within 90 days, AGCO will issue certificated notes in exchange for the global notes.

SUMMARY OF CERTAIN U.S. FEDERAL TAX CONSEQUENCES

      The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. This summary applies only to notes held as “capital assets” (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)).

      For purposes of this summary, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes (1) an individual citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the federal income tax laws, (2) a corporation or partnership (including any entity treated as a corporation or a partnership for U.S. tax purposes) created or organized in or under the laws of the U.S., any State of the United States or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of the source of such income, or (4) a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons. As used herein, the term “non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder.

      If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the notes that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

      This discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules such as (1) banks, thrifts, regulated investment companies, or other financial institutions or financial service companies, (2) S corporations, (3) holders subject to the alternative minimum tax, (4) tax-exempt organizations, (5) insurance companies, (6) foreign persons or entities (except to the extent specifically set forth below), (7) brokers or dealers in securities or currencies, (8) holders whose “functional currency” is not the U.S. dollar, or (9) persons that will hold the notes as a position in a hedging transaction, “straddle”, “conversion transaction” (as defined for tax purposes) or persons deemed to sell the notes under the constructive sale provisions of the Code.

      We have assumed for purposes of the discussion below that the functional currency of a U.S. Holder is the U.S. dollar. As used herein, “Foreign Currency” means a currency other than U.S. dollars.

      This summary discusses the tax considerations applicable to the initial purchasers of the notes who purchase the notes pursuant to this offering and does not discuss the tax considerations applicable to subsequent purchasers of the notes. We have not sought any ruling from the Internal Revenue Service, or IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of the federal estate or gift tax laws (except as set forth below with respect to non-U.S. Holders) or the tax laws of any applicable foreign, state, local or other jurisdiction.

      INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

Payments of Interest

      Cash Method. If you are a U.S. Holder who uses the cash method of accounting for U.S. federal income tax purposes, when you receive a payment of interest on a note, you will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be your tax basis in such Foreign Currency. (See below for a discussion of the tax consequences if you exchange or dispose of such Foreign Currency at a time when the exchange rate is different than the exchange rate used to compute your basis in such Foreign Currency.)

      Accrual Method. If you are a U.S. Holder who uses the accrual method of accounting for U.S. federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, you will be required to include in income the U.S. dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. You may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, you may translate such interest using the rate of exchange on the date of receipt. The above election will apply to all other debt obligations held by you and may not be changed without the consent of the IRS. You should consult a tax advisor before making the above election.

      In addition to the interest income described above, because the notes are denominated and interest will be paid in a Foreign Currency, you will be required to recognize currency gain or loss. Such gain or loss will be treated as ordinary income or loss. The currency gain or loss will be recognized on the date interest is received or the notes are disposed of and will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

      You will take a tax basis in such Foreign Currency based on its U.S. dollar value on the date such payment is received. (See below for a discussion of the tax consequences if you exchange or dispose of such Foreign Currency at a time when the exchange rate is different than the exchange rate used to compute your basis in such Foreign Currency.)

Purchase, Sale, and Retirement of Notes

      Upon the sale, exchange, or retirement of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and your adjusted tax basis in the note. Such gain or loss generally will be capital gain or loss (except to the extent of the amount of any currency gain or loss, as described below) and will be long-term capital gain or loss if at the time of sale, exchange, or retirement you have held the note for more than one year. To the extent the amount realized represents accrued but unpaid interest (including original issue discount, if any), however, such amounts must be taken into account as interest income, with currency gain or loss computed as described in “Payments of Interest” above. If you receive Foreign Currency on such a sale, exchange, or retirement, the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the note is disposed of (or deemed disposed of as a result of a material change in the terms of the note). If, however, a note is traded on an established securities market and you are a cash basis taxpayer (or an accrual basis taxpayer that has made an appropriate election), the U.S. dollar value of the amount realized will be determined by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale.

      Your adjusted tax basis in a note will equal the amount you paid for the note, increased by the amounts of original issue discount, if any, you previously included in income with respect to such note and reduced by any amortized acquisition or other premium and any principal payments you received in respect of the note. For purposes of the previous sentence, the amount of any payment in, or adjustments measured by, Foreign Currency will be equal to the U.S. dollar value of such Foreign Currency on the date of such purchase or adjustment.

      Gain or loss realized upon the sale, exchange, or retirement of a note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the note, determined on the date such payment is received or the note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the note, determined on the date you acquired the note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss you realized on the sale, exchange or retirement of the note.

Exchange of Foreign Currencies

      You will have a tax basis in any Foreign Currency received as interest or proceeds from the sale, exchange, or retirement of a note equal to the U.S. dollar value of such Foreign Currency. Such amount is determined at the time the interest is received or at the time of the sale, exchange, or retirement. Any gain or loss realized by you on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase notes) will be ordinary income or loss.

Backup Withholding and Reporting

      In general, payments of principal, and interest with respect to a note will be subject to reporting and possibly to backup withholding. Reporting means that the payment is required to be reported to you and the IRS. Backup withholding means that we (or any paying agent) are required to collect and deposit a portion of the payment with the IRS as a tax payment on your behalf. If applicable, backup withholding will be imposed at a rate of 28%.

      Generally, payments of principal, and interest (including original issue discount, if any) with respect to a note will be subject to backup withholding unless you are an exempt recipient, such as a corporation, or you supply us (or any paying agent) with a taxpayer identification number and certify that such taxpayer identification number is correct or you otherwise establish an exemption. In addition, backup withholding will be imposed on any payment of principal, and interest with respect to a note if you have been informed by the U.S. Secretary of the Treasury that you have not reported all dividend and interest income required to be shown on your federal income tax return or you fail to certify that you have not underreported your interest and dividend income.

      Payments of the proceeds from the sale of a note to or through a foreign office of a broker, custodian, nominee, or other foreign agent acting on your behalf generally will not be subject to reporting or backup withholding. If, however, such nominee, custodian, agent, or broker is, for U.S. federal income tax purposes, (1) a United States person, (2) the government of the United States or the government of any State or political subdivision of any State (or any agency or instrumentality of any of these governmental units), (3) a controlled foreign corporation, (4) a foreign partnership that is either engaged in a U.S. trade or business or whose U.S. partners in the aggregate hold more than 50% of the income or capital interests in the partnership, (5) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (6) a U.S. branch of a foreign bank or insurance company, such payments will be subject to reporting, unless you otherwise establish an exemption from reporting.

      Payments by the United States office of a broker of proceeds from the sale of a note will be subject to both backup withholding and reporting unless you (a) provide the payor with a taxpayer identification number or (b) otherwise establish an exemption.

      If you are a U.S. Holder and you do not provide the payor with your correct taxpayer identification number, you may be subject to penalties imposed by the IRS.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided certain required information is furnished to the IRS.

      Recently promulgated Treasury regulations require taxpayers that participate in “reportable transactions” to disclose such participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction. In addition, organizers and sellers of such a transaction are required to maintain records, including the lists identifying investors in the transactions, and must furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the notes. Although we do not believe that the issuance of the notes constitutes a “reportable transaction” as defined in the regulations, whether an investment in the notes constitutes a “reportable transaction” for any investor depends on that investor’s particular circumstances. The regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under section 165 of the Internal Revenue Code in an amount equal to or in excess of certain threshold amounts. The regulations specifically provide that a loss resulting from a “section 988 transaction” may constitute a section 165 loss. In general, a note will be subject to the rules governing foreign currency exchange gain or loss. Therefore, losses realized with respect to a note may constitute a section 988 transaction, and a holder of notes that recognizes exchange loss in an amount that exceeds the loss threshold amount applicable to that holder may be required to file Form 8886. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have with respect to their investment in the notes and should be aware that if the Company or other participants in the transaction determine that the investor list maintenance requirement applies to this transaction, then the Company or such other participants would comply with such requirement.

Non-U.S. Holders

Income Tax Withholding

      Under present U.S. federal income tax law, and subject to the discussion below concerning backup withholding, if you are a non-U.S. Holder, then payments of principal, or interest on a note owned by you will not be subject to withholding of U.S. federal income tax provided that:

•	You do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	You are not a controlled foreign corporation within the meaning of the Internal Revenue Code that is related to us through stock ownership;

•	You are not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	Either (a) you provide us (or the paying agent) with a statement which sets forth your name and address, and certify, under penalties of perjury, that you are the beneficial owner of the notes and that you are not a United States person, citizen, or resident (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) a partnership holding the note or a financial institution holding the note on your behalf furnishes us (or the paying agent) with a copy of such statement and certifies, under penalties of perjury (which certification may be made on an IRS Form W-8IMY (or successor form)), that it has or will provide us (or the paying agent) with a withholding statement.

      Payments not meeting the requirements set forth above and thus subject to withholding of U.S. federal income tax may nevertheless be exempt from such withholding if you provide us with either (a) a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from withholding under the benefit of a tax treaty, or (b) a properly executed IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding because it is effectively connected with your conduct of a trade or business in the United States. However, any payments received on a note that is effectively connected with your conduct of a trade or business in the United States will be subject to tax in the manner described above with respect to U.S. Holders and, if you are a corporation, under certain circumstances, may be subject to an additional “branch profits tax” at a 30% rate (or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate). To claim benefits under an income tax treaty, you must obtain a taxpayer identification number and certify as to your eligibility under the appropriate treaty’s limitations on benefits article.

      You will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or retirement of a note, provided that (a) such gain is not effectively connected with a U.S. trade or business, and (b), if you are an individual, you are not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

Backup Withholding and Reporting

      Payments of principal, premium (if any), and interest with respect to a note and proceeds from the sale of a note will not be subject to backup withholding so long as you have certified to us (or the paying agent) that you are not a United States person (in the manner described above in “Non-U.S. Holders—Income Tax Withholding”) and we (or the paying agent) do not have actual knowledge that such certification is false (or you otherwise establish an exemption).

      However, if you fail to make such certification, or we have actual knowledge that such certification is false (and you have not otherwise established an exemption), you will be subject to backup withholding and reporting in the manner described above in “U.S. Holders—Backup Withholding and Reporting.”

U.S. Federal Estate Tax

      A note held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax with respect to the note if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S.

      Non-U.S. holders should consult with their tax advisors regarding U.S. federal, state and local and foreign income and estate tax consequences with respect to the notes.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. International Limited and Bear, Stearns International Limited are acting as the representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes indicated below:

Name	Principal Amount

Morgan Stanley & Co. International Limited
Bear, Stearns International Limited
Tokyo-Mitsubishi International plc
Rabo Securities USA, Inc.
SunTrust Capital Markets, Inc.
HSBC Securities

Total

      The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to the approval of legal matters by their counsel and to some other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are purchased.

      The underwriters initially propose to offer part of the Notes directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to securities dealers at a price that represents a concession not in excess of            % of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the representatives.

      The Notes are a new issue of securities with no established trading market. The underwriters intend to make a secondary market for the Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Notes at any time without notice. If a trading market develops, no assurance can be given as to how liquid that trading market for the Notes will be.

      The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us.

	Per Note		Total

Public offering price		%		%
Underwriting discounts and commissions		%		%
Proceeds, before expenses, to AGCO	€		€

      The expenses of this offering payable by us, not including the underwriting discounts and commissions, are estimated at $                              .

      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any additional debt securities, issued or guaranteed by us and having a maturity of more than one year from the date of issue, or publicly disclose our intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Morgan Stanley & Co. International Limited and Bear, Stearns International Limited for a period of 90 days from and after the date of this prospectus supplement.

      In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may sell more of the Notes than they are obligated to purchase under the underwriting agreement, creating a short position in the Notes for their own account. A short sale is covered if the short position is no greater than the Notes available for purchase by the underwriters. The underwriters can close out a covered short sale by purchasing Notes in the open market.

      The underwriters may also sell Notes in excess of the amount they are obligated to purchase, creating a naked short position. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, the underwriters may bid for, and purchase, Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing Notes in the offering if the syndicate repurchases previously distributed Notes to cover syndicate short positions in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

      In the ordinary course of their business, certain of the underwriters and their respective affiliates have provided, or may in the future provide, investment banking and other financial services to us or our subsidiaries, including underwriting, the provision of financial advice and the extension of credit. These underwriters and their affiliates have received, and may in the future receive, customary fees and commissions for their services.

      We and the underwriters have agreed to indemnify each other against a variety of liabilities, including liabilities under the Securities Act of 1933.

      It is expected that delivery of the Notes will be made against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the eighth business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+8”). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any trade expressly agree otherwise. Accordingly purchasers who wish to trade the Notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+8, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next three succeeding business days should consult their own advisors.

INDEX TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Combined Financial Information	P-2
Unaudited Pro Forma Combined Statement of Operations	P-3
Notes to Unaudited Pro Forma Combined Statement of Operations	P-4
Unaudited Pro Forma Combined Balance Sheet	P-6
Notes to Unaudited Pro Forma Combined Balance Sheet	P-7

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

      The following unaudited pro forma combined financial information is based on our historical financial statements, adjusted to give effect to the following:

•	our acquisition of Valtra;

•	the refinancing of our existing $350.0 million revolving credit facility with a new $300.0 million revolving credit facility and a new $450.0 million term loan facility, which occurred on January 5, 2004;

•	interim bridge financing of approximately $100.0 million, which occurred on January 5, 2004; and

•	the issuance of $201.3 million 1 3/4% convertible senior subordinated notes issued on December 23, 2003.

      The pro forma combined statement of operations data for the year ended December 31, 2003 give effect to the above transactions as if the transactions occurred as of January 1, 2003. The pro forma combined balance sheet data gives effect to the above transactions as if the transactions had occurred on December 31, 2003. The pro forma balance sheet has been presented with separate subtotals to show the effect of the Valtra acquisition and the borrowings under the bridge financing as well as the new revolving credit and term loan facilities. The pro forma combined statement of operations has been presented with separate subtotals to show the effect of the Valtra acquisition and the borrowings under the bridge financing as well as the new revolving credit facility, term loan facility and convertible senior subordinated notes.

      The pro forma adjustments are described in the accompanying notes and are based on available information and assumptions that our management believes are reasonable. The pro forma financial statements do not purport to represent our results of operations or financial position for any future period or as of any date. The pro forma financial statements should be read in conjunction with our historical consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2003, and Valtra’s historical combined financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this document.

      The Valtra acquisition will be accounted for in accordance with Statement of Financial Accounting Standards, or SFAS, No. 141, “Business Combinations,” and accordingly, we will allocate the purchase price to the assets acquired and liabilities assumed based on their respective fair values as of the closing of the acquisition which will be determined based on valuations and other studies that are currently in process. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying pro forma combined financial information based on estimates and preliminary results of valuations and studies performed to date. The actual allocation of the purchase price and the resulting effect on income from operations may differ materially from the pro forma amounts included herein. Except as explained in the notes to the Unaudited Pro Forma Combined Balance Sheet, we have assumed that the current recorded book value of Valtra’s assets and liabilities approximate their fair value. Once we can further analyze Valtra’s detailed asset records, we will make an allocation of the purchase price to these assets based on detailed valuations, which may change the amounts of currently recorded book values of Valtra’s assets and liabilities thereby changing the amount of goodwill reflected in these pro forma financial statements. In addition, we will review the estimated remaining lives of the assets, which may affect the resulting depreciation and amortization relating to these assets, and accordingly, may affect net income and the pro forma results of operations included herein.

      During 2002, Kone Corporation acquired Partek Corporation, which included Valtra. Under Finnish GAAP, Kone was not required to push down goodwill to the Valtra businesses acquired, nor was it required to record the fair values of intangible assets acquired. As part of the conversion to US GAAP, the combined financial statements of the Valtra Group were modified to reflect the new basis for accounting established for the acquired assets and liabilities based upon the fair values at August 1, 2002 in accordance with SFAS No. 141.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2003

			Pro Forma		Pro Forma
			Acquisition		Financing		Pro Forma
	AGCO	Valtra	Adjustments		Adjustments		Combined

	(in millions, except per share data)
Net sales	$3,495.3	$962.4	$(11.5	) (3)	$—		$4,446.2
Cost of goods sold	2,878.9	789.8	0.1	(1)	—		3,662.3
			(1.2	)(2)
			(11.5	)(3)
			4.3	(5)
			3.4	(7)
			(1.5	)(8)

Gross profit	616.4	172.6	(5.1)		—		783.9
Selling, general and administrative expenses	331.6	101.4	1.2	(2)	—		428.2
			(0.1	)(4)
			(4.3	)(5)
			(1.6	)(8)
Engineering expenses	71.4	19.6	(0.7	)(8)	—		90.3
Restricted stock compensation expense	0.6	—	—		—		0.6
Restructuring and other infrequent expenses	27.6	—	0.1	(4)	—		27.7
Amortization of intangibles	1.7	13.0	(0.1	)(9)	—		14.6

Income from operations	183.5	38.6	0.4		—		222.5
Interest expense, net	60.0	2.6	—		34.8	(11)	97.4
Other expense, net	25.2	1.7	(0.1	)(1)	—		26.8

Income before income taxes and equity in net earnings of affiliates	98.3	34.3	0.5		(34.8)		98.3
Income tax provision (benefit)	41.3	53.1	(38.6	)(6)	(12.2	) (12)	43.8
			0.2	(10)

Income (loss) before equity in net earnings of affiliates	57.0	(18.8)	38.9		(22.6)		54.5
Equity in net earnings of affiliates	17.4	0.1	—		—		17.5

Net income (loss)	$74.4	$(18.7)	$38.9		$(22.6)		$72.0

Net income per common share:
Basic	$0.99						$0.96

Diluted	$0.98						$0.95

Weighted average number of common and common equivalent shares outstanding:
Basic	75.2						75.2

Diluted	75.6						75.6

See Notes to Unaudited Pro Forma Combined Statement of Operations.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(1)	To reclassify Valtra’s exchange gains and losses on purchases and sales from cost of goods sold to other expense, net to conform with our presentation.

(2)	To reclassify Valtra’s bad debt expense from cost of goods sold to selling, general and administrative expenses to conform with our presentation.

(3)	To eliminate sales and purchases between Valtra and AGCO during the year.

(4)	To reclassify restructuring expenses from selling, general and administrative expenses to restructuring and other infrequent expenses to conform with our presentation.

(5)	To reclassify shipping and handling costs from selling, general and administrative expenses to cost of goods sold to conform to our presentation.

(6)	To eliminate the reversal of a deferred tax asset associated with the sale of Valtra’s Brazilian operations internally within Kone Corporation.

(7)	To reflect the non-recurring charge resulting from the write-up of inventories to their estimated fair value. See Note 4 to the Unaudited Pro Forma Combined Balance Sheet.

(8)	To reflect the change in depreciation expense from adjusting certain property, plant and equipment to estimated fair market value.

(9)	To reflect the change in the amortization of certain identifiable intangible assets resulting from the preliminary purchase price allocation of the net assets acquired in the acquisition assuming the following estimated fair values (in millions) and amortization periods (see Note 6 to the Unaudited Pro Forma Combined Balance Sheet):

Technology and know-how	$46.7	3 to 7 years
Tradenames	1.0	10 years
Trademarks	36.9	indefinite
Dealer Network	56.2	10 years
Customer relationships	16.1	10 years

	$156.9

(10)	To reflect an income tax provision for the net pro forma acquisition adjustments.

(11)	To adjust interest expense in connection with the issuance of the 1 3/4% convertible senior subordinated notes, the bridge loan financing, and the new revolving credit and term loan facilities as follows (in millions):

Elimination of historical interest expense on the revolving credit facility at a weighted average borrowing rate of 4.4%	$(11.1)
Elimination of amortization of revolving credit facility deferred financing costs	(1.7)
Elimination of amortization of bridge loan deferred commitment fee financing costs	(2.0)
Interest resulting from new revolving credit facility at a weighted average borrowing rate of 3.5%	11.6
Interest resulting from new term loan facility at a weighted average borrowing rate of 3.8%	17.2
Interest resulting from 1 3/4% convertible senior subordinated notes	3.5
Interest resulting from bridge loan facility at a weighted average borrowing rate of 8.375%	8.4
Amortization of the estimated deferred financing costs associated with the term loan facility and the 1 3/4% convertible senior subordinated notes	2.6
Amortization of the estimated deferred financing costs associated with the bridge loan financing	4.1
Amortization of the estimated deferred financing costs associated with the new revolving credit facility. The pro forma adjustment excludes the write-off of unamortized debt issuance costs related to the existing revolving credit facility of approximately $0.5 million as of December 31, 2003, which was recorded upon the closing of the new revolving credit facility	2.2

$34.8

(12)	To reflect an income tax provision for the net pro forma adjustments related to the issuance of the 1 3/4% convertible senior subordinated notes, the bridge loan financing, and the new revolving credit and term loan facilities.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of December 31, 2003

			Pro Forma		Pro Forma
			Acquisition		Financing		Pro Forma
	AGCO	Valtra(1)	Adjustments		Adjustments		Combined

	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$147.0	$159.2	$(159.2	) (3)	$—		$—
			(147.0	) (9)
Accounts and notes receivable, net	553.6	295.9	(3.2	)(2)	—		706.9
			(139.4	) (3)
Inventories, net	803.6	149.1	3.7	(4)	—		956.4
Other current assets	180.3	13.1	—		—		193.4

Total current assets	1,684.5	617.3	(445.1)		—		1,856.7
Property, plant and equipment, net	434.2	178.6	(7.3	)(5)	—		605.5
Investment in affiliates	91.6	2.0	—		—		93.6
Deferred tax assets	147.5	—	—		—		147.5
Other assets	63.8	0.4	—		14.8	(11)	79.0
Intangible assets, net	417.8	200.9	296.7	(6)(9)	—		915.4

Total assets	$2,839.4	$999.2	$(155.7)		$14.8		$3,697.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$393.2	$74.8	$(3.2	) (2)	$—		$464.8
Accrued expenses	490.2	101.4	—		—		591.6
Other current liabilities	45.7	298.0	(280.1	) (3)(7)	—		79.3
			15.7	(9)

Total current liabilities	929.1	474.2	(267.6)		—		1,135.7
Long-term debt	711.1	0.9	617.0	(10)	15.3	(11)	1,344.3
Pensions and postretirement health care benefits	197.5	19.0	—		—		216.5
Other noncurrent liabilities	95.6	—	—		—		95.6

Total liabilities	1,933.3	494.1	349.4		15.3		2,792.1
Stockholders’ Equity:
Common stock	0.8	54.9	(54.9	) (8)	—		0.8
Additional paid-in capital	590.3	34.0	(34.0	) (8)	—		590.3
Retained earnings	635.0	530.3	(530.3	) (8)	(0.5	) (12)	634.5
Unearned compensation	(0.5)	—	—		—		(0.5)
Accumulated other comprehensive loss	(319.5)	(114.1)	114.1	(8)	—		(319.5)

Total stockholders’ equity	906.1	505.1	(505.1)		(0.5)		905.6

Total liabilities and stockholders’ equity	$2,839.4	$999.2	$(155.7)		$14.8		$3,697.7

See Notes to Unaudited Pro Forma Combined Balance Sheet.

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(1)	Represents the combined balance sheet of Valtra as of December 31, 2003. Certain accounts have been reclassified to conform to our presentation.

(2)	To eliminate receivables and payables outstanding as of December 31, 2003 related to sales and purchases made between AGCO and Valtra.

(3)	To eliminate cash and cash equivalents as well as certain interest bearing assets and liabilities that will not be acquired or assumed by AGCO per the terms of the purchase agreement with Kone Corporation.

(4)	To adjust Valtra inventories to their estimated fair value.

(5)	To adjust certain property, plant and equipment to estimated fair values based on preliminary valuations and studies performed to date.

(6)	To adjust certain identifiable intangible assets to preliminary estimated values based upon independent appraisal valuations performed to date.

(7)	To eliminate deferred tax liabilities that will not be transferred to AGCO.

(8)	To reflect the elimination of Valtra’s historical stockholders’ equity.

(9)	To reflect goodwill from the preliminary purchase price allocation of the net assets acquired related to the acquisition as follows (in millions):

Purchase price (Euro 600.6 million at $1.2595/Euro 1.00 as of December 31, 2003) *	$756.4
Estimated transaction fees and expenses	8.5

Total purchase price	764.9
Actual book value of Valtra net assets as of December 31, 2003	(505.1)
Increase in inventories to estimated fair value	(3.7)
Decrease in property, plant and equipment to estimated fair value	7.3
Increase in identifiable intangible assets to estimated fair value	(6.3)
Net assets not assumed	17.6
Tax impact on certain acquired intangibles	15.7

Estimated fair value of net assets acquired	(474.5)

Estimated goodwill	$290.4

(*)	As of January 5, 2004 the exchange rate was $1.2585/ Euro 1.00 resulting in a purchase price of approximately $755.9 million. The purchase price was Euro 622.0 million on January 5, 2004, which included Euro 21.4 million of cash acquired. The unaudited pro forma balance sheet reflects the net purchase price of Euro 600.6 million, and therefore does not reflect cash acquired. The unaudited pro forma balance sheet also reflects the use of cash on hand of $147.0 million to finance the purchase of Valtra in addition to the issuance of debt (see Note 10).

(10)	To reflect the net change in long-term debt associated with the following (in millions):

Borrowing under bridge loan financing	$100.0
Borrowing under new revolving credit facility and term loan facility	533.2
Valtra long-term liabilities not assumed	(0.9)
Deferred fees in connection with the acquisition financing	(15.3)

$617.0

(11)	To reflect the following (in millions):

Deferred debt issuance fees and expenses in connection with bridge loan financing	$1.6
Deferred debt issuance fees and expenses in connection with the new revolving credit facility and term loan facility	13.7

Deferred fees associated with the acquisition financing	15.3
Write-off of unamortized debt issuance costs associated with the existing revolving credit facility	(0.5)

$14.8

(12)	To reduce retained earnings for the after-tax effect of a $0.5 million writedown of unamortized debt issuance costs associated with the refinancing of the existing revolving credit facility.

PROSPECTUS

$700,000,000

AGCO Corporation

Common Stock

Debt Securities

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

      Our business involves significant risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 7.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 14, 2004.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $700,000,000, or the equivalent of this amount in foreign currencies, currency units or composite currencies.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the prospectus supplement, including the additional information incorporated by reference and described below under the heading “Where You Can Find More Information,” carefully before you invest.

      You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information we incorporate by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not offering the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement, including any document incorporated by reference, is accurate at any date other than the date indicated on the cover page of the documents.

      Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “AGCO,” “we,” “us,” “our” or similar references mean AGCO Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      We file reports, proxy statements and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants like us that file electronically. Reports, proxy statements and other information concerning us also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also maintain an internet site at www.agcocorp.com that contains information concerning us and our affiliates. The information at our internet site is not incorporated by reference in this prospectus, and you should not consider it to be a part of this prospectus.

Incorporation by Reference

      The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the following documents that we have filed with the SEC (SEC File No. 1-12930):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	Our proxy statement relating to our Annual Meeting of Stockholders held on April 24, 2003 (other than the material contained under the headings “Audit Committee Report,” “Compensation Committee Report on Executive Compensation” and “Performance Graph”);

•	Our Current Reports on Form 8-K dated September 10, 2003, December 15, 2003, January 7, 2004 and January 8, 2004; and

•	The description of our common stock contained in our Registration Statement on Form 8-A dated March 17, 1992, as amended by Amendment No. 1 on Form 8-A/A dated August 19, 1999.

      We are also incorporating by reference the documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of securities contemplated hereby. In no event, however, will any of the information that we disclose under Item 9 or Item 12 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise part of, this prospectus.

      We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Investor Relations

AGCO Corporation
4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200

SUMMARY

      This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under this process, we may offer, from time to time, shares of common stock and debt securities, in one or more offerings up to a total of $700,000,000 or the equivalent of this amount in foreign currencies, currency units or composite currencies. You should read the summary together with the more detailed information contained in the rest of this prospectus and in the applicable prospectus supplement. The prospectus supplement relating to particular securities will describe their terms.

Common Stock

      We may offer shares of our common stock. Holders of common stock are entitled to receive dividends, if and when declared by our board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Debt Securities

      We may offer debt securities, which may or may not be guaranteed, in the form of subordinated debt. Each issuance of debt securities may have different terms, including interest rates, maturity dates, voluntary and mandatory redemption provisions, covenants and security features. Subordinated debt securities will not be entitled to interest or principal payments unless and until interest and principal are paid upon the senior debt securities. Any debt securities will be issued under one or more indentures between AGCO and SunTrust Bank, Atlanta, as trustee.

Our Company

      We are the third largest manufacturer and distributor of agricultural equipment and related replacement parts in the world based on annual net sales. We sell a full range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment and implements. Our products are widely recognized in the agricultural equipment industry and are marketed under a number of brand names including AGCO®, AgcoAllis®, AgcoStar®, Ag-Chem®, Challenger®, Farmhand®, Fendt®, Fieldstar®, Gleaner®, Glencoe®, Hesston®, Lor*Al®, Massey Ferguson®, New Idea®, RoGator®, SoilteqTM, Spra-Coupe®, Sunflower®, Terra-Gator®, Tye®, White® and Willmar®. We distribute most of our products through a combination of approximately 8,600 independent dealers and distributors, associates and licensees in more than 140 countries. In addition, we provide retail financing in North America, the United Kingdom, France, Germany, Spain, Ireland and Brazil through our finance joint ventures with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., which we refer to as “Rabobank.”

      Since our formation in June 1990, we have grown substantially through a series of over 20 acquisitions. On January 5, 2004, we acquired the Valtra tractor and diesel engine operations of Kone Corporation, a Finnish company, for € 600.0 million net of approximately € 22.0 million cash acquired and subject to customary closing adjustments. Valtra is a global tractor and off-road engine manufacturer with market leadership positions in the Nordic region of Europe and Latin America. Valtra is known for its strong engineering and technical skills in tractor and diesel engine manufacturing, which allow it to produce high-quality products in an efficient and expedited manner. In addition, Valtra has a unique and highly effective direct sales network in certain markets which, together with Valtra’s “made to order” manufacturing process, has allowed it to achieve significant market share in its core markets.

      We completed the initial funding of the € 600.0 million cash purchase price (net of € 22.0 million cash acquired) of Valtra using $100.0 million borrowed under an interim bridge facility provided by Rabobank and Morgan Stanley Senior Funding, Inc., € 100.0 million borrowed under a new revolving credit facility, $300.0 million under a new United States dollar denominated term loan facility and € 120.0 million borrowed under a new Eurodollar denominated term loan facility. We paid the balance of the purchase price with available cash on hand, a portion of which was raised from the issuance of $201.3 million principal amount of 1 3/4% convertible senior subordinated notes due 2033.

      The address of our principal executive offices is 4205 River Green Parkway, Duluth, Georgia 30096, and our telephone number is (770) 813-9200. Our internet site is www.agcocorp.com. Information contained on our internet site is not incorporated by reference into this prospectus. You should not consider information contained on our internet site to be a part of this prospectus.

Ratio of Earnings to Fixed Charges

      Our consolidated ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The following table shows our consolidated ratio of earnings to fixed charges for each of the five fiscal years ended December 31, 2002 and the nine months ended September 30, 2003:

		Year Ended December 31,
	Nine Months Ended
	September 30, 2003	2002	2001	2000	1999	1998

Ratios of earnings to fixed charges (a)	2.0	1.5	1.4	—	—	1.9

(a)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and distributed earnings of less-than-50%-owned affiliates, plus fixed charges. Fixed charges consist of interest costs (whether expensed or capitalized), amortization of debt issuance costs and an estimate of the interest cost in rental expense. The deficiency of the earnings to fixed charges in 2000 was $4.2 million and in 1999 was $19.2 million.

RISK FACTORS

      Investing in our securities involves risks. In deciding whether to invest in our securities, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of our securities could decline and you may lose all or part of your investment.

      In addition, the prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to the particular type of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the risk factors in this prospectus in addition to the specific risk factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all other information contained in the prospectus supplement or appearing in, or incorporated by reference in, this prospectus.

Risks Relating to Our Business

Our financial results depend heavily upon the agricultural industry, and factors that adversely affect the agricultural industry generally will adversely affect our results of operations and financial condition.

      Our success depends heavily on the vitality of the agricultural industry. Historically, the agricultural industry, including the agricultural equipment business, has been cyclical and subject to a variety of economic factors, governmental regulations and legislation, and weather conditions. Sales of agricultural equipment generally are related to the health of the agricultural industry, which is affected by farm income and debt levels, farm land values, and farm cash receipts, all of which reflect levels of commodity prices, acreage planted, crop yields, demand, government policies and government subsidies. Sales also are influenced by economic conditions, interest rate and exchange rate levels, and the availability of retail financing. Trends in the industry, such as farm consolidations, may affect the agricultural equipment market. In addition, weather conditions, such as heat waves or droughts, and pervasive livestock diseases can affect farmers’ buying decisions. Downturns in the agricultural industry due to these and other factors are likely to result in decreases in demand for agricultural equipment, which could adversely affect our sales, growth, results of operations and financial condition. During previous downturns in the farm sector, we experienced significant and prolonged declines in sales and profitability, and we expect our business to remain subject to similar market fluctuations in the future.

Our success depends on the introduction of new products, which will require substantial expenditures.

      Our long-term results depend upon our ability to introduce and market new products successfully. The success of our new products will depend on a number of factors, including:

•	customer acceptance;

•	the efficiency of our suppliers in providing component parts;

•	the economy;

•	competition; and

•	the strength of our dealer networks.

      As both we and our competitors continuously introduce new products or refine versions of existing products, we cannot predict the level of market acceptance or the amount of market share our new products will achieve. Any manufacturing delays or problems with our new product launches could adversely affect our operating results. We have experienced delays in the introduction of new products in the past, and we cannot assure you that we will not experience delays in the future. In addition, introducing new products could result in a decrease in revenues from our existing products. Consistent with our strategy of offering new products and product refinements, we expect to continue to use a substantial amount of capital for further product development and refinement. We may need more capital for product development and refinement than is available to us, which could adversely affect our business, financial condition or results of operations.

Rationalization of manufacturing facilities may cause production capacity constraints and inventory fluctuations, which could adversely affect our results of operations and financial condition.

      The rationalization of our manufacturing facilities has at times resulted in, and similar rationalizations in the future may result in, temporary constraints upon our ability to produce product quantities necessary to fill orders and thereby complete sales in a timely manner. A prolonged delay in our ability to fill orders on a timely basis could affect customer demand for our products and increase the size of our product inventories, causing future reductions in our manufacturing schedules and adversely affecting our results of operations. For example, we recently transferred a portion of our production from our Coventry, England facility to our Beauvais, France facility. After this transfer, several suppliers to the Beauvais facility were unable to supply necessary components and parts in a timely manner. As a result, we were not able to meet our manufacturing and sales objectives for products produced at that facility and recently temporarily reduced our manufacturing targets to address these issues. Moreover, our continuous development and production of new products will often involve the retooling of existing manufacturing facilities. This retooling may limit our production capacity at certain times in the future, which could adversely affect our results of operations and financial condition.

We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed or by us to promptly address supplier issues will adversely impact our ability to timely and efficiently manufacture and sell products.

      Our products include components and parts manufactured by others. As a result, our ability to timely and efficiently manufacture existing products, to introduce new products and to shift manufacturing of products from one facility to another depends on the quality of these components and parts and the timeliness of their delivery to our facilities. At any particular time, we depend on many different suppliers and the failure by one or more of our suppliers to perform as needed will result in fewer products being manufactured, shipped and sold. If the quality of the components or parts provided by our suppliers is less than required and we do not recognize that failure prior to the shipment of our products, we will incur higher warranty costs. The timely supply of component parts for our products also depends on our ability to manage our relationships with suppliers, to identify and replace suppliers that have failed to meet our schedules or quality standards, and to monitor the flow of components and accurately project our needs.

We have significant international operations and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

      For the nine months ended September 30, 2003, we derived approximately $1.6 billion or 66.0% of our revenues from sales outside North America. The primary foreign countries in which we do business are Germany, France, Brazil, the United Kingdom and Finland. In addition, we have significant manufacturing operations in France, Germany, Brazil, Denmark and Finland. Our results of operations and financial condition may be adversely affected by the laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies of the foreign countries in which we conduct business. Some of our international operations also are subject to various risks that are not present in domestic operations, including restrictions on dividends and the repatriation of funds. Foreign developing markets may present special risks, such as unavailability of financing, inflation, slow economic growth and price controls.

      Domestic and foreign political developments and government regulations and policies directly affect the international agricultural industry, which affects the demand for agricultural equipment. If demand for agricultural equipment declines, our sales, growth, results of operations and financial condition may be adversely affected. The application, modification or adoption of laws, regulations, trade agreements or policies adversely affecting the agricultural industry, including the imposition of import and export duties and quotas, expropriation and potentially burdensome taxation, could have an adverse effect on our business. The ability of our international customers to operate their businesses and the health of the agricultural industry in general are affected by domestic and foreign government programs that provide economic support to farmers. As a result, farm income levels and the ability of farmers to obtain advantageous financing and other protections would be reduced to the extent that any such programs are curtailed or eliminated. Any such reductions would likely result in a decrease in demand for agricultural equipment. For example, a decrease or elimination of current price protections for commodities or of subsidy payments for farmers in the European Union, the United States, Brazil or elsewhere in South America could negatively impact the operations of farmers in those regions, and, as a result, our sales may decline if these farmers delay, reduce or cancel purchases of our products.

We are subject to currency exchange rate fluctuations and interest rate changes, which could adversely affect our financial performance.

      We conduct operations in many areas of the world involving transactions denominated in a variety of currencies. Our production costs, profit margins and competitive position are affected by the strength of the currencies in countries where we manufacture or purchase goods relative to the strength of the currencies in countries where our products are sold. In addition, we are subject to currency exchange rate risk to the extent that our costs are denominated in currencies other than those in which we earn revenues and to risks associated with translating the financial statements of our foreign subsidiaries from local currencies into United States dollars. Similarly, changes in interest rates affect our results of operations by increasing or decreasing borrowing costs and finance income. Our most significant transactional foreign currency exposures are the Euro, Brazilian real and the Canadian dollar in relation to the United States dollar. Where naturally offsetting currency positions do not occur, we attempt to manage these risks by hedging some, but not all, of our exposures through the use of foreign currency forward exchange contracts. As with all hedging instruments, there are risks associated with the use of foreign currency forward exchange contracts, interest rate swap agreements and other risk management contracts. While the use of such hedging instruments provides us with protection from certain fluctuations in currency exchange and interest rates, we potentially forego the benefits that might result from favorable fluctuations in currency exchange and interest rates. In addition, any default by the counterparties to these transactions could adversely affect us. Despite our use of financial hedging transactions, we cannot assure you that currency exchange rate or interest rate fluctuations will not adversely affect our results of operations, cash flow, financial condition or the price of our common stock.

We are subject to extensive environmental laws and regulations, and our costs related to compliance with, or our failure to comply with, existing or future laws and regulations could adversely affect our business and results of operations.

      We are subject to increasingly stringent environmental laws and regulations in the countries in which we operate. These regulations govern, among other things, emissions into the air, discharges into water, the use, handling and disposal of hazardous substances, waste disposal and the remediation of soil and groundwater contamination. Our costs of complying with these or any other current or future environmental regulations may be significant. For example, the European Union and the United States have adopted more stringent environmental regulations regarding emissions into the air. As a result, we will likely incur increased capital expenses to modify our products to comply with these regulations. Further, we may experience production delays if we or our suppliers are unable to design and manufacture components for our products that comply with environmental standards established by regulators. For example, our engine suppliers are subject to air quality standards, and production at our facilities could be impaired if these suppliers are unable to timely respond to any changes in environmental laws and regulations affecting engine emissions. Compliance with environmental and safety regulations has added and will continue to add to the cost of our products and increase the capital-intensive nature of our business. We cannot assure you that we will not be adversely impacted by costs, liabilities or claims with respect to our operations under existing laws or those that may be adopted in the future. If we fail to comply with existing or future laws and regulations, we may be subject to governmental or judicial fines or sanctions and our business and results of operations could be adversely affected.

Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws may subject us to greater risks of work interruption or stoppage and could cause our costs to be higher.

      Most of our employees, principally at our manufacturing facilities, are represented by collective bargaining agreements with contracts that expire on varying dates. Several of our collective bargaining agreements are of limited duration and, therefore, must be re-negotiated frequently. As a result, we could incur significant administrative expenses associated with union representation of our employees. Furthermore, we are at greater risk of work interruptions or stoppages than non-unionized companies, and any work interruption or stoppage could significantly impact the volume of goods we have available for sale. In addition, collective bargaining agreements and labor laws may impair our ability to reduce our labor costs by streamlining existing manufacturing facilities and in restructuring our business because of limitations on personnel and salary changes and similar restrictions.

We have significant pension obligations with respect to our employees.

      A portion of our active and retired employees participate in defined benefit pension plans under which we are obligated to provide prescribed levels of benefits regardless of the value of the underlying assets, if any, of the applicable pension plan. If our obligations under a plan are unfunded or underfunded, we will have to use cash flow from operations and other sources to pay our obligations either as they become due or over some shorter funding period. As of December 31, 2002, we had approximately $162 million in unfunded or underfunded obligations related to our pension and other post-retirement health care benefits.

The agricultural equipment industry is highly seasonal, and seasonal fluctuations may adversely affect our quarterly results of operations, cash flows and financial condition.

      The agricultural equipment business is highly seasonal, which causes our quarterly results to fluctuate during the year. December is typically our largest month for retail sales because our customers purchase a higher volume of our products at year end with funds from their completed harvests and when dealer incentives are greatest. In addition, farmers purchase agricultural equipment in the Spring and Fall in conjunction with the major planting and harvesting seasons. Our net sales and income from operations have historically been the lowest in the first quarter and have increased in subsequent quarters as dealers increase inventory in anticipation of increased retail sales in the third and fourth quarters.

We face intense competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we could lose customers and our revenues and profitability may decline.

      The agricultural equipment business is highly competitive, particularly in North America, Europe and Latin America. We compete with several large national and international companies that, like us, offer a full line of agricultural equipment. We also compete with numerous short-line and specialty manufacturers and suppliers of farm equipment products. Our two key competitors, Deere & Co. and CNH Global, are substantially larger than we are and have greater financial and other resources. In addition, in some markets, we compete with smaller regional competitors with significant market share in a single country or group of countries. We cannot assure you that these competitors will not substantially increase the resources devoted to the development and marketing, including discounting, of products that compete with our products. If we are unable to compete successfully against other agricultural equipment manufacturers, we could lose customers and our revenues and profitability may decline. There also can be no assurances that consumers will continue to regard our agricultural equipment favorably, and we may be unable to develop new products that appeal to consumers or unable to continue to compete successfully in the agricultural equipment business. In addition, competitive pressures in the agricultural equipment business may affect the market prices of new and used equipment, which, in turn, may adversely affect our sales margins and results of operations.

Risks Relating to the Valtra Acquisition

We can provide no assurances that our acquisition of Valtra will be approved by the Brazilian competition authority.

      We have applied to the Brazilian competition authority for its approval of our purchase of Valtra. At this time, we cannot predict with certainty when or whether the Brazilian competition authority will grant its approval. Under Brazilian law, we were permitted to complete the purchase of Valtra without having received such approval; however, the Brazilian competition authority may, in the absence of granting such approval, impose conditions on how we operate both Valtra’s Brazilian business and our existing Brazilian business. The timing and the conditions of such approval may delay or prevent us from fully executing our business plan for operating the Valtra business and our existing business or may force us to sell a portion of the Valtra business or our existing business, which could adversely affect our financial condition and results of operations.

We may encounter difficulties in integrating Valtra into our business and may not fully achieve, or achieve within a reasonable time frame, expected strategic objectives, cost savings and other expected benefits of the acquisition.

      We expect to realize strategic and other benefits as a result of our acquisition of Valtra, including, among other things, access to Valtra’s customers in the Nordic and Latin American regions, its research and development capabilities and its engine technology, which can be used with several of our tractor platforms. However, it is impossible to predict with certainty whether, or to what extent, these benefits will be realized or whether we will be able to integrate Valtra in a timely and effective manner. In addition:

•	the costs of integrating Valtra and its operations may be higher than we expect and may require significant attention from our management; and

•	our ability to successfully carry out our growth strategy for Valtra will be affected by, among other things, our ability to maintain and enhance our relationships with existing Valtra customers, changes in the spending patterns and preferences of such customers, and fluctuating economic and competitive conditions.

      Our ability to address these issues will determine the extent to which we are able to successfully integrate, develop and grow the Valtra business and to realize the expected benefits of the transaction. Our failure to do so could have a material adverse effect on our revenues, operating results and financial condition following the transaction and could cause the value of our common stock to decline.

Valtra operates certain business segments that are significantly different from ours, and we face new risks associated with conducting the Valtra business.

      Valtra manufactures and sells diesel engines and is subject to regulations and demands that are different from our core business. We do not have experience in operating an engine manufacturing business and may be unable to achieve the same growth, sales levels and profitability as Valtra has in the past. We also are unfamiliar with the risks that are peculiar to the engine manufacturing industry. For example, engine manufacturers are subject to environmental standards that are adjusted by regulators from time to time to minimize harmful emissions into the air. If we are unable to design and manufacture engines that comply with these changing regulations, Valtra’s introduction of competitive products to the marketplace may be delayed indefinitely. Further, since Valtra supplies us with engines for our products, production at our facilities could be impaired if Valtra is unable to timely respond to regulatory changes. We cannot predict with certainty our ability to effectively operate the Valtra business, and, consequently, our results of operations and financial condition could be negatively impacted following the acquisition.

Risks Relating to Our Indebtedness

We have a substantial amount of indebtedness, which may adversely affect our ability to operate and expand our business.

      We have a significant amount of indebtedness. As of September 30, 2003, we had total long-term indebtedness of approximately $786.9 million, stockholders’ equity of approximately $846.6 million and a ratio of long-term indebtedness to equity of .93 to 1.0. We also had short-term obligations of $27.6 million, capital lease obligations of $2.2 million, unconditional purchase or other long-term obligations of $20.9 million, and amounts owed under an accounts receivable securitization facility of $407.3 million. In addition, we had guaranteed indebtedness owed to third parties of approximately $46.3 million, primarily related to dealer and end-user financing of equipment.

      Our substantial indebtedness could have important adverse consequences. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from introducing new products or pursuing business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or pay cash dividends; and

•	if our senior unsecured debt rating is downgraded three levels by Standard & Poor’s or two levels by Moody’s, the agent under our accounts receivable securitization facilities has the right to terminate the facilities, which would prevent us from selling additional receivables to our commercial paper conduit.

Covenants in our debt instruments restrict or prohibit us from engaging in or entering into a variety of transactions, which could adversely affect us.

      The indentures governing our outstanding indebtedness contain various covenants that limit, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends or make distributions or certain other restricted payments;

•	make certain investments;

•	receive dividends or other payments from restricted subsidiaries;

•	issue or sell capital stock of restricted subsidiaries;

•	guarantee indebtedness;

•	enter into transactions with stockholders or affiliates;

•	create liens;

•	sell assets;

•	engage in sale-leaseback transactions; and

•	enter into certain mergers and consolidations.

      Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness.

      A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under such instruments. Our ability to comply with these covenants and other provisions may be affected by events beyond our control, and we cannot assure you that we will be able to comply with these covenants and other provisions. Upon the occurrence of an event of default under any debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against collateral granted to them, if any, to secure the indebtedness. If our current or future lenders accelerate the payment of the indebtedness owed to them, we cannot assure you that our assets would be sufficient to repay in full our outstanding indebtedness.

Our subsidiaries hold a majority of our assets and conduct a majority of our operations, and they will not be obligated to make payments on our indebtedness.

      We conduct a majority of our business through our subsidiaries. These subsidiaries directly and indirectly own a majority of the assets of our business and conduct operations themselves and through other subsidiaries. Therefore, we depend on distributions and advances from our subsidiaries and the repayment by our subsidiaries of intercompany loans and advances to meet our debt service and other obligations. Contractual provisions, laws or regulations to which we or any of our subsidiaries are or may become subject, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain cash required to service our indebtedness.

We may not have sufficient cash flow to make payments on our indebtedness.

      Our ability to pay principal and interest on our indebtedness and to fund our planned capital expenditures depends on our future operating performance. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive, regulatory and environmental factors. For a discussion of some of these risks and uncertainties, see “— Risks Relating to Our Business.” Consequently, we cannot assure you that we will have sufficient cash flow to meet our liquidity needs, including making payments on our indebtedness.

      If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations.

      If we cannot make scheduled payments on our debt:

•	the holders of our debt could declare all outstanding principal and interest to be due and payable;

•	the holders of our secured debt could commence foreclosure proceedings against our assets;

•	we could be forced into bankruptcy or liquidation; and

•	you could lose all or part of your investment in our common stock.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

      Certain statements included or incorporated by reference in this prospectus reflect assumptions, expectations, projections, intentions or beliefs about future events. These statements, which may relate to such matters as our expectations with respect to the Valtra acquisition, industry conditions, net sales and income, restructuring and other infrequent expenses, impairment charges, future capital expenditures, fulfillment of working capital needs, the impact of war and political unrest and future acquisition plans, are “forward-looking statements” within the meaning of the federal securities laws. These statements do not relate strictly to historical or current facts, and you can identify certain of these statements, but not necessarily all, by the use of the words “anticipate,” “assumed,” “indicate,” “estimate,” “believe,” “predict,” “forecast,” “rely,” “expect,” “continue,” “grow” and other words of similar meaning. Although we believe that the expectations and assumptions reflected in these statements are reasonable in view of the information currently available to us, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in or implied by the forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus, in our reports that are incorporated by reference and in any applicable prospectus supplement, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	general economic and capital market conditions;

•	the worldwide demand for agricultural products;

•	grain stock levels and the levels of new and used field inventories;

•	government policies and subsidies;

•	weather conditions;

•	interest and foreign currency exchange rates;

•	pricing and product actions taken by competitors;

•	commodity prices, acreage planted and crop yields;

•	farm income, land values, debt levels and access to credit;

•	pervasive livestock diseases;

•	production disruptions;

•	supply and capacity constraints;

•	our cost reduction and control initiatives;

•	our research and development efforts;

•	dealer and distributor actions;

•	technological difficulties; and

•	political and economic uncertainty in various areas of the world.

      Any forward-looking statement should be considered in light of such important factors.

      New factors that could cause actual results to differ materially from those described above emerge from time to time, and it is not possible for us to predict all of such factors or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information except as required by law.

USE OF PROCEEDS

      Unless otherwise specified in an applicable prospectus supplement, we will use the proceeds we receive from the sale of the offered securities for general corporate purposes including, but not limited to, funding operations and capital expenditures, repaying or refinancing of existing indebtedness and financing acquisitions. Net proceeds may be temporarily invested prior to use. The precise amounts and timing of the application of proceeds will depend upon our funding requirements at the time of issuance and the availability of other funds.

DIVIDEND POLICY

      We cannot provide you with any assurance that we will pay dividends in the foreseeable future. In the first quarter of 2001 we paid a dividend of $.01 per share on our common stock, but we have not subsequently paid a cash dividend. The indenture governing our senior subordinated notes and the indenture governing our senior notes contain restrictions on our ability to pay dividends.

THE SECURITIES WE MAY OFFER

      This prospectus is part of a shelf registration statement. Under this shelf registration statement, we may offer from time to time up to $700,000,000, or the equivalent of this amount in foreign currencies, currency units or composite currencies, of any of the following securities:

•	Common stock; and

•	Debt securities.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 150,000,000 shares of common stock, having a par value of $.01 per share, and 1,000,000 shares of preferred stock, having a par value of $.01 per share. The preferred stock may be issued in separate series as authorized by our board of directors. As of January 6, 2004, there were 75,409,655 shares of common stock outstanding. All outstanding shares of common stock are fully paid and nonassessable.

Common Stock

      We may, at our option, elect to offer common stock. The following description of our common stock is only a summary and is subject to the terms of provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. We encourage you to read our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which have been filed with the SEC and are incorporated by reference into this prospectus.

      Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Cumulative voting is not permitted. Holders of a majority of the shares of common stock are entitled to vote in any election of directors and may elect all of the directors standing for election. Subject to any preferential dividend rights of outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of AGCO, the holders of common stock are entitled to receive ratably the net assets of AGCO available for distribution after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we have or may designate and issue in the future.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is SunTrust Bank.

Listing

      Our common stock is listed for trading on the New York Stock Exchange under the symbol “AG.”

Rights Plan

      We adopted a stockholder rights plan on April 27, 1994. Our board of directors implemented the plan by declaring a dividend of one preferred share purchase right for each share of common stock outstanding. The rights plan provides that each share of common stock outstanding will have attached to it the right to purchase a one-hundredth of a share of Junior Cumulative Preferred Stock, or junior preferred stock. The purchase price per a one-hundredth of a share of junior preferred stock is $200.00, subject to adjustment. Our stockholder rights plan was approved by our stockholders in 1994.

      The rights will be exercisable only if a person or group (“acquirer”) acquires 20% or more of our common stock or announces a tender offer or exchange offer that would result in the acquisition of 20% or more of our common stock or, in some circumstances, if additional conditions are met. Once they are exercisable, the plan allows stockholders, other than the acquirer, to purchase our common stock or securities of the acquirer with a then current market value of two times the exercise price of the right. Merely holding a right does not confer any additional rights as a stockholder of AGCO until it is exercised. The rights are redeemable for $.01 per right, subject to adjustment, at the option of the board of directors. The rights will expire on April 26, 2004, unless they are extended, redeemed or exchanged by us before that date.

      The rights have certain “anti-takeover” effects because they may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Generally, the rights should not interfere with any merger or other business combination approved by our board of directors prior to the time that there is an acquirer since until such time the rights generally may be redeemed by our board of directors at $.01 per right.

Preferred Stock

      We have the authority to issue up to 1,000,000 shares of preferred stock, par value $.01 per share, with 300,000 shares designated as a series of junior preferred stock, par value $.01 per share. The junior preferred stock may be acquired in accordance with the terms of our preferred share purchase rights. As of the date of this prospectus, we did not have any shares of preferred stock outstanding. Our board of directors is authorized at any time to issue all or any shares of preferred stock in one of more classes or series and to determine the following terms for each series of preferred stock:

•	the offering price at which we will issue the preferred stock;

•	whether that series of preferred stock will be entitled to receive dividends;

•	the dividend rate (or method for determining the rate);

•	whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the liquidation preference of that series of preferred stock, if any;

•	the conversion or exchange provisions applicable to that series of preferred stock, if any;

•	the redemption or sinking fund provisions applicable to that series of preferred stock, if any;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other preferences, rights, qualifications, limitations, or restrictions, if any, applicable to that series of preferred stock.

DESCRIPTION OF DEBT SECURITIES

      We may issue debt securities from time to time in one or more series under one or more indentures between us and SunTrust Bank, Atlanta, as trustee, unless we identify a different trustee in the applicable prospectus supplement. Debt securities will be subordinated debt securities. The following summary outlines the material terms of the debt securities. The particular terms of the debt securities offered by any prospectus supplement, and the extent, if any, to which these general provisions do not apply to the debt securities will be described in the prospectus supplement relating to such debt securities.

      The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The following summary of certain provisions of the indenture is not complete and we refer you to the forms of the indentures, including definitions of certain terms used below. Copies of the indentures will be filed as exhibits to the Registration Statement.

General

      The following summaries set forth certain general terms and provisions of the indentures and the debt securities. The prospectus supplement relating to a series of debt securities being offered will contain the following terms, if applicable unless immaterial:

•	title and ranking;

•	aggregate principal amount and any limit on such amount;

•	price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued;

•	maturity date or dates, or the method for determining such date or dates or the right, if any, of AGCO to defer payment of principal at maturity;

•	interest rate or rates (which may be fixed or variable and will include reset rates, if any, and the method by which any such rate will be determined), or the method by which such rate or rates shall be determined and the right, if any, of AGCO to defer any interest payment;

•	date or dates, or the method for determining such date or dates, from which any such interest will accrue, and the dates on which any such interest will be payable;

•	the regular record dates, if any, for the interest payments, or the method by which such dates shall be determined;

•	the persons to whom we will be obligated to pay interest and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

•	place or places where the principal of and premium, if any, and interest, if any, on such debt securities will be payable, and where such debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us regarding the debt securities and the indenture may be served;

•	redemption or early repayment provisions, the terms and conditions upon which we will redeem or repay the debt securities and whether pursuant to such provisions the debt securities may be redeemed in whole or in part;

•	sinking fund repayment provisions and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell securities;

•	if other than in U.S. dollars, the currency or currencies, including currency unit or units, in which the principal of, premium, if any, and interest, if any, on the debt securities will be payable, or in which the debt securities will be denominated;

•	any applicable subordination provisions;

•	whether the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

•	provisions, if any, granting special rights to the holders of debt securities upon certain events;

•	additions to or changes in the events of default or covenants of AGCO with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•	whether and under what circumstances we will pay any additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;

•	whether the defeasance and covenant defeasance provisions described under the caption “— Defeasance” will be inapplicable or modified;

•	whether the debt securities will be secured and if so, on what basis and by what assets;

•	whether the debt securities of the series will be in registered or bearer form, any restrictions applicable to the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities may be exchanged for registered securities and vice versa;

•	date of any bearer securities or any global security, if other than the date of original issuance of the first security of the series to be issued;

•	person to whom and manner in which any interest shall be payable;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depository for global securities;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) intend to act as market maker(s) for the securities;

•	if not listed on a securities exchange and no underwriter(s) intend(s) to make a market in the securities, the nature of the exchange market for the securities;

•	whether the debt securities of the series will be issued in book-entry or certificate form;

•	form and/or terms of certificates, documents or conditions which may be necessary, if any, for the debt securities to be issuable in final form;

•	if other than the trustee, the identity of each security registrar and/or paying agent for debt securities of the series;

•	whether the principal of, and any premium, interest or additional amounts on, the debt securities of the series are to be payable, at our election or at the election of the holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

•	whether we may extend the interest payment periods and, if so, the terms of any extension; and

•	additional terms not inconsistent with the provisions of the indenture.

      We may issue debt securities at a substantial discount below their stated principal amount bearing no cash interest or cash interest at a rate below the market rate at the time of issuance. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities. In such cases, all material United States federal income tax and other considerations applicable to any such series will be described in the applicable prospectus supplement.

      We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on the applicable dates of the applicable currency, commodity, equity index or other factors.

      Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be described in the applicable prospectus supplement.

      The indentures may not contain any provisions that afford holders of the debt securities protection in the event we engage in a transaction in which we incur or acquire a large amount of additional debt.

      We will comply with Section 14(e) under the Securities Exchange Act, to the extent applicable, and any other tender offer rules under the Securities Exchange Act which may then be applicable, in connection with any obligation of AGCO to purchase debt securities at the option of holders thereof. Any such obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.

Status of Debt Securities

      We expect the following provisions will generally apply to debt securities, unless we specify otherwise in the applicable prospectus supplement.

      The subordinated debt securities will be subordinate in right of payment to all of our senior indebtedness. With respect to any series of subordinated debt securities, senior indebtedness of AGCO will mean all indebtedness (present or future) created, incurred or assumed by us (and all renewals, extensions or refundings thereof), unless the instrument under which the indebtedness is created, incurred or assumed provides that such indebtedness is not senior or superior in right of payment to the debt securities. Senior indebtedness shall not include (1) any indebtedness to any of our subsidiaries, (2) any trade payables or (3) any liability for federal, state, local or other taxes owed or owing by us.

      Upon payment or distribution of assets or securities of AGCO due to any total or partial liquidation or reorganization, readjustment of debt, bankruptcy, insolvency, receivership, conservatorship, marshalling of assets and liabilities or similar proceedings or any dissolution or winding up of or relating to our company as a whole, whether voluntary or involuntary, the payment of the principal of, and interest on, any subordinated debt securities will be subordinated in right of payment to any obligations in respect of senior indebtedness.

      No direct or indirect payment may be made on subordinated debt securities in the event of:

•	a default in payment of all or any portion of the obligations of any designated senior indebtedness that occurs and is continuing beyond any applicable grace period; or

•	any other default that occurs and is continuing on designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives notice of such default from AGCO or the holders of any designated senior indebtedness.

      We may resume payments on the subordinated debt securities when the default is cured or waived to the extent that the subordination provisions of the subordinated indenture will permit us to do so at that time. After we have paid all of our senior indebtedness in full, holders of subordinated debt securities will still be subrogated to the rights of holders of our senior indebtedness for the amount of distributions that otherwise would have been payable to holders of the subordinated debt securities until the subordinated debt securities are paid in full.

      Under certain circumstances, if payment or distribution on account of the subordinated debt securities of any character, whether in cash, securities or other property, is received by a holder of any subordinated debt securities, including any applicable trustee, in contravention of any of the terms of the applicable indenture and before all our senior indebtedness has been paid in full, that payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, holders of our senior indebtedness at the time outstanding in accordance with the priorities then existing among those holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all senior indebtedness in full.

      After we have paid in full all sums we owe on our senior indebtedness, the holders of the subordinated debt securities, together with the holders of our obligations ranking on a parity with the subordinated debt securities, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the subordinated debt securities and the other obligations. We will make payment on the subordinated debt securities before we make any payment or other distribution, whether in cash, property or otherwise, on account of any capital stock or obligations ranking junior to our subordinated debt securities.

      By reason of such subordination, in the event of our insolvency, holders of our senior indebtedness may receive more, ratably, than holders of the subordinated debt securities. This subordination will not prevent the occurrence of any event of default in respect of the subordinated debt securities. The applicable prospectus supplement may modify or set forth additional rights that holders of senior indebtedness may have against holders of subordinated debt securities.

      If we offer subordinated debt securities, the applicable prospectus supplement will set forth the aggregate amount of outstanding indebtedness, if any, as of a specified date that by the terms of such debt securities would be senior to such debt securities. The applicable prospectus supplement will also set forth any limitation on our issuance of any additional indebtedness, including senior indebtedness.

Exchange, Registration, Transfer and Payment

      Principal of, premium, if any, interest and additional amounts on the debt securities will be payable, and the debt securities may be exchanged or transferred, at our office or agency in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee); provided that, at our option, payment of interest may be made by check mailed to the address of the holders as such address appears in the security register or by wire transfer of funds to the holders of an account maintained in the United States.

      We may at any time designate additional paying agents, remove any paying agents, or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies we pay to a paying agent for the payment of principal, premium, interest or additional amounts which remains unclaimed at the end of two years after the principal, premium, interest or additional amounts has become due and payable will be repaid to us, subject to any applicable law. After this time, the holder of the debt security will be able to look only to us for payment.

      Any interest that we do not punctually pay on any interest payment date with respect to a debt security will be defaulted interest and will cease to be payable to the holder on the original regular record date and may either:

•	be paid to the holder at the close of business on a special record date for the payment of defaulted interest to be fixed by the applicable trustee; or

•	may be paid at any time in any other lawful manner, all as more completely described in the applicable indenture.

      If the defaulted interest is to be paid on a special record date, notice of the special record date will be mailed to each holder of such debt security not less than ten days before the special record date.

      Subject to certain limitations imposed on debt securities issued in book-entry form, debt securities of any series will be exchangeable for other debt securities of the same series and with the same total principal amount and authorized denomination upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for transfer and, where applicable, exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer.

      If the applicable prospectus supplement refers to us designating a transfer agent (in addition to the applicable trustee) for any series of debt securities, we may at any time remove the transfer agent or approve a change in the location at which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for any series of debt securities. We may at any time designate additional transfer agents with respect to any series of debt securities.

      Neither we nor any trustee will be required to do any of the following:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before there is a selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being only partially redeemed;

•	exchange any debt security in bearer form that is selected for redemption, except a debt security in bearer form may be exchanged for a debt security in registered form of that series and like denomination, provided that the debt security in registered form shall be simultaneously surrendered for redemption or exchange; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security that is not to be repaid.

      We expect to issue debt securities in denominations of $1,000, € 1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Global Debt Securities

      We expect the following provisions to apply to all debt securities, unless we indicate otherwise in the applicable prospectus supplement or with a nominee for a depositary identified in the applicable prospectus supplement relating to the series and registered in the name of the depositary or its nominee.

      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary. In this case, one or more registered global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding registered debt securities of the series to be represented by the registered global securities. Unless and until it is wholly exchanged for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee, or by the depositary or its nominee to a successor of the depositary or the successor depositary’s nominee. Each global security will be deposited with the depositary and will bear a legend regarding any related restrictions or other matters as may be provided for pursuant to the applicable indenture.

      No global security may be transferred to, or registered or exchanged for debt securities registered in the name of, any person or entity other than the depositary, unless:

•	the depositary has notified us that it is unwilling or unable or is no longer qualified to continue as depositary;

•	we order the trustee that such global security shall be so transferable, registerable and exchangeable, and such transfers shall be registerable; or

•	other circumstances, if any, as may be described in the applicable prospectus supplement.

      All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct. It is expected that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security. The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.

      Debt securities which are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of such depositary or its nominee. Upon the issuance of such global security, and the deposit of such global security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions that have accounts with such depositary or its nominee (“participants”). The accounts to be credited will be designated by the underwriters or agents of such debt securities or by us, if such debt securities are offered and sold directly by us.

      Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such global security or by participants or persons that hold through participants.

      Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. Persons who are not participants or indirect participants may beneficially own registered global securities held by the depositary only through participants or indirect participants.

      Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders thereof under the applicable indenture.

      The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such global securities.

      So long as the depositary, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on debt securities will be made to the depositary or its nominee as the registered owner or bearer as the case may be of the global security representing such debt securities. Each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. If we request any action of holders or if an owner of a beneficial interest in such global security desires to give any notice or take any action a holder is entitled to give or take under the indenture, the depositary will authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      The rights of any holder of a debt security to receive payment of principal and premium, if any, of and interest on such debt security, on or after the respective due dates expressed or provided for in such debt security shall not be impaired or affected without the consent of the holders. The rights of any holder of a debt security to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holders.

      None of us, the trustee, any payment agent or the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or receiving any records relating to such beneficial ownership interests.

      We expect that the depositary or its nominee, upon receipt of any payment of principal, premium, interest or additional amounts, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

      If the depositary for a global security representing debt securities of a particular series is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary within 90 days, we will issue debt securities of such series in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a particular series represented by one or more global securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the global securities representing debt securities of such series.

The Depository Trust Company

      The following is based on information furnished to us by DTC:

      DTC will act as securities depository for the securities. The securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered global security will be issued for each issue of the securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

      DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over two million issues of United States and non-United States equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that its participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants. This eliminates the need for physical movement of securities certificates. Direct participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both United States and non-United States securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

      Purchases of the securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The beneficial interest of each actual purchaser of each security is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners, however, are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in the securities, except in the event that use of the book-entry system for the securities is discontinued.

      To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the regular record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the regular record date (identified in a listing attached to the omnibus proxy).

      We will pay principal and any premium or interest payments on the securities in immediately available funds directly to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

      We will send any redemption notices to DTC. If less than all of the securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

      DTC may discontinue providing its services as depository for the securities at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated securities.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Clearstream and Euroclear

      Debt securities in bearer form of a series also may be issued in the form of one or more global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme Luxembourg (formerly known as Cedelbank), or with a nominee for such depositary identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer form global security, with respect to any portion of a series of debt securities to be represented by a bearer form global security will be described in the applicable prospectus supplement.

      Each series of debt securities represented by a global security sold or traded outside the United States may be held through Clearstream or Euroclear, which provide clearing, settlement, depository, and related services for internationally traded securities. Both Clearstream and Euroclear provide a clearing and settlement organization for cross-border bonds, equities, and investment funds. Clearstream is incorporated under the laws of Luxembourg. Euroclear is incorporated under the laws of Belgium.

Considerations Relating to Euroclear and Clearstream

      Euroclear and Clearstream are securities clearance systems in Europe that clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment. Euroclear and Clearstream may be depositories for a global security. In addition, if DTC is the depository for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC. As long as any global security is held by Euroclear or Clearstream as depository, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream, Luxembourg. If Euroclear or Clearstream is the depository for a global security and there is no depository in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States. Payments, deliveries, transfers, exchanges, notices, and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream on one hand, and participants in DTC, on the other hand, when DTC is the depository, also would be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

      Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, United States investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the United States and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Covenants

      The applicable prospectus supplement will describe any material covenants with respect to a series of debt securities. Other than the covenants included in the indenture as described above or as described in the applicable prospectus supplement, there are no covenants or other provisions in the indenture providing holders of debt securities additional protection including with respect to limitations on indebtedness, certain payments, dividends, transactions with affiliates and restricted subsidiaries and liens.

Events of Default

      The following events will be defined as “Events of Default” in the indentures, and will be applied to each series of debt securities we may issue under those indentures, unless we specify otherwise in the applicable prospectus supplement:

(a) default in the payment of principal of or premium, if any, on any debt security when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any debt security when the same becomes due and payable, and such default continues for a period of 30 days;

(c) default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of AGCO or the failure to make or consummate any required offer to purchase;

(d) default in the performance of or breach of any other covenant or agreement of AGCO in the applicable indenture or under the debt securities (other than a default specified in clause (a), (b) or (c) above) that continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities;

(e) the occurrence with respect to any issue or issues of indebtedness of AGCO or any significant subsidiary having an outstanding principal amount of the amount specified in the supplement for all such issues of all such persons, whether such indebtedness now exists or shall hereafter be created, of:

(1) an event of default that has caused the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; or

(2) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(f) any final judgment or order (not covered by insurance) for the payment of money in excess of the amount specified in the supplement for all such final judgments or orders against all such persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against AGCO or any significant subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such persons to exceed a specified amount during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) the occurrence of certain events of bankruptcy, insolvency or reorganization of AGCO or one of its significant subsidiaries; and

(h) the occurrence of any other event of default specified in the applicable prospectus supplement.

Acceleration, Waiver and Other Remedies

      If an event of default (other than an event of default specified in clause (g) under the heading “Events of Default”) occurs and is continuing under our indenture,

(i) the trustee or the holders of at least 25% in aggregate principal amount of the debt securities, then outstanding, by written notice to AGCO (and to the trustee if such notice is given by the holders), may, and

(ii) the trustee, at the request of such holders, shall,

declare the principal of, premium, if any, accrued interest and additional amounts on the debt securities to be immediately due and payable.

      Upon a declaration of acceleration, the principal of, premium, if any, accrued interest and additional amounts shall be immediately due and payable. In the event of a declaration of acceleration because an event of default set forth in clause (e) under the heading “Events of Default” above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such event of default pursuant to clause (e) above shall be remedied or cured by AGCO or the relevant significant subsidiary or waived by the holders of the relevant indebtedness within 60 days after the declaration of acceleration with respect thereto. If an event of default in clause (g) above occurs with respect to AGCO, the principal of, premium, if any, accrued interest and additional amounts with respect to the debt securities then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

      The holders of at least a majority in principal amount of the outstanding debt securities by written notice to AGCO and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(a) all existing events of default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities that have become due solely by such declaration of acceleration, have been cured or waived; and

(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “Modification” below.

      The holders of at least a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders. A holder may not pursue any remedy with respect to the indenture or the debt securities unless:

(1) the holder gives the trustee written notice of a continuing event of default;

(2) the holders of at least 25% in aggregate principal amount of outstanding debt securities make a written request to the trustee to pursue the remedy;

(3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding debt securities do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right to bring suit for the enforcement of any payment of the principal, premium, if any interest or additional amounts at their respective due dates.

      Each indenture will require certain officers of AGCO to certify 90 days after the end of each fiscal year, that a review has been conducted of the activities of AGCO and its restricted subsidiaries and AGCO’s and its restricted subsidiaries’ performance under the indenture and that AGCO has fulfilled all obligations thereunder. Alternatively, if there has been a default in the fulfillment of any such obligation, the certification must specify each default and the nature and status thereof. AGCO also will be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Consolidation, Merger and Sale of Assets

      AGCO will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to any person or permit any person to merge with or into AGCO unless:

(1) (A) AGCO is the continuing person, or (B) the person formed by such consolidation or into which AGCO is merged or that acquired or leased such property and assets of AGCO is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes, by a supplemental indenture executed and delivered to the trustee, all of the obligations of AGCO on all of the debt securities and under the indenture;

(2) immediately after giving effect to such transaction, no default or event of default has occurred or is continuing;

(3) immediately after giving effect to such transaction on a pro forma basis AGCO, or any person becoming the successor obligor of the debt securities, as the case may be, could incur indebtedness under any covenant contained in the indenture restricting the ability of AGCO to incur indebtedness based on a minimum fixed charges coverage ratio; provided that this clause (3) may not apply to a consolidation or merger with or into a wholly owned restricted subsidiary with a positive net worth; provided further that, in connection with any such merger or consolidation, no consideration (other than common stock in the surviving person or AGCO) may be issued or distributed to the stockholders of AGCO; and

(4) AGCO delivers to the trustee an officers’ certificate (attaching the arithmetic computations to demonstrate compliance with clause (3)) and an opinion of counsel, in each case stating that the consolidation, merger or transfer and the supplemental indenture comply with this provision and that AGCO has complied with all conditions precedent relating to the transaction.

      Clause (3) above does not apply if the board of directors determines in good faith that the principal purpose of such transaction is to change the state of incorporation of AGCO as long as one of the purposes of changing the state of incorporation is not the evasion of the foregoing limitations.

Defeasance

      Defeasance and Discharge. Each indenture will provide that AGCO will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities on the 123rd day after the deposit referred to below. Upon such discharge, the provisions of the indenture will no longer be in effect with respect to the debt securities (except for, among other matters, certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(1) AGCO has deposited with the trustee, in trust, money or U.S. government obligations that through the payment of interest and principal in respect thereof will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the debt securities on the stated maturity of such payments in accordance with the terms of the indenture and the debt securities;

(2) AGCO has delivered to the trustee:

(A) either

(1) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of AGCO’s exercise of its option under this “defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. The opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the closing date such that a ruling is no longer required; or

(2) a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel; and

(B) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(3) immediately after giving effect to such deposit on a pro forma basis, no event of default, or event that after the giving of notice or lapse of time or both would become an event of default, has occurred or is continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit. Such deposit may not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which AGCO or any of its subsidiaries is a party or by which AGCO or any of its subsidiaries is bound; and

(4) if at the time the debt securities are listed on a national securities exchange, AGCO has delivered to the trustee an opinion of counsel to the effect that the debt securities will not be delisted as a result of the deposit, defeasance and discharge.

      Defeasance of Certain Covenants and Certain Events of Default. Each indenture will further provide that the provisions of the indenture will no longer be in effect with respect to clause (3) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” and clause (c) under “Events of Default” with respect to such clause (3) under “Consolidation, Merger and Sale of Assets,” clause (d) with respect to such covenants and clauses (e) and (f) under “Events of Default” shall be deemed not to be events of default, upon, among other things:

(1) the deposit with the trustee, in trust, of money or U.S. government obligations that through the payment of interest and principal in respect thereof will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the debt securities on the stated maturity of such payments in accordance with the terms of the indenture and the debt securities;

(2) the satisfaction of the provisions described in clauses (2)(B), (3), and (4) of the preceding paragraph; and

(3) the delivery by AGCO to the trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and events of default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default.

      In the event:

(1) AGCO exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the debt securities as described in the immediately preceding paragraph; and

(2) the debt securities are declared due and payable because of the occurrence of an event of default that remains applicable;

the amount of money or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such event of default. However, AGCO will remain liable for such payments.

Modification

      Modifications and amendments of an indenture may be made by AGCO and the trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities. However, modifications or amendments regarding the following matters require the consent of each affected holder:

(1) to change the stated maturity of the principal of, or any installment of interest on, any debt security;

(2) to reduce the principal amount of, or premium, if any, or interest on, any debt security;

(3) to change the place or currency of payment of principal of, or premium, if any, or interest on, any debt security;

(4) to impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of a redemption, on or after the redemption date) of any debt security;

(5) to reduce the percentage of outstanding debt securities of any series the consent of whose holders is necessary to modify or amend the indenture;

(6) to modify the subordination provisions contained in any indenture in a manner adverse to the holders;

(7) to waive a default in the payment of principal of, premium, if any, or interest on the debt securities; or

(8) to reduce the percentage or aggregate principal amount of outstanding debt securities the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

      We and the relevant trustee may modify or amend an indenture, without the consent of any holder of debt securities, for any of the following purposes:

(1) to evidence the succession of another person to us as obligor under the indenture;

(2) to add to the covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

(3) to add events of default for the benefit of the holders of all or any series of debt securities;

(4) to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

(5) to add, change or eliminate any provisions of an indenture, provided that any such addition, change or elimination shall

(a) become effective only when there are no outstanding debt securities of any series created prior to the change or elimination which are entitled to the benefit of the applicable provision, or

(b) not apply to any outstanding debt securities created prior to the change or elimination;

(6) to secure the debt securities;

(7) to establish the form or terms of debt securities of any series;

(8) to provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

(9) to cure any ambiguity, defect or inconsistency in an indenture;

(10) to close an indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, an indenture under the Trust Indenture Act;

(11) to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the debt securities; or

(12) to make any provisions with respect to the exchange rights of the holders of any debt securities, including providing for the exchange of any debt securities into any of our securities or property;

provided that, in each case above, the action does not adversely affect the interests of the holders of the debt securities of any series issued under the indenture in any material respect.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

      Each indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the debt securities or for any related claim and no recourse under or upon any obligation, covenant or agreement of AGCO in the indenture, or in any of the debt securities or because of the creation of any indebtedness represented thereby may be had against any incorporator, stockholder, officer, director, employee or controlling person of AGCO or of any successor person thereof. Each holder, by accepting the debt securities, waives and releases all such liability.

Concerning the Trustee

      The indentures provide that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an event of default has occurred and is continuing, the trustee will use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

      SunTrust Bank is one of a number of banks with which we maintain banking relationships in the ordinary course of business. Our banking relationship with SunTrust Bank includes, or may include, providing custodial services in connection with bond and stock portfolios, acting as our common stock registrar and transfer agent, serving as trustee under the indentures involving existing or future debt securities, and providing us with general banking services.

      Each indenture and provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of AGCO, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; that if it acquires any conflicting interest, it must eliminate such conflict or resign.

PLAN OF DISTRIBUTION

      The following summary of our plan for distributing the securities offered under this prospectus will be supplemented by a description of our specific plan for each offering in the applicable prospectus supplement.

      We may sell the securities being offered hereby in any one or more of the following ways:

•	directly to investors;

•	to investors through agents;

•	to broker-dealers as principals;

•	through underwriting syndicates led by one or more managing underwriters as we may select from time to time;

•	through one or more underwriters acting alone; or

•	through or in connection with the settlement of hedging transactions.

      Distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      The applicable prospectus supplement will set forth the terms of the offering of the securities, including the following:

•	the name or names of any underwriters or agents;

•	the purchase price and the proceeds we will receive from such sale;

•	any underwriting discounts, any commissions and any other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities of such series may be listed.

      If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices, determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

      We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

      Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make relating to such liabilities.

      Some or all of the offered securities, other than our common stock, will be a new issue or issues of securities with no established trading market. Any common stock offered by this prospectus will be listed on the New York Stock Exchange (or the then other principal trading market). Unless otherwise indicated in a prospectus supplement, we do not currently intend to list any offered debt securities on any securities exchange. No assurance can be given that the underwriters, dealers or agents, if any, involved in the sale of the offered securities will make a market in such offered securities. Whether or not any of the offered securities are listed on a national securities exchange or the underwriters, dealers or agents, if any, involved in the sale of the offered securities make a market in such offered securities, no assurance can be given as to the liquidity of the trading market for such offered securities.

      To facilitate an offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In addition, to cover such over-allotments or short positions, the persons may purchase in the open market or exercise the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities above independent market levels. The persons participating in any offering are not required to engage in these activities, and may end any of these activities at any time.

      Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and our subsidiaries and affiliates in the ordinary course of business for which they receive customary compensation.

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for AGCO by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters may be passed upon for any underwriters or agents by Alston & Bird LLP, Atlanta, Georgia, or other counsel identified in the applicable prospectus supplement.

EXPERTS

      The consolidated financial statements and schedule of AGCO and its subsidiaries as of December 31, 2002, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. Their audit report covering such consolidated financial statements refers to a change in the method of accounting for goodwill and other intangible assets. The audit report also refers to the audit of adjustments that were applied to the transitional disclosures required by Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, in the 2001 and 2000 consolidated financial statements and the audit of adjustments that were applied to the reclassification of losses on debt extinguishments from an extraordinary item to continuing operations as required by the adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, in the 2001 consolidated financial statements.

      The consolidated financial statements and schedule of AGCO and its subsidiaries as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto, incorporated by reference herein in reliance upon authority of said firm as experts in accounting and auditing in giving said reports. Their audit report covering the 2001 consolidated financial statements refers to a change in the method of accounting for derivative instruments and hedging activities.

      AGCO has not obtained a reissued report from Andersen and has been unable to obtain, after reasonable efforts, Andersen’s written consent to incorporate by reference Andersen’s reports on the financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits this prospectus to be filed without a written consent from Andersen. The absence of such written consent from Andersen may limit a securityholder’s ability to assert claims against Andersen under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated in the financial statements.

      The combined financial statements of the Valtra Group as of December 31, 2001, June 30, 2002 and December 31, 2002, and for the years ended December 31, 2000 and 2001 and the period from January 1, 2002 to June 30, 2002 (predecessor) and from July 1, 2002 to December 31, 2002 (successor), have been incorporated by reference herein in reliance upon the report of KPMG Wideri Oy Ab, independent public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.